UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
APRIA HEALTHCARE GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and 0-11.
☐	Fee paid previously with preliminary materials.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Apria Healthcare Group Inc. (the “Apria Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

44,723,784 shares of Apria Common Stock (including 890,735 restricted stock awards and units) and 783,460 shares of Apria Common Stock issuable pursuant to in-the-money options.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$21.00 per share (the price per share negotiated in the transaction).

(4)	Proposed maximum aggregate value of transaction:

$946,566,586.60 (equal to the sum of (A) 44,723,784 shares of Apria Common Stock (including 890,735 restricted stock awards and units) each multiplied by $21.00 and (B) the aggregate value of “in-the-money” options to purchase 783,460 shares of Apria Common Stock determined by taking the difference between $21.00 and the exercise price per share of each of the in-the-money options).

(5)	Total fee paid:

$37,200.07

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

26220 Enterprise Court
Lake Forest, California 92630-8405
[ • ], 2008

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Apria Healthcare Group Inc., a Delaware corporation (“Apria”), to be held on [ • ], 2008, at [ • ] local time at [ • ].

At the special meeting, you will be asked to approve and adopt an Agreement and Plan of Merger dated as of June 18, 2008 (the “merger agreement”) by and among Apria, Sky Acquisition LLC, a Delaware limited liability company (“Buyer”) and Sky Merger Sub Corporation, a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Apria, and Apria will continue as the surviving corporation and become a wholly-owned subsidiary of Buyer. Buyer was formed and is wholly-owned by Blackstone Capital Partners V L.P., a Delaware limited partnership and an affiliate of The Blackstone Group. Upon completion of the merger, you will be entitled to receive $21.00 in cash, without interest and less applicable withholding taxes, for each share of Apria common stock that you own.

Following the completion of the merger, Buyer will own all of Apria’s issued and outstanding capital stock and Apria will continue its operations as a wholly-owned subsidiary of Buyer. As a result, Apria will no longer have its stock listed on the New York Stock Exchange and will no longer be required to file periodic and other reports with the Securities and Exchange Commission. After the merger, you will no longer have an equity interest in Apria and will not participate in any potential future earnings of Apria.

Apria’s Board of Directors has approved and authorized the merger agreement, and recommends that you vote “FOR” adoption of the merger agreement and the merger. In arriving at its recommendation, Apria’s Board of Directors carefully considered a number of factors described in the accompanying proxy statement.

If your shares are held in “street name” by your broker, bank or other nominee, your broker, bank or other nominee will be unable to vote your shares without receiving instructions from you. You should instruct your broker, bank or other nominee to vote your shares, and you should do so following the procedures provided by your broker, bank or other nominee. Failure to instruct your broker, bank or other nominee to vote your shares will have the same effect as voting against approval and adoption of the merger agreement.

If you do not hold your shares in “street name” and you complete, sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of approval and adoption of the merger agreement. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against approval and adoption of the merger agreement. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

Your proxy may be revoked at any time before it is voted by submitting a later-dated proxy to Apria in writing or by telephone or over the Internet, by submitting a written revocation to the Corporate Secretary of Apria prior to the vote at the special meeting, or by attending and voting in person at the special meeting. For shares held in “street name,” you may revoke or change your vote by submitting instructions to your bank, broker or other nominee.

Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of Apria common stock approve and adopt the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by telephone or over the Internet following the instructions on the proxy card.

Your prompt submission of a proxy card will be greatly appreciated.

Sincerely,

Lawrence M. Higby
Chief Executive Officer

The accompanying proxy statement is dated [ • ], 2008 and is first being mailed to Apria’s stockholders on or about [ • ], 2008.

APRIA HEALTHCARE GROUP INC.
26220 Enterprise Court
Lake Forest, California 92630-8405

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ • ], 2008

To the Stockholders of Apria Healthcare Group Inc.:

Notice is hereby given that a special meeting of stockholders of Apria Healthcare Group Inc., a Delaware corporation (“Apria”), will be held on [ • ], 2008 at [ • ] local time at [ • ] located at [ • ], for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 18, 2008 (the “merger agreement”) by and among Apria, Sky Acquisition LLC, a Delaware limited liability company and Sky Merger Sub Corporation, a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Apria, and Apria will continue as the surviving corporation and become a wholly-owned subsidiary of Buyer. As part of the merger, each issued and outstanding share of Apria common stock will be converted into the right to receive $21.00 in cash, without interest and less applicable withholding taxes.

2. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

3. To consider and vote upon any other matters that properly come before the special meeting.

Only holders of record of Apria common stock at the close of business on [ • ], 2008, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

The merger agreement and the merger are described in the accompanying proxy statement, which Apria urges you to read carefully. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of Apria common stock approve the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by telephone or over the Internet following the instructions on the proxy card.

Under Delaware law, Apria’s stockholders may exercise appraisal rights in connection with the merger. Stockholders who do not vote in favor of the merger proposal and comply with all of the other necessary procedural requirements will have the right to dissent from the merger and to seek appraisal of the fair value of their Apria shares, exclusive of any element of value arising from the expectation or accomplishment of the merger. For a description of appraisal rights and the procedures to be followed to assert them, stockholders should review the provisions of Section 262 of the Delaware General Corporation Law, a copy of which is included as Appendix B to the accompanying proxy statement.

By Order of Apria’s Board of Directors,

Robert S. Holcombe
Executive Vice President, General Counsel
and Secretary

[ • ], 2008

Please do not send your Apria common stock certificates to Apria at this time. If the merger is completed, you will be sent instructions regarding the surrender of your certificates.

Proxy Statement

Agreement and Plan of Merger	Appendix A
Delaware General Corporation Law Section 262	Appendix B
Opinion of Goldman, Sachs & Co.	Appendix C

Summary

This following summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the appendices. In addition, Apria Healthcare Group Inc. (“Apria” or the “Company”) incorporates by reference important business and financial information about the Company in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where Stockholders Can Find More Information.” In this proxy statement, Apria refers to Sky Acquisition LLC as “Buyer,” Sky Merger Sub Corporation as “Merger Sub” and Blackstone Capital Partners V L.P. as “Parent.” The Blackstone Group is referred to herein as “Blackstone.”

•	Purpose of Stockholders’ Vote. You are being asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 18, 2008 by and among Apria, Buyer and Merger Sub, which is referred to in this proxy statement as the “merger agreement.” Pursuant to the merger agreement, Merger Sub will be merged with and into Apria, and Apria will continue as the surviving corporation and become a wholly-owned subsidiary of Buyer. See “The Special Meeting” beginning on page [ • ].

•	Parties Involved in the Proposed Transaction. Apria is a Delaware corporation. Buyer is a Delaware limited liability company, and a wholly-owned subsidiary of Parent, which is a limited partnership organized under the laws of Delaware. Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Buyer. See “The Companies” beginning on page [ • ].

•	Special Meeting. The stockholders’ vote will take place at a special meeting to be held on [ • ], 2008 at [ • ], located at [ • ] at [ • ] a.m. local time. See “The Special Meeting” beginning on page [ • ].

•	Required Vote of the Company’s Stockholders. Under Delaware law, the affirmative vote of the holders of a majority of the shares of Apria common stock outstanding and entitled to vote at the special meeting is necessary to approve and adopt the merger agreement. Abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement. The approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger proposal requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting. See “The Special Meeting — Record Date and Voting Information” beginning on page [ • ].

•	Other Conditions. The completion of the merger is also subject to the satisfaction of conditions customary for a transaction of this type and the absence of legal prohibitions to the merger and the accuracy of the representations and warranties of the Company, including with respect to the absence of a material adverse effect on the Company. On July 8, 2008, the FTC granted early termination of the Hart Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) waiting period for the merger. See “The Merger (Proposal 1) — Regulatory Approvals” beginning on page [ • ], “The Merger Agreement — Representations and Warranties” beginning on page [ • ] and “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page [ • ].

•	Effect of the Merger on the Company’s Outstanding Common Stock. Upon completion of the merger, each issued and outstanding share of Apria common stock will be converted into the right to receive $21.00 in cash, without interest and less applicable withholding taxes. See “The Merger (Proposal 1) — Certain Effects of the Merger” beginning on page [ • ].

•	Record Date. You are entitled to vote at the special meeting if you owned shares of Apria common stock at the close of business on [ • ], 2008, which is the record date for the special meeting. On the record date, [ • ] shares of Apria common stock were outstanding and entitled to vote at the special meeting. See “The Special Meeting — Record Date and Voting Information” beginning on page [ • ].

•	Voting Information. You will have one vote for each share of Apria common stock that you owned at the close of business on the record date. If your shares are held in “street name” by a broker, you will need to provide your broker with instructions on how to vote your shares. Before voting your shares of Apria common stock, you should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope or submit your proxy by telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, please refer to “The Special Meeting — Record Date and Voting Information” beginning on page [ • ].

•	Board Recommendation. The Company’s Board of Directors (other than Lawrence M. Higby and Dr. Norman C. Payson, who recused themselves from the vote at the request of the Board because of Mr. Higby’s potential role as an employee of the surviving corporation after the merger, and Dr. Payson’s relationship with a potential bidder other than Blackstone), has approved and authorized the merger agreement by unanimous vote, and recommends that you vote “FOR” adoption of the merger agreement and the merger. See “The Merger (Proposal 1) — Recommendation of the Company’s Board of Directors” beginning on page [ • ].

•	Opinion of Apria’s Financial Advisor. Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the Company’s Board of Directors that, as of June 18, 2008, and based upon and subject to the factors and assumptions set forth therein, the $21.00 per share in cash to be received by the holders of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated June 18, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Goldman Sachs provided its opinion for the information and assistance of the Company’s Board of Directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company’s common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of 0.73% of the aggregate merger consideration (which would be approximately $11.8 million), $1.5 million of which is payable upon execution of the merger agreement and the remainder of which is payable upon consummation of the merger, plus reasonable expenses.

•	Parent Guarantee. In connection with the merger agreement, Parent entered into a Limited Guarantee, referred to herein as the “guarantee,” dated as of June 18, 2008, pursuant to which Parent irrevocably and unconditionally agreed to guarantee the obligation of Buyer to pay the reverse termination fee in circumstances under which the reverse termination fee is payable under the merger agreement. See “The Merger (Proposal 1) — Guarantee” beginning on page [ • ].

•	Interests of the Company’s Directors and Executive Officers in the Merger. No stockholder is entitled to receive any special merger consideration. However, you should be aware that some of the Company’s executive officers and directors have relationships with Apria that may be different from your interests as a stockholder and that may present actual or potential conflicts of interest. These interests are discussed in detail in the section entitled “The Merger (Proposal 1) — Interests of Apria Directors and Executive Officers in the Merger” beginning on page [ • ].

•	Merger Financing. The total amount of funds required to complete the merger and the other transactions contemplated by the merger agreement is anticipated to be approximately $1.6 billion. Buyer intends to finance the merger and the other transactions contemplated by the merger agreement through a combination of committed debt and equity financing. See “The Merger (Proposal 1) — Merger Financing” beginning on page [ • ].

•	Solicitation Period and Limitations on Solicitations of Other Offers. Pursuant to a “go-shop” provision in the merger agreement, the Company was permitted to actively solicit alternative acquisition proposals until 11:59 p.m. on July 23, 2008. During this period the Company, through its financial advisor, actively solicited such proposals. After the solicitation period described above, the Company is not permitted to solicit alternative acquisition proposals and may only respond to certain unsolicited proposals prior to the time the Company’s stockholders adopt the merger agreement. If the Company’s Board of Directors determines that an acquisition proposal is a superior proposal, the Company may terminate the merger agreement so long as the Company pays a break-up fee. See “The Merger Agreement — Covenants of Apria — Solicitation of Other Offers” beginning on page [ • ] and “The Merger Agreement — Effect of Termination; Fees and Expenses” beginning on page [ • ].

•	Material U.S. Federal Income Tax Consequences of the Merger. The merger will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined herein) will recognize gain or loss equal to the difference between the consideration received in the merger and the U.S. holder’s adjusted tax basis in the shares of Apria common stock surrendered. See “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences” beginning on page [ • ] for a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders.

•	Treatment of Outstanding Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Restricted Stock Purchase Rights. At the effective time of the merger, except as otherwise agreed by Buyer and the holder, options, stock appreciation rights, restricted stock, restricted stock units and restricted stock purchase rights awarded under Apria’s equity compensation plans that are outstanding (whether vested or unvested) shall be canceled, and the holders of such awards shall receive at the effective time of the merger or as soon as practicable thereafter, in consideration for such cancellation, an amount in cash equal to the product of the number of shares previously subject to such award and the excess, if any, of $21.00 over the exercise price, purchase price or base amount per share previously subject to such award, without interest and less any required withholding taxes.

•	Appraisal Rights. Stockholders who oppose the merger may exercise appraisal rights, but only if they do not vote in favor of the merger proposal and otherwise comply with the procedures of Section 262 of the Delaware General Corporation Law, which is Delaware’s appraisal rights statute. A copy of Section 262 is included as Appendix B to this proxy statement. See “The Merger (Proposal 1) — Appraisal Rights” beginning on page [ • ] and Appendix B.

•	Anticipated Closing of the Merger. The merger will be completed after all of the conditions to the merger are satisfied or waived, including the approval of the merger agreement by the Company’s stockholders, the absence of legal prohibitions to the merger and the accuracy of the representations and warranties of the parties, including with respect to the absence of a material adverse effect on the Company. In addition, Buyer and Merger Sub are not obligated to complete the merger until expiration of a twenty consecutive business day “marketing period” that they may use to complete their financing for the merger. The marketing period will begin to run after the conditions to the merger are satisfied or waived. The Company currently expects the merger to be completed in the second half of 2008, although the Company cannot assure completion by any particular date, if at all. The Company will issue a press release and letters of transmittal for your use once the merger has been completed. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page [ • ].

•	Termination. The merger agreement may be terminated before the completion of the merger in certain circumstances. See “The Merger Agreement — Termination” beginning on page [ • ].

•	Break-Up Fees and Expense Reimbursement. The merger agreement contains termination rights for both Apria and Buyer. The merger agreement further provides that in specified circumstances, upon termination, Apria may be required to pay Buyer a break-up fee of $28,400,000, which represents approximately 3% of the equity value of the transaction. In certain other specified circumstances, upon termination, Apria may be required to pay Buyer a lower break-up fee of $18,900,000, which represents approximately 2% of the equity value of the transaction. In addition, Apria is required to pay Buyer and Merger Sub all reasonable out-of-pocket expenses up to $15,000,000, in the event the merger agreement fails to receive stockholder approval before January 1, 2009, and an additional amount up to $20,000,000 (in connection with unwinding any escrow funded in connection with the debt financing for the merger), in the event the merger agreement fails to receive stockholder approval between January 1, 2009 and February 15, 2009. The merger agreement also provides that, in certain other circumstances, upon termination, Parent may be required to pay Apria a reverse break-up fee of

$37,900,000, which represents approximately 4% of the equity value of the transaction. Upon the occurrence of certain other termination events, no payments are required to be made by either party. In addition, Apria cannot seek specific performance to require Buyer and Merger Sub to complete the merger. The Company’s exclusive remedy for the failure of Buyer or Merger Sub to complete the merger is the right to seek $37,900,000. See “The Merger Agreement — Effect of Termination; Fees and Expenses” beginning on page [ • ].

•	Additional Information. You can find more information about the Company in the periodic reports and other information the Company files with the Securities and Exchange Commission (the “SEC”). This information is available at the SEC’s public reference facilities, at the website maintained by the SEC at www.sec.gov and on the Company’s website at www.apria.com. For a more detailed description of the additional information available, see the section entitled “Where Stockholders Can Find More Information” beginning on page [ • ].

Questions and Answers About the Merger and the Special Meeting

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the merger. You should still carefully read this entire proxy statement, including the attached appendices.

Q:	Why am I receiving these materials?

A:	The Company’s Board of Directors is providing these proxy materials to give you information to determine how to vote in connection with the special meeting of the Company’s stockholders.

Q:	When and where is the special meeting?

A:	The special meeting will be held at [ • ] local time on [ • ], 2008, at [ • ], located at [ • ].

Q:	What am I being asked to vote upon?

A:	You are being asked to consider and vote upon a proposal to approve and adopt the merger agreement, pursuant to which Merger Sub will merge with and into Apria, and Apria will continue as the surviving corporation and become a wholly-owned subsidiary of Buyer. The Buyer is an entity controlled by an affiliate of The Blackstone Group (“Blackstone”). You are also being asked to consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	Why is the merger being proposed?

A:	The Company’s purpose in proposing the merger is to enable stockholders to receive, upon completion of the merger, $21.00 in cash, without interest and less applicable withholding taxes, per share. After careful consideration, the Company’s Board of Directors has determined that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of the Company and its stockholders. For a more detailed discussion of the conclusions, determinations and reasons of the Company’s Board of Directors for recommending that the Company undertake the merger on the terms of the merger agreement, see “The Merger (Proposal 1) — Recommendation of the Company’s Board of Directors,” beginning on page [ • ].

Q:	What will happen in the merger?

A:	In the merger, Merger Sub will be merged with and into Apria, and Apria will continue as the surviving corporation and become a wholly-owned subsidiary of Buyer.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $21.00 in cash, without interest and less any applicable withholding taxes, for each share of Apria common stock that you own at the effective time of the merger.

Q:	What is the recommendation of the Company’s Board of Directors?

A:	Based on the factors described in the section entitled “The Merger (Proposal 1) — Recommendation of the Company’s Board of Directors,” the Company’s Board of Directors (other than Mr. Higby and Dr. Payson, who recused themselves from the vote at the request of the Board because of Mr. Higby’s potential role as an employee of the surviving corporation after the merger, and Dr. Payson’s relationship with a potential bidder other than Blackstone), has approved and authorized the merger agreement by unanimous vote, and recommends that you vote “FOR” the merger agreement and the merger. In the opinion of the Company’s Board of Directors the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of the Company and its stockholders. See the section entitled “The Merger (Proposal 1) — Recommendation of the Company’s Board of Directors” beginning on page [ • ].

Q:	Who will own Apria after the merger?

A:	After the merger, Apria will be a wholly-owned subsidiary of Buyer, an entity owned by Parent.

Q:	What are the consequences of the merger to present members of management and the Company’s Board of Directors?

A:	Like all of the Company’s other stockholders, members of management and the Company’s Board of Directors will be entitled to receive $21.00 in cash, without interest and less any applicable withholding taxes, per share for each share of Apria common stock owned by them. Except as otherwise agreed by Buyer and the holder, all options, stock appreciation rights, restricted stock, restricted stock units and restricted stock purchase rights (whether or not vested) to acquire Apria common stock held by members of management, all other employees and the Company’s Board of Directors will be cancelled at the effective time of the merger and holders of these awards will be entitled to receive a cash payment equal to the amount by which $21.00 exceeds the exercise price, purchase price or base amount per share previously subject to such award, multiplied by the number of shares of Apria common stock underlying the awards. For more information, see the section entitled “The Merger (Proposal 1) — Interests of Apria Directors and Executive Officers in the Merger” beginning on page [ • ].

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must either be satisfied or waived. These conditions are described in this proxy statement in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page [ • ]. These conditions include, among others, approval of the merger by Apria’s stockholders, the absence of legal prohibitions to the merger and the accuracy of the representations and warranties of the parties, including with respect to the absence of a material adverse effect on the Company. If these conditions are not satisfied or waived, the merger will not be completed.

Q:	Who can vote on the merger agreement?

A:	Holders of Apria common stock at the close of business on [ • ], 2008, the record date for the special meeting, may vote in person or by proxy on the merger agreement at the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	The merger agreement must be approved and adopted by the affirmative vote of a majority of the shares of Apria common stock outstanding on the record date.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of Apria common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of Apria common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	How many votes do I have?

A:	You have one vote for each share of Apria common stock that you own as of the record date.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Because under Delaware law adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of Apria common stock, the failure to vote, broker non-votes and abstentions will have the same effect as voting “Against” the merger proposal or the adjournment of the special meeting, if applicable. See “Adjournment of the Special Meeting (Proposal 2),” beginning on page [ • ].

Q:	When does a “broker non-vote” occur?

A:	A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner.

Q:	How do I vote my Apria common stock?

A:	Before you vote, you should read this proxy statement in its entirety, including the appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope or submit your proxy by telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, see the section entitled “The Special Meeting — Record Date and Voting Information” beginning on page [ • ].

Q:	What happens if I do not vote?

A:	The vote to adopt the merger agreement is based on the total number of shares of Apria common stock outstanding on the record date, and not just the shares that are voted. If you do not vote, it will have the exact same effect as a vote “Against” the merger proposal. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the $21.00 in cash, without interest and less any applicable withholding taxes, per share merger consideration for each share of Apria common stock you own upon completion of the merger, unless you properly exercise your appraisal rights. See “The Special Meeting” and “The Merger (Proposal 1) — Appraisal Rights” beginning on pages [ • ] and [ • ], respectively, and Appendix B.

Q:	If the merger is completed, how will I receive cash for my shares?

A:	After the special meeting, if the merger agreement is adopted and the merger is consummated, you will be sent a letter of transmittal to complete and return to American Stock Transfer & Trust Company, referred to herein as the “paying agent.” In order to receive the $21.00 in cash, without interest and less any applicable withholding taxes, per share merger consideration as soon as reasonably practicable following the completion of the merger, you must send the paying agent, according to the instructions provided, your validly completed letter of transmittal together with your Apria stock certificates and other required documents as instructed in the separate mailing. Once you have properly submitted a completed letter of transmittal, you will receive cash for your shares. If your shares of Apria common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares and receive cash for those shares.

Q:	When should I send in my stock certificates?

A:	You should send your stock certificates together with the letter of transmittal sent to you following the consummation of the merger. You should not send your stock certificates now.

Q:	I do not know where my stock certificate is — how will I get my cash?

A:	The materials you are sent after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a bond to the Company in order to cover any potential loss.

Q:	What happens if I sell my shares of Apria common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of Apria common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or other nominee will vote your shares only if you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the directions provided to you by your broker, bank or other nominee.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an Individual Retirement Account must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Apria common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	What if I fail to instruct my broker?

A:	Without instructions, your broker will not vote any of your shares held in “street name.” Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be deemed votes cast and will have exactly the same effect as a vote “Against” the merger proposal.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working to complete the merger as quickly as possible. In order to complete the merger, we must obtain the stockholder approval described in this proxy statement and the other closing conditions under the merger agreement must be satisfied or waived. Neither Apria, Buyer nor Merger Sub is obligated to complete the merger until expiration of a twenty consecutive business day “marketing period” that they may use to complete their financing for the merger. The marketing period will commence after the Company has obtained the stockholder approval described in this proxy statement and the other conditions under the merger agreement have been satisfied or waived. The parties to the merger agreement currently expect to complete the merger in the second half of 2008, although the Company cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions and to the completion of the marketing period, the exact timing of the merger cannot be determined.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	The merger will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined herein) will recognize a taxable gain or loss in an amount equal to the difference between the consideration received in the merger and the U.S. holder’s adjusted tax basis in the shares of Apria common stock surrendered. See the section entitled “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences” beginning on page [ • ] for a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders.

The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What happens if I do not return a proxy card?

A:	Your failure to return your proxy card will have the same effect as voting against adoption of the merger agreement or the adjournment of the special meeting, if applicable.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from such record holder.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

• First, you can send a written notice to Apria’s Corporate Secretary stating that you would like to revoke your proxy;

• Second, you can complete and submit a new proxy in writing, by telephone or over the Internet; or

• Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change those instructions.

Q:	What rights do I have to seek a valuation of my shares?

A:	Under Delaware Law, stockholders who oppose the merger may exercise appraisal rights, but only if they do not vote in favor of the merger proposal and otherwise comply with the procedures of Section 262 of the Delaware General Corporation Law, which is Delaware’s appraisal statute. A copy of Section 262 is included as Appendix B to this proxy statement.

Q:	Who can help answer my questions?

A:	If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should call the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5833 (banks and brokers may call collect at (212) 750-5833).

Introduction

This proxy statement and the accompanying form of proxy are being furnished to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the special meeting to be held at [ • ], on [ • ], 2008 at [ • ] local time.

The Company is asking its stockholders to vote on the adoption of the merger agreement dated as of June 18, 2008 by and among Apria, Buyer and Merger Sub. Buyer is a limited liability company organized under the laws of Delaware and a wholly-owned subsidiary of Parent, a Delaware limited partnership. Parent has agreed to guarantee certain payment obligations of Buyer under the merger agreement. If the merger is completed, Apria will continue as the surviving corporation and become a wholly-owned subsidiary of Buyer, and the Company’s stockholders (other than those who perfect their appraisal rights under Delaware law) will have the right to receive $21.00 in cash, without interest and less any applicable withholding taxes, for each share of Apria common stock that they own.

The Companies

Apria Healthcare Group Inc.

Apria is a national provider of a broad range of quality home health care services through approximately 550 branch locations that serve patients in all 50 states. Apria has three major service lines: home respiratory therapy, home infusion therapy and home medical equipment. The Company serves patients of managed care organizations, Medicare, Medicaid and other payors. The following table provides examples of the services and products in each service line:

Service Line	Examples of Services and Products

Home respiratory therapy	Provision of oxygen systems, stationary and portable ventilators, obstructive sleep apnea equipment, nebulizers, respiratory medications and related clinical/administrative support services
Home infusion therapy	Intravenous or injectable administration of anti-infectives, pain management, chemotherapy, nutrients (also administered through a feeding tube), immune globulin, coagulant and blood clotting factors, antitrypsin deficiency medication, other medications and related clinical/administrative support services
Home medical equipment	Provision of patient safety items, ambulatory aids and in-home equipment, such as wheelchairs and hospital beds

Additional information about Apria’s business is set forth in Apria’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated in this proxy statement by reference. See “Where Stockholders Can Find More Information” on page [ • ].

Apria Healthcare Group Inc.
26220 Enterprise Court
Lake Forest, California 92630-8405
Telephone: (949) 639-2000

The Blackstone Group

The Blackstone Group, a global investment and advisory firm, was founded in 1985. Through its different investment businesses, as of March 31, 2008, Blackstone had total assets under management of approximately $113.5 billion. Blackstone’s alternative asset management businesses include the management of corporate private equity funds, real estate funds, hedge funds, funds of funds, debt funds, collateralized loan obligation vehicles (CLOs), and closed-end mutual funds. Blackstone also provides various financial advisory services, including mergers and acquisition advisory, restructuring and reorganization advisory, and fund placement services. In June 2007, Blackstone conducted an initial public offering of common units representing limited partner interests in The Blackstone Group L.P., which are listed on the New York Stock Exchange under the symbol “BX.”

Blackstone Capital Partners V L.P.
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Telephone: 212-583-5000

Sky Acquisition LLC

Sky Acquisition LLC, a Delaware limited liability company, was formed solely for the purpose of acquiring Apria. Buyer is wholly-owned by Parent and has not engaged in any business except in anticipation of the merger.

Sky Acquisition LLC
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Telephone: 212-583-5000

Sky Merger Sub Corporation

Sky Merger Sub Corporation, a Delaware corporation, was formed solely for the purpose of acquiring Apria. Merger Sub is wholly-owned by Buyer and has not engaged in any business except in anticipation of the merger.

Sky Merger Sub Corporation
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Telephone: 212-583-5000

Cautionary Statements Concerning Forward-Looking Information

This proxy statement includes and incorporates by reference forward-looking statements that are not historical facts. These forward-looking statements are based on Apria’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning Apria’s possible or assumed future results of operations and Apria’s plans, intentions and expectations to complete the merger and also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. They include statements relating to future revenues and expenses, the expected growth of the Company’s business and trends and opportunities in the home health care services industry.

The forward-looking statements are not guarantees of future performance or that the merger will be completed as planned, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict. These forward-looking statements include, among other things, whether and when the proposed merger will close and whether conditions to the proposed merger will be satisfied.

These forward-looking statements also involve known and unknown risks, uncertainties and other factors that include, among others, the failure of the merger to be completed, the time at which the merger is completed, approval and adoption of the merger and the merger agreement by the Company’s stockholders, failure of the Buyer to obtain financing for the merger, and failure by the Company or by the Buyer or Merger Sub to satisfy other conditions to the merger, and are also discussed in the documents that are incorporated by reference into this proxy statement, including Apria’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These factors may cause the Company’s actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Except to the extent required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained throughout this proxy statement.

All information contained in this proxy statement concerning Parent, Buyer and Merger Sub has been supplied by Buyer and Merger Sub and has not been independently verified by Apria.

The Special Meeting

General

The enclosed proxy is solicited on behalf of the Company’s Board of Directors for use at a special meeting of the Company’s stockholders to be held on [ • ], 2008, at [ • ] local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at [ • ] at [ • ].

At the special meeting, the Company’s stockholders are being asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 18, 2008 by and among Apria, Buyer and Merger Sub. The Company’s stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Apria does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Only holders of record of Apria common stock at the close of business on [ • ], 2008 are entitled to notice of and to vote at the special meeting. At the close of business on [ • ], 2008, [ • ] shares of Apria common stock were outstanding and entitled to vote. A list of the Company’s stockholders will be available for review at the Company’s executive offices during regular business hours after the date of this proxy statement and through the date of the special meeting. Each holder of record of Apria common stock on the record date will be entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Apria common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” adoption of the merger agreement and the merger, “FOR” the approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger agreement and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the special meeting or any postponement or adjournment of the special meeting. You may also vote in person by ballot at the special meeting.

The affirmative vote of holders of a majority of the outstanding shares of Apria common stock is required to approve and adopt the merger agreement. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of Apria common stock, failure to vote your shares of Apria common stock (including if you hold through a broker, bank or other nominee) will have exactly the same effect as a vote against the merger agreement.

The approval of the proposal to adjourn the special meeting if there are not sufficient votes to approve and adopt the merger agreement requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting. The persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.

Please do not send in stock certificates at this time. If the merger is completed, you will be sent a letter of transmittal regarding the procedures for exchanging existing Apria stock certificates for the $21.00 in cash, without interest and less any applicable withholding taxes, per share payment.

How You Can Vote

Each share of Apria common stock outstanding on [ • ], 2008, the record date for stockholders entitled to vote at the special meeting, is entitled to a vote at the special meeting. The affirmative vote of holders of a majority of the outstanding shares of Apria common stock is required to approve the merger agreement. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of Apria common stock, failure to vote your shares of Apria common stock (including if you hold through a broker, bank or other nominee) will have exactly the same effect as a vote against the merger agreement.

You may vote your shares in any of the following ways:

Voting by Mail.  If you choose to vote by mail, simply mark your proxy, date and sign it and return it in the postage-paid envelope provided.

Voting by Telephone.  You can vote your proxy by telephone by calling the toll-free number on the proxy card. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Voting by telephone is available 24 hours a day. If you vote by telephone, do not return your proxy card(s).

Voting by Internet.  You can also vote your proxy via the Internet. The website for Internet voting is www.[ • ], and voting is available 24 hours per day. If you vote via the Internet, you should not return your proxy card(s). Instructions on how to vote via the Internet are located on the proxy card enclosed with this proxy statement. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting form.

Voting in Person.  You can also vote by appearing and voting in person at the special meeting.

If you vote your shares of Apria common stock by submitting a proxy, your shares will be voted at the special meeting as you indicate on your proxy card, or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Apria common stock will be voted “FOR” the adoption of the merger agreement and the merger and the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. You should return a proxy by mail, by telephone, or via the Internet even if you plan to attend the special meeting in person.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. It may be revoked and/or changed at any time before it is voted at the special meeting by:

•	giving written notice of revocation to Apria’s Corporate Secretary;

•	submitting another proper proxy via the Internet, by telephone, or a later-dated written proxy; or

•	attending the special meeting and voting by paper ballot in person. Your attendance at the special meeting alone will not revoke your proxy.

If your Apria shares are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the special meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change those instructions.

Expenses of Proxy Solicitation

Apria will pay the costs of soliciting proxies for the special meeting. Officers, directors and employees of Apria may solicit proxies by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies. Apria will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from, those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. Innisfree M&A Incorporated has been retained by the Company to assist it in the solicitation of proxies, using the means referred to above, and will receive a fee of $25,000, plus $25,000 if the merger agreement is approved.

Adjournments

Although it is not expected, the special meeting may be adjourned for any reason by either the Chairman of the meeting or the holders of a majority in voting power of the stock represented at the meeting. When a meeting is adjourned to another time or place, notice need not be provided of the place, date and time if the time and place thereof is announced at the meeting. If, however, the date of the adjourned meeting is more than thirty days after the date for which the special meeting was originally called, or if a new record date is fixed, notice of place, date and time must be provided. Such notice will be mailed to you or transmitted electronically to you and will be provided not less than ten days nor more than sixty days before the date of the adjourned meeting and will set forth the purpose of the meeting.

Other Matters

The Company’s Board of Directors is not aware of any business to be brought before the special meeting other than that described in this proxy statement.

The Merger (Proposal 1)

Background of the Merger

As part of their ongoing activities, Apria’s Board of Directors and senior management regularly evaluate Apria’s long-term strategic alternatives, including prospects for mergers and acquisitions, or continued operations as an independent company, each with a view towards maximizing stockholder value. Over the course of the past four years in particular, Apria’s Board of Directors and senior management have considered a variety of strategic options in light of business trends and regulatory conditions impacting Apria or expected to impact Apria and the industry in which Apria operates. These options have included meeting with potential strategic and financial partners, reviewing and analyzing solicited and unsolicited indications of interests, conducting broad and targeted auction processes and exploring strategic alternatives with individual potential buyers.

In early 2004, Morgan Stanley & Co. (“Morgan Stanley”) advised Apria’s Board of Directors in connection with exploring a potential transaction involving the sale of the Company. At that time, a member of Apria’s Board of Directors initiated calls to six financial sponsors, including Company A, to gauge market interest and explore a potential sale of the Company. Morgan Stanley then conducted a targeted auction which involved seven financial sponsors and four strategic buyers, including Blackstone. Although Apria received non-binding preliminary indications of interest, none of the parties contacted submitted a final, definitive offer to acquire Apria. The Board of Directors decided to temporarily suspend efforts to sell the Company via this targeted auction process and reconsider the process at a later date. News of the potential sale became public in a New York Post article published on July 29, 2004 regarding the sale process.

In early 2005, based on market conditions and Company performance, the Board of Directors decided to renew and expand the auction process suspended the prior year. Apria’s advisors contacted thirty-eight parties, which included both financial sponsors (including Blackstone and Company A) and potential strategic buyers. As a result of this process, Apria received a non-binding preliminary indication of interest from a syndicate comprised of certain financial sponsors. After considering the transaction and conducting due diligence for some time, the syndicate declined to submit a final, definitive offer to acquire the Company. News of the possible sale became public again in a New York Post article published on June 7, 2005 regarding the sale process.

In the spring of 2006, Apria received an unsolicited indication of interest from a strategic buyer and engaged in preliminary discussions with such party. The potential strategic buyer conducted due diligence and began negotiating the terms of a definitive merger agreement with Apria. During the discussions the potential strategic buyer encountered severe difficulties in its own business and was unable to proceed with the possible transaction.

In the spring of 2007, Goldman Sachs gave a presentation to the Board that included a variety of potential strategic alternatives and financial alternatives, and potential options to refinance the Company’s 3 3/8% Convertible Senior Notes, sometimes referred to herein as the “convertible notes.” The convertible notes were issued by the Company pursuant to an Indenture dated August 20, 2003 between the Company and U.S. Bank National Association, as trustee, as supplemented by a First Supplemental Indenture dated December 14, 2004, and contain a put option exercisable by the holders of the convertible notes that, if exercised, would take effect on September 1, 2008. After considering this presentation, Apria engaged in preliminary discussions regarding a transaction with and entered into a confidentiality agreement with Company B, another potential strategic buyer. However, discussions with Company B did not progress beyond the high-level consideration of a potential transaction, primarily because of the uncertainty in Medicare reimbursement rates and the potential impact of this uncertainty on Company B’s business. Apria also worked with Goldman Sachs in connection with an offering of high yield debt for the Company’s convertible notes that was ultimately withdrawn by the Company.

In December 2007, Goldman Sachs arranged a number of introductory meetings in New York between Chris A. Karkenny, Chief Financial Officer of Apria, and a variety of investment banks and financial investment professionals, including a representative of Blackstone.

In January 2008, senior management, including Mr. Higby and Mr. Karkenny, attended an industry conference and met with a variety of investment banks and financial investment professionals, including representatives from Company A and Company C, a financial sponsor.

On January 29, 2008, in light of market, economic, competitive, regulatory and other conditions and developments, the Board of Directors formally engaged Goldman Sachs as the Company’s financial advisor to assist in the consideration of the possible sale of Apria.

In February 2008, Goldman Sachs arranged a meeting in Orange County, California between representatives of Blackstone and representatives from the Company, including Mr. Higby and Mr. Karkenny. The parties had a general discussion about the health care industry, discussed the current regulatory issues facing the industry and the Company and broadly discussed publicly available information regarding the Company’s business and its recent acquisition of Coram, Inc.

Between February and March of 2008, representatives from Blackstone placed two telephone calls to Goldman Sachs to discuss general high-level due diligence questions about Apria.

On April 10, 2008, Apria executed a new confidentiality agreement with Company A, who had been contacted by Goldman Sachs to gauge Company A’s interest in exploring a potential transaction with Apria.

On or about April 13, 2008, a representative of Blackstone made a telephone call to Mr. Higby to advise him that Blackstone would be submitting a formal expression of interest to acquire Apria.

On April 14, 2008, Blackstone submitted a non-binding preliminary initial indication of interest to acquire Apria, at a per share price of $22.00, based on publicly available information available to Blackstone at the time, and subject to numerous conditions including satisfactory completion of due diligence.

Apria’s Board of Directors met on April 18, 2008 and formed a Special Committee, comprised of Mr. David L. Goldsmith, Chairman of the Board, I.T. Corley, Dr. Payson and Philip R. Lochner, Jr. in order to explore strategic alternatives available to Apria, in light of both the written initial indication of interest to acquire Apria submitted by Blackstone on April 14, 2008, and the financial alternatives available to Apria with regard to the need to secure financing in time to satisfy the put option exercisable on September 1, 2008 by the holders of Apria’s convertible notes, either by means of a new convertible note offering, a bridge facility or a stand-alone credit facility as part of a potential sale of the Company.

On April 23, 2008, Mr. Goldsmith requested a call with Goldman Sachs, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), counsel to the Company, and Company management to update him on the financial alternatives available to Apria and whether Goldman Sachs would be able to provide the Company with bridge financing for the Company’s convertible notes if the Company decided to explore a strategic process. Goldman Sachs informed Mr. Goldsmith that it would be able to provide the financing but that the financing would have a short maturity. The Company did not pursue this financing.

On April 24, 2008, during a telephone conference with Goldman Sachs, Company A indicated that it might be interested in exploring a potential acquisition of Apria.

Apria’s Special Committee met again on April 25, 2008 with representatives from Goldman Sachs and Gibson Dunn, and discussed Apria’s financial and strategic alternatives, including key timing and process considerations and constraints in light of the put option under Apria’s convertible notes exercisable on September 1, 2008, Blackstone’s written initial indication of interest that had been submitted on April 14, 2008, and Company A’s potential interest in exploring an acquisition of Apria, as communicated to Goldman Sachs on April 24, 2008. Goldman Sachs also presented the Special Committee with a financial analysis of the potential alternative financings and a potential strategic transaction.

On April 28, 2008, the Special Committee met with a representative from Gibson Dunn and unanimously agreed to recommend to the Board that it was in the best interest of Apria’s stockholders to pursue a parallel track process and explore both a targeted auction process and financing alternatives available to Apria with regard to the put option exercisable by the holders of Apria’s convertible notes on September 1, 2008.

The recommendation of the Special Committee was communicated to the full Board of Directors on April 30, 2008, when the Board of Directors met with representatives from Goldman Sachs and Gibson Dunn to receive an update on the ongoing progress of Goldman Sachs’s contacts with potential acquirors and of the various financing alternatives available to Apria. Goldman Sachs reported to the Board of Directors that three financial sponsors, Blackstone, Company A and Company C had been in contact with Goldman Sachs regarding a potential acquisition of the Company. In addition, Goldman Sachs reported that Company D, a potential strategic buyer that Apria had contacted in connection with the May 2005 auction process, had expressed an interest to both Mr. Higby and to Goldman Sachs in discussing a potential strategic combination. Further, Goldman Sachs advised the Board that it had contacted Company B regarding a potential transaction, but that Company B indicated to Goldman Sachs that it was not interested in pursuing a transaction with Apria. After a lengthy discussion, the Board of Directors determined to move forward with a targeted auction process for the sale of Apria that initially included Blackstone, Company A, Company C and Company D and that such targeted auction should be conducted on a timeline that would provide the Company sufficient time to arrange alternative financing for the convertible notes in the event the auction proved unsuccessful or that the Board of Directors determined not to pursue a sale. The Board of Directors also instructed Goldman Sachs and Gibson Dunn to be prepared to move forward with a potential financing transaction in the event the auction process was terminated.

Following this meeting, representatives from Goldman Sachs contacted the Chief Executive Officer of Company D, who further expressed an interest in exploring a transaction with Apria. Also, on the same day, a representative from Goldman Sachs contacted Company C, and provided it with an update on the transaction process.

On May 1, 2008, Company C informed Goldman Sachs that it was no longer interested in pursuing a transaction with Apria.

Blackstone began its in-depth diligence review of Apria following the execution of an amended and restated confidentiality agreement with Apria on May 1, 2008. Between May 5, 2008 and the execution of the merger agreement, Apria’s management and representatives from Goldman Sachs held several due diligence sessions, provided information to Blackstone and responded to Blackstone’s diligence requests.

Apria’s Board of Directors met again on May 8, 2008 and May 9, 2008 for its regularly scheduled Board meeting. On May 8, 2008, the Board of Directors discussed in detail the parallel track process involving the potential sale of the Company and the exploration of financing alternatives for the Company’s convertible notes. Goldman Sachs provided an update to the Board of Directors regarding the process, including the timeline of the process and the status of discussions with potential bidders. Goldman Sachs also presented the Board of Directors with a financial analysis of the potential alternative financings and the potential strategic transaction. Gibson Dunn advised the Board of Directors of its fiduciary duties, and a lengthy discussion ensued concerning these fiduciary duties, particularly in the context of considering strategic alternatives under Delaware corporate law.

During the Board meeting, the Chief Executive Officer of Company D called Mr. Higby, and informed him that Company D was no longer interested in pursuing a transaction with Apria. Goldman Sachs indicated that because of the fact that Company D was no longer interested in acquiring Apria, it appeared that Blackstone and Company A would be the most likely bidders to continue in the process. Due to Company A’s role as one of the two most likely bidders remaining in the process, Dr. Payson advised the Board of Directors of certain professional and personal relationships that he had with Company A and one of its principals, including that he had previously served as Chief Executive Officer of a company in which Company A had owned a significant interest and that he had invested in various limited partnerships sponsored by Company A. The Board of Directors determined that while Dr. Payson’s relationships with Company A would likely not impact his independence, out of an abundance of caution, it would be advisable for Dr. Payson to recuse himself from any further decisions regarding the potential transaction. In addition, the Board of Directors determined that because Mr. Higby might become subject to potential conflicts of interest due to his status as Chief Executive Officer of Apria, he, too, should refrain from participating in the consideration of the sale process by the Board of Directors. At this point in time, the Board of Directors (other than Mr. Higby and Dr. Payson) determined that the parallel track process should be directly overseen by the members of Apria’s Board of Directors (other than Mr. Higby and Dr. Payson) rather than the three directors remaining on the Special Committee. After excusing Dr. Payson and management (including Mr. Higby), the members of Apria’s Board of Directors, with assistance from Goldman Sachs, examined whether any additional parties should be contacted in the targeted auction and determined that in light of timing constraints, no additional parties should be contacted at that point in time. Subsequently on May 8, 2008, the independent members of Apria’s Board engaged Munger, Tolles & Olson LLP (“Munger Tolles”) as its special counsel to advise it in connection with the sale process.

On May 9, 2008, Apria executed a confidentiality agreement with Company E, a financial sponsor who had contacted Goldman Sachs and expressed interest in acquiring Apria.

On May 13, 2008, Company A submitted a non-binding preliminary indication of interest for the acquisition of Apria at a price of $20.00-$22.00 per share, after having engaged in informational discussions with Goldman Sachs and management in April and early May of 2008. The indication of interest was subject to numerous conditions including satisfactory completion of due diligence. On the same day, representatives from the Company held a due diligence conference call with Company E.

From May 13, 2008 through late May 2008, Company A conducted due diligence about the Company, which included various in-person and telephonic financial due diligence meetings with representatives from the Company, Goldman Sachs and Gibson Dunn at the Irvine, California offices of Gibson Dunn.

Apria’s Board of Directors met again on May 19, 2008 with representatives from Goldman Sachs, Gibson Dunn, Munger Tolles, and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”), counsel to Goldman Sachs. The Board of Directors received an update from Goldman Sachs regarding progress in soliciting interest from potential acquirors. In particular, Goldman Sachs advised the Board that Company E had indicated that it was considering a potential offer in the range of a twenty percent premium over Apria’s then current trading price of $15.00-$16.00 per share. The Board of Directors instructed Goldman Sachs to relay to Company E that a bid for the Company within that range would likely be unacceptable. The Board of Directors also discussed the terms of the draft merger agreement that Apria anticipated delivering to potential bidders and instructed Goldman Sachs to deliver a bid process letter and draft merger agreement to potential bidders upon finalization of the draft merger agreement.

Following the May 19, 2008 Board of Directors meeting, Goldman Sachs informed Company E that a potential offer in the range of a twenty percent premium over Apria’s then current trading price of $15.00-$16.00 would likely be unacceptable to the Company, and subsequently, Company E confirmed to Goldman Sachs that it was no longer interested in pursuing a transaction.

Apria’s Board of Directors met again on May 27, 2008 with representatives from Goldman Sachs, Gibson Dunn and Munger Tolles. The Board of Directors received an update from Goldman Sachs on the status of the process, including the timeline and the status of discussions with Blackstone, Company A and Company E. Goldman Sachs informed Apria’s Board of Directors that it had delivered a bid process letter and the draft merger agreement to both Blackstone and Company A, together with instructions to provide a response no later than June 9, 2008.

On May 29, 2008, Company A informed Goldman Sachs that it was highly unlikely that it could submit a bid to acquire Apria in the $22.00 per share range at the June 9, 2008 deadline, but would more likely submit a bid at a price of $20.00 per share or below. Company A also informed Goldman Sachs that it would require significant financial and personnel resources to meet the June 9, 2008 bid date set by the Company and was looking for guidance from Apria on whether it should expend those resources in light of the bid it would likely provide. After having discussions on this issue with Goldman Sachs, Mr. Goldsmith instructed Goldman Sachs to relay to Company A that it should remain involved in the sale process, but that it should be cautious about utilizing its resources if it was planning on submitting a bid at such price because it would likely be unacceptable to the Company. Goldman Sachs so informed Company A on that date.

The Board of Directors met again on June 4, 2008 with representatives from Goldman Sachs, Gibson Dunn and Munger Tolles. The Board of Directors received an update from Goldman Sachs and Gibson Dunn on the sale process, including the timeline and the status of discussions with Blackstone and Company A. The Board of Directors was advised that Blackstone was moving forward with its diligence process, was in the process of obtaining financing, and was planning on submitting a bid by the June 9, 2008 deadline. Goldman Sachs also confirmed to the Board of Directors that on May 29, 2008, it had delivered Mr. Goldsmith’s message to Company A regarding the response to the price range being proposed by Company A as well as its continued involvement in the sale process.

On the evening of June 9, 2008, Blackstone submitted its offer, together with a mark-up of the draft merger agreement and drafts of equity and debt financing commitment letters. Blackstone also submitted a commitment letter from Banc of America Bridge LLC, Barclays Capital and Wachovia Capital Markets, LLC with regards to a short-term liquidity facility that would permit Apria to refinance its convertible notes, referred to herein as the “short-term liquidity facility.” Blackstone offered $20.00 per share for Apria’s common stock. Blackstone indicated that the $2.00 per share decrease from its preliminary indication of interest on April 14, 2008, which valued Apria at a price of $22.00 per share, was due to certain results of Blackstone’s diligence review, including the Company’s recent sales results, the potential impact of managed care contracts on the Company, issues related to the Company’s current operating system and the Company’s outstanding credit balances. Company A did not submit a bid by the June 9, 2008 deadline.

On June 10, 2008, the Board of Directors held a meeting with representatives from Goldman Sachs, Gibson Dunn, Munger Tolles and Skadden Arps. The Board received an update from Goldman Sachs and Gibson Dunn regarding the recent developments in the sale process, including, among other items, the price per share offered by Blackstone and key open issues raised by the draft merger agreement that had been submitted by Blackstone on June 9, 2008, including the deletion of a proposed “go-shop” provision. The Board also discussed other key open issues included in the Blackstone bid, such as the size of and circumstances in which the termination fees would be payable, the definition of a company material adverse effect, the allocation of regulatory risk, specific performance, and the proposed short-term liquidity facility. The Board of Directors instructed Goldman Sachs to advise Blackstone that the $20.00 per share price was insufficient for a sale of Apria and it would be important that the Board of Directors be permitted to conduct an active “go-shop” process if Apria were to execute a merger agreement with Blackstone.

Beginning on June 10, 2008, and continuing until the execution of the merger agreement with Blackstone on June 18, 2008, representatives from Goldman Sachs and Gibson Dunn held numerous conference calls with representatives from Blackstone and Simpson Thacher & Bartlett LLP, counsel to Blackstone, to discuss and negotiate the terms of the merger agreement. During that time period representatives of the Company and its advisors also held a number of conference calls with representatives from Blackstone and its advisors relating to a variety of diligence matters.

On June 10, 2008, Goldman Sachs informed Blackstone that the Board of Directors was not prepared to accept a price of $20.00 per share and that it required a “go-shop” provision. In response, Blackstone increased its offer to $20.50 per share and agreed to provide the Board of Directors with a “go-shop” period following the execution of a merger agreement.

On June 12, 2008, the Board of Directors reconvened with representatives from Goldman Sachs, Gibson Dunn, Munger Tolles and Skadden Arps to discuss the progress that had been made and the major issues outstanding in the formal bid submitted by Blackstone on June 9, 2008. The Board of Directors was informed that Blackstone had agreed to raise its price per share to $20.50 per share. Representatives from Goldman Sachs then reviewed with the Board of Directors certain financial analyses prepared for the Board of Directors, that assumed, pursuant to a request by the Board of Directors, that Congress would override the President’s veto regarding a bill concerning the Medicare Durable Medical Equipment, Prosthetics, Orthotics, and Supplies (“DMEPOS”) competitive bidding program, which would, among other things, delay the implementation of Phase I of the competitive bidding program and potentially improve the Company’s prospects. Representatives from Gibson Dunn discussed with the Board of Directors the short-term liquidity facility for the Company’s convertible notes, certain changes that Blackstone had made to the draft merger agreement and the status of negotiations over certain key provisions of the merger agreement, including, among other items, the go-shop period, the size of and circumstances in which the termination fees would be payable, the definition of a company material adverse effect and the allocation of regulatory risk. The Board of Directors instructed Goldman Sachs to ask Blackstone to raise its offer to $21.50 per share and instructed Gibson Dunn to continue to negotiate certain key provisions in the merger agreement.

On June 12, 2008, representatives of Goldman Sachs contacted Blackstone and relayed the Board of Directors’ request that Blackstone raise its offer to $21.50 per share. In response, over that weekend, Blackstone advised Goldman Sachs that it would increase its offer to $21.00 per share, but that $21.00 was its “best and final offer.”

On June 16, 2008, the Board of Directors met with representatives from Goldman Sachs, Gibson Dunn, Munger Tolles and Skadden Arps. The Board of Directors received an update on the status of negotiations with Blackstone, and was informed that Blackstone had agreed to increase its offer of $20.50 per share to $21.00 per share. The Board of Directors also discussed the progress that had been made with regards to the key terms of the merger agreement, issues that remained open with regard to the merger agreement, and the status of the proposed short-term liquidity facility for the Company’s convertible notes, which at that time included a provision that would possibly preclude funding in the event the Company entered into a transaction that resulted in a change in control with any party other than Blackstone. The Company’s advisors subsequently negotiated this provision to require the lenders to fund even in the event the Company entered into an alternative transaction with a party other than Blackstone after signing a merger agreement with Blackstone. The Board also discussed the size of the reverse termination fee (in light of, among other things, the “option” on the Company, the cost of entering into the proposed transaction and the proposed short-term liquidity facility compared to the cost of remaining a stand-alone company and independently financing the convertible notes, and the standard for comparable transactions in the current market), the status of the go-shop formulation, and expense provisions.

On June 17, 2008, representatives from Blackstone met with Mr. Higby, Mr. Karkenny and a representative of Gibson Dunn at the Irvine, California offices of Gibson Dunn, to discuss issues relating to the timing of the announcement of a potential deal, diligence priorities, organizational issues and process.

On June 18, 2008, the Board of Directors met in an executive session with representatives from Munger Tolles. During this executive session, the Board of Directors discussed the terms and conditions of the proposed merger agreement with Blackstone as well as the terms of the bridge financing relating to Apria’s convertible notes. The Board of Directors considered the benefits and detriments of approving the transaction with Blackstone. Subsequent to the executive session, representatives of Goldman Sachs and Gibson Dunn joined the meeting to review the terms of the merger agreement and the stand-alone financing, and to discuss outstanding issues. Following further discussion, the Board of Directors requested that Goldman Sachs provide its view regarding the fairness from a financial point of view of the $21.00 per share in cash to be received by the holders of Apria’s common stock pursuant to the proposed merger agreement. Representatives of Goldman Sachs delivered its financial analyses to the Board of Directors. Goldman Sachs then rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated June 18, 2008, that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the $21.00 per share in cash to be received by the holders of shares of Apria common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated June 18, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Appendix C to this proxy statement. See “— Opinion of Apria’s Financial Advisor” beginning on page [ • ] for a description of the presentation of Goldman Sachs. Following these discussions, the Board of Directors discussed the transaction, the overview given by Gibson Dunn and the presentation by Goldman Sachs. After the discussion, the Company’s Board of Directors (other than Mr. Higby and Dr. Payson, who recused themselves from the vote at the request of the Board because of Mr. Higby’s potential role as an employee of the surviving corporation after the merger, and Dr. Payson’s relationship with a potential bidder other than Blackstone), unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement, and determined that the merger agreement and the transactions contemplated by the merger agreement were fair to and in the best interests of Apria and its stockholders. Apria’s Board of Directors further directed management to include in this proxy statement its recommendation that Apria’s stockholders vote for the approval of the merger agreement and the consummation of the merger. Certain of the factors considered by the Company’s Board of Directors are described in greater detail under the heading “— Recommendation of the Company’s Board of Directors” beginning on page [ • ].

Following the execution of the merger agreement, at the direction of the Board of Directors, Goldman Sachs initiated contact with thirty-one potential financial bidders and twenty-two potential strategic bidders. In addition, Company F, a financial sponsor, contacted Goldman Sachs to express an interest in being included in the process. Company F executed a confidentiality agreement with Apria on July 2, 2008 and was provided access to due diligence on July 3, 2008. On July 8, 2008, Company F executed an amended confidentiality agreement and submitted a diligence request list to the Company. Representatives of Gibson Dunn and Goldman Sachs held various conference calls with Company F and its legal counsel, regarding the diligence request and Company F’s interest in the process.

At the time of the filing of this proxy statement, neither Company F nor any other potential bidder had submitted an indication of interest to acquire the Company.

At the time of the filing of this proxy statement, neither Blackstone nor the Company has entered into any employment agreements with members of Company’s management or engaged in discussions with management regarding employment arrangements in connection with the proposed transaction, nor has the Company materially amended or modified any existing employment agreements.

Recommendation of the Company’s Board of Directors

After careful consideration, Apria’s Board of Directors (other than Mr. Higby and Dr. Payson, who recused themselves from the vote at the request of the Board because of Mr. Higby’s potential role as an employee of the surviving corporation after the merger, and Dr. Payson’s relationship with a potential bidder other than Blackstone), approved and authorized the merger agreement by unanimous vote on June 18, 2008, determined that the merger and the merger agreement are advisable and fair to, and in the best interests of, Apria and its stockholders, declared the merger agreement advisable, determined to submit the merger agreement to the Company’s stockholders to vote upon its adoption, and recommended to the Company’s stockholders that they vote in favor of the adoption of the merger agreement and the merger. In reaching its determination, the members of the Company’s Board of Directors consulted with its legal advisors, management, as well as the Company’s financial and legal advisors, considered the short-term and long-term interests and prospects of Apria and its stockholders, and considered a number of factors, including among others, the following:

•	the Company’s historical and current financial performance and results of operations, the Company’s prospects and long-term strategy, the Company’s competitive position in its industry and general economic and stock market conditions;

•	the Company’s Board of Directors’ knowledge of the Company’s business, assets, financial condition, results of operations and prospects (as well as the risks involved in achieving those prospects), the Company’s competitive position, the nature of the Company’s business and the industry in which the Company competes and the market for the Company’s common stock;

•	the possible alternatives to the sale of the Company, including continuing to operate the Company on a stand-alone basis and the risks associated with such alternatives;

•	the overall uncertainty surrounding governmental regulation and health care reform, including, among other items, uncertainty regarding the Medicare DMEPOS competitive bidding program;

•	the trends expected to continue to confront and affect the health care industry, including the Medicare and Medicaid reimbursement environment (and ongoing legislative and regulatory efforts to reduce or otherwise adversely affect reimbursement rates), pressure to reduce health care costs, and the risks associated with complying with extensive laws and regulations affecting the health care industry;

•	the current condition of the financial markets, including the availability of committed financing (subject to limited restrictions) for the merger, and the risk, in the future, of further deterioration in such conditions;

•	the Company’s need to refinance its convertible notes in light of the put option exercisable by the holders of such notes and the fact that the Company was able to enter into a stand-alone credit facility to provide the Company with sufficient liquidity to refinance such notes;

•	the historical market prices of Apria common stock and recent trading activity, including the fact that the merger consideration represented a premium of 26.9% based on the Company’s June 16, 2008 closing market price, a premium of 29.9% based on the Company’s average price per share for the week ended June 16, 2008, and a premium of 28.5% based on the Company’s average price per share for the month ended June 16, 2008;

•	the Board of Directors’ belief, based on the factors described above, that the $21.00 in cash per share merger consideration would result in greater value to the Company’s stockholders than the alternative of remaining a stand-alone, independent company and not entering into a transaction at this time;

•	the fact that the consideration to be paid pursuant to the merger agreement would be all cash, which would provide certainty and immediate value to the Company’s stockholders;

•	the financial analyses and the oral opinion of Goldman Sachs delivered to the Company’s Board of Directors on June 18, 2008, subsequently confirmed in writing, that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the $21.00 per share in cash to be received by the holders of shares of Apria common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated June 18, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Appendix C to this proxy statement. See “— Opinion of Apria’s Financial Advisor” beginning on page [ • ];

•	the fact that the consideration and negotiation of the merger agreement was conducted under the oversight of the Company’s Board of Directors;

•	the fact that over the past four years, the Company had engaged in prior auction processes and discussions with numerous potential acquirors regarding a potential sale without success;

•	the fact that the Company conducted a targeted auction process with a select group of interested bidders, prior to entering into the merger agreement, none of which resulted in an offer on terms as favorable to the Company’s stockholders as the merger agreement;

•	the fact that all of the members of the Company’s Board of Directors (other than Mr. Higby and Dr. Payson, who recused themselves from the vote at the request of the Board because of Mr. Higby’s potential role as an employee of the surviving corporation after the merger, and Dr. Payson’s relationship with a potential bidder other than Blackstone), some of whom have significant investments in Apria common stock, were unanimous in their determination to approve and authorize the merger agreement, and that the merger agreement was approved by all of the Company’s directors (other than Mr. Higby and Dr. Payson), as well;

•	the terms of the merger agreement, including the fact that the merger agreement contains provisions that permit the Company to conduct a post-signing market check to ensure that the $21.00 in cash per share price to be provided pursuant to the merger agreement is the best price available to Apria’s stockholders, including (i) a “go-shop” provision that permits the Company to actively solicit competing proposals for a business combination for a period of thirty-five days after the date of the merger agreement and (ii) the right, after the end of this solicitation period, subject to certain conditions, to explore unsolicited proposals and to terminate the merger agreement and accept a “superior proposal” prior to stockholder approval of the merger agreement, subject to payment of a customary break-up fee, in each case, resulting in a merger that would be fair and the best available to Apria’s stockholders and providing the Company’s Board of Directors with adequate flexibility to explore potential transactions with other parties;

•	the fact that the merger agreement provides the Company with the ability to enter into a definitive agreement that constitutes a superior proposal with an alternative buyer with the payment of a customary termination fee of $28,400,000, which represents approximately 3% of the equity value of the transaction, or $18,900,000, which represents approximately 2% of the equity value of the transaction, if the merger agreement is terminated to pursue a transaction with a party identified in the go-shop period prior to August 2, 2008, which, in either event, would not likely serve as a meaningful deterrent to such an offer emerging were an alternative buyer to be interested;

•	the limited number and nature of the conditions to funding set forth in the debt financing commitment letter and the obligation of Buyer and Merger Sub (i) to use their reasonable best efforts to obtain the debt financing and (ii) if Buyer willfully fails to effect the closing because of a failure to obtain debt financing or any other reason after the conditions to close the transaction have been satisfied and Apria terminates the agreement thereafter, to pay Apria a $37,900,000 reverse termination fee, which represents approximately 4% of the equity value of the transaction;

•	the favorable structure of the debt financing, including the absence of “market outs” in the debt commitment letter;

•	the fact that Parent has unconditionally guaranteed the payment obligations of Buyer and Merger Sub under the merger agreement to pay the $37,900,000 reverse termination fee;

•	the likelihood that the merger will be completed, including the fact that conditions to closing the merger are limited to Apria stockholder approval, regulatory approvals, the Company not having suffered a material adverse effect and other customary closing conditions; and the likelihood that the regulatory and stockholder approvals necessary to complete the merger will be obtained, the fact that the merger is not subject to any financing conditions and the fact that approvals by state and federal health care authorities are not a condition to closing the merger;

•	the fact that a Company material adverse effect, the occurrence of which would allow Blackstone to terminate the merger agreement, does not include changes in laws or regulations affecting the health care industry;

•	the fact that the Company’s stockholders have the right to demand appraisal of their shares in accordance with the procedures established by Delaware law;

•	the fact that the transaction is subject to the approval of the Company’s stockholders; and

•	the fact that the outside date for consummating the merger is February 15, 2009, providing more than half a year to complete the merger.

The Company’s Board of Directors also considered the following adverse factors associated with the merger, among others:

•	the fact that the Company’s stockholders will have no ongoing equity participation in the surviving corporation following the merger, meaning that the Company’s stockholders will cease to participate in Apria’s future earnings or growth, or to benefit from any increases in the value of Apria stock;

•	the fact that while the $21.00 in cash per share price to be provided pursuant to the merger agreement represented a premium to the Company’s recent trading activity, it represented, as of June 16, 2008, a 7.3% discount to the one-year average of $22.62;

•	that gains from the sale of shares in the proposed merger will be a taxable transaction for the Company’s stockholders whose shares are converted into cash in the merger;

•	that if the merger is not completed under certain circumstances, Apria will be required to pay certain fees and expenses associated with the transaction;

•	the fact that, under certain circumstances, Apria may be required to reimburse Buyer for its expenses up to a maximum amount of $15,000,000 in the event Apria’s stockholders fail to approve the transaction, or $35,000,000, in the event such failure occurs after December 31, 2008, and/or pay to Buyer a break-up fee of up to $28,400,000, which represents approximately 3% of the equity value of the transaction (less any expenses previously paid);

•	the fact that Apria is entering into a merger agreement with newly formed entities with essentially no assets, but for which the payment obligations of the reverse termination fee are being guaranteed by Parent;

•	the fact that while the merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and, as a result, it is possible that the merger might not be completed even if it is approved by the Company’s stockholders;

•	the fact that the merger agreement essentially provides Buyer an option to acquire the Company and the Company cannot specifically enforce Buyer’s obligations to consummate the acquisition, and if the Buyer breaches its agreement and/or does not consummate the merger the Buyer’s liability to the Company is limited to $37,900,000, which represents approximately 4% of the equity value of the transaction;

•	the fact that the consummation of the merger is subject to the completion of a marketing period;

•	the fact that there is a risk that Buyer will not be able to obtain all necessary financing to consummate the merger and that Buyer and Parent may decide to pay the $37,900,000 reverse termination fee instead of having Parent fund or finance the acquisition; and

•	the risks, costs and disruptions to Apria’s operations if the merger is not completed, including the diversion of management and employee attention, potential employee attrition, the potential effect on Apria’s business and facilities and its relationships with physicians, patients, local communities and others, and the likely negative effect on the trading price of Apria’s common stock.

In reaching the determination described above, the Company’s Board of Directors (other than Mr. Higby and Dr. Payson, who recused themselves from the vote at the request of the Board because of Mr. Higby’s potential role as an employee of the surviving corporation after the merger, and Dr. Payson’s relationship with a potential bidder other than Blackstone), passed the following resolutions, unanimously:

•	determining that the consideration to be paid to the Company’s stockholders in the merger, the merger agreement and the agreements entered into in connection thereto are fair to, and in the best interests of, Apria and its stockholders;

•	authorizing, approving and adopting the merger and the merger agreement, and the other transactions contemplated by the merger agreement; and

•	recommending that the Company’s stockholders vote in favor of adopting the merger agreement and the merger.

The foregoing discussion of the information and factors considered by the Company’s Board of Directors is not intended to be exhaustive but, the Company believes, includes all material factors considered by the Company’s Board of Directors. In view of the wide variety of factors considered in connection with their respective evaluations of the merger and the complexity of these matters, the Company’s Board of Directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to each of the specific factors considered in reaching its determination. Rather, the Company’s Board of Directors made its judgment based on the total mix of information available to it concerning the overall effect of the merger on the Company’s stockholders compared to any alternative transaction, or to remaining a stand-alone company, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

Apria’s Board of Directors (other than Mr. Higby and Dr. Payson, who recused themselves from the vote at the request of the Board because of Mr. Higby’s potential role as an employee of the surviving corporation after the merger, and Dr. Payson’s relationship with a potential bidder other than Blackstone), has approved and authorized the merger by unanimous vote, and recommends that you vote “FOR” adoption of the merger agreement and the merger.

Purpose and Reasons for the Merger

The Company’s purpose for engaging in the merger is to enable its stockholders to receive $21.00 in cash, without interest and less any applicable withholding taxes, per share, representing a premium of 26.9% based on the Company’s June 16, 2008 closing market price. The Company also determined to undertake the merger at this time based on the conclusions, determinations and reasons of the Company’s Board of Directors described in detail above under “— Background of the Merger” beginning on page [ • ] and “— Recommendation of the Company’s Board of Directors” beginning on page [ • ].

Opinion of Apria’s Financial Advisor

Goldman Sachs rendered its opinion to the Company’s Board of Directors that, as of June 18, 2008 and based upon and subject to the factors and assumptions set forth therein, the $21.00 per share in cash to be received by the holders of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 18, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Goldman Sachs provided its opinion for the information and assistance of the Company’s Board of Directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company’s common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2007;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management and approved for Goldman Sachs’ use by the Company.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for the Company common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters nor does it address the underlying business decision of the Company to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $21.00 per share in cash to be received by holders of Company common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the short-term liquidity facility (as defined in the merger agreement), the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company or Buyer; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Buyer, or class of such persons in connection with the merger, whether relative to the $21.00 in cash to be received by holders of Company common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of the Company or Buyer or the ability of the Company or Buyer to pay its obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors of the Company in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 18, 2008 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.  Goldman Sachs reviewed the historical trading prices for the Company common stock for the twelve month period ended June 16, 2008. In addition, Goldman Sachs analyzed the consideration to be received by holders of the Company common stock pursuant to the merger agreement in relation to market prices of the Company common stock.

The following table presents the results of this analysis:

	Price	Premium/
	per Share	(Discount)

Current (as of June 16, 2008)	$16.55	26.9%
One day prior	$16.96	23.8%
One week prior	$15.69	33.8%
One month prior	$15.92	31.9%
One year prior	$29.03	(27.7)%
One week average (ended June 16, 2008)	$16.17	29.9%
One month average (ended June 16, 2008)	$16.34	28.5%
One year average (ended June 16, 2008)	$22.66	(7.3)%

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the home health care services industry:

•	Lincare Holdings Inc.

•	American HomePatient Inc.

•	Rotech Healthcare Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs also calculated and compared various financial multiples and ratios based on financial data as of March 31, 2008, information it obtained from SEC filings and IBES estimates. The multiples and ratios of the Company were calculated using the Company closing price on June 16, 2008. The multiples and ratios of the Company were based on information provided by the Company’s management and IBES estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, Goldman Sachs calculated the following and compared them to the results for the Company:

•	implied enterprise value, which is the market value of common equity on a fully diluted basis (including outstanding stock options computed using the treasury method) plus the book value of debt (or estimated market value of debt in the case of Rotech) less cash, as a multiple of latest twelve months sales;

•	implied enterprise value as a multiple of latest twelve months earnings before interest, taxes and depreciation and amortization, or EBITDA;

•	implied enterprise value as a multiple of latest twelve months earnings before interest and taxes, or EBIT; and

•	implied enterprise value as a multiple of estimated calendar 2008 and 2009 EBITDA.

The following table presents the results of this analysis:

Implied Enterprise							The Company		The Company
Value as a Multiple of:	Lincare		AHOM		Rotech		(IBES)		(Management)

LTM Sales	1.7	x	0.8	x	0.5	x	0.7	x	0.7x
LTM EBITDA	5.3	x	4.7	x	3.9	x	4.5	x	4.5x
LTM EBIT	6.9	x	14.8	x	25.2	x	8.2	x	8.3x
2008E EBITDA	5.6	x	N/A		5.0	x	4.3	x	4.1x
2009E EBITDA	6.8	x	N/A		7.7	x	4.6	x	4.0x

Goldman Sachs also calculated the selected companies’ estimated calendar years 2008 and 2009 price to earnings ratios and compared them to the results for the Company. The following table presents the results of this analysis:

				The Company	The Company
Price/Earnings Ratio:	Lincare	AHOM	Rotech	(IBES)	(Management)

2008E	9.8x	N/A	N/M	8.3x	7.6x
2009E	11.8x	N/A	N/M	10.2x	8.3x

Goldman Sachs also considered latest twelve months EBITDA margins and EBIT margins, and five-year earnings per share compound annual growth rate provided by the Company’s management and IBES estimates.

The following table presents the results of this analysis:

				The Company	The Company
	Lincare	AHOM	Rotech	(IBES)	(Management)

LTM EBITDA margin	31.6%	17.7%	13.7%	14.9%	14.8%
LTM EBIT margin	24.3%	5.7%	2.1%	8.1%	7.9%
Five-year earnings per share compound annual growth rate	17.5%	N/A	N/A	12.0%	12.0%

Analysis at Various Prices.  Goldman Sachs performed certain analyses, based on historical information, projections provided by management of the Company and IBES estimates. Assuming a share price of $21.00 per share of the Company common stock, Goldman Sachs calculated for the Company the implied total equity consideration on a fully diluted basis (including outstanding stock options computed using the treasury method) and implied enterprise value, the ratio of implied enterprise value to latest twelve months revenues, the ratio of implied enterprise value to latest twelve months EBITDA, and the ratio of price to latest twelve months earnings.

The following table presents the results of this analysis:

	The Company		The Company
	(Management)		(IBES)

Purchase price per share	$21.00
Premium to market price (as of June 16, 2008)	26.9%
Implied equity consideration — fully diluted	$946.6 million
Implied enterprise value	$1,596.6 million
Implied enterprise value as a multiple of:
LTM Sales	0.8	x	0.8	x
2008E Sales	0.7	x	0.7	x
2009E Sales	0.7	x	0.7	x
LTM EBITDA	5.1	x	5.1	x
2008E EBITDA	4.7	x	4.9	x
2009E EBITDA	4.6	x	5.3	x
Price/LTM earnings per share	10.1	x	N/A
Price/2008E earnings per share	9.6	x	10.6	x
Price/2009E earnings per share	10.5	x	12.9x

Illustrative Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present value per share of the Company common stock. Forecasted financial information used in this analysis was based on the Company’s projections provided by management. Goldman Sachs applied discount rates ranging from 9.0% to 11.0% and terminal 2012 EBITDA multiples ranging from 4.0x to 6.0x. This analysis resulted in a range of implied present values per share of the Company’s common stock of $16.90 to $30.96.

Using the same projections provided by the Company’s management, Goldman Sachs also performed a sensitivity analysis to analyze the effect of increases or decreases in percentage of revenue achieved and EBITDA margin. The analysis utilized a range of 95% — 105% of projected revenue achieved and a range of 11.4% — 15.4% EBITDA margin and a terminal 2012 EBITDA multiple of 5.0x. This analysis resulted in a range of implied present values per share of the Company’s common stock of $12.93 to $28.72.

Illustrative Present Value of Future Stock Price Analysis.  Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the financial information for the Company prepared by the Company’s management for each of the fiscal years 2008 to 2010. Goldman Sachs first calculated the implied values per share of common stock for each of the fiscal years 2008 to 2010, by applying price to forward earnings per share multiples of 7.0x to 13.0x earnings per share of common stock estimates for each of the fiscal years 2008 to 2010, and then discounted 2009 and 2010 values back one year and two years, respectively, using discount rates of 10.0% and 12.5%, respectively. Using projections provided by the Company’s management, this analysis resulted in a range of implied present values of $12.42 to $28.32 per share of the Company’s common stock. Using IBES estimates, this analysis resulted in a range of implied present values of $9.46 to $25.81 per share of the Company’s common stock.

Illustrative Leveraged Buyout Analysis.  Goldman Sachs performed an illustrative analysis of the range of internal rates of return a financial buyer might earn if the Company was acquired in a leverage buyout transaction that closed as of September 30, 2008 at a price of $21.00 per share of the Company’s common stock. Forecasted financial information used in this analysis was based on the projections for the Company provided by the Company’s management. Based on a range of illustrative exit EBITDA multiples of 4.0x to 6.0x for the assumed exit at the end of 2010, 2011 and 2012, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction, this analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 4.2% to 34.7%.

Using the same projections provided by the Company’s management, Goldman Sachs also performed a sensitivity analysis to analyze the effect of increases or decreases in percentage of revenue and EBITDA margin achieved. The analysis utilized a range of 95% — 105% of projected revenue achieved and a range of 11.4% — 15.4% EBITDA margin and a terminal 2011 exit EBITDA multiple of 5.0x. This analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 4.0% to 24.3%.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company’s Board of Directors as to the fairness from a financial point of view of the $21.00 per share in cash to be received by the holders of shares of Company common pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Buyer, Merger Sub, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Company and Buyer and was approved by the Company’s Board of Directors (other than Mr. Higby and Dr. Payson, who recused themselves from the vote at the request of the Board because of Mr. Higby’s potential role as an employee of the surviving corporation after the merger, and Dr. Payson’s relationship with a potential bidder other than Blackstone). Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Company’s Board of Directors was one of many factors taken into consideration by the Company’s Board of Directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix C.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Buyer, Blackstone and any of their respective affiliates or portfolio companies or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking and other financial services to the Company and its affiliates from time to time. Goldman Sachs also has provided and is currently providing certain investment banking and other financial services to Blackstone and its affiliates and portfolio companies from time to time, including having acted as joint lead managing underwriter with respect to the public offering of 13,684,100 shares of common stock of New Skies Satellites NV, a portfolio company of Blackstone (“New Skies”), in May 2005; as joint lead managing underwriter with respect to the public offering of 33,350,000 shares of common stock of Nalco Holding Company, a portfolio company of Blackstone, in August 2005; as financial advisor to New Skies in connection with its sale in December 2005; as financial advisor to Freescale Semiconductor, Inc., a portfolio company of Blackstone, in December 2006; as financial advisor to Houghton Mifflin Company, a portfolio company of Blackstone, in December 2006; as co-manager with respect to the initial public offering of common units representing limited partner interests of Blackstone in June 2007; as joint lead manager in the initial public offering of common stock of Orbitz LLC, a portfolio company of Blackstone, in July 2007; and as counterparty to certain interest rate and inflation swap transactions for TRW Automotive Inc., a portfolio company of Blackstone, in March 2008. Goldman Sachs also may provide investment banking and other financial services to the Company, Buyer, Blackstone and their respective affiliates and portfolio companies in the future. In connection with the above-described services Goldman Sachs has received, and may receive in the future, compensation. In addition, affiliates of Goldman, Sachs & Co. have co-invested with affiliates of Blackstone from time to time and may do so in the future. Affiliates of Goldman, Sachs & Co. also have invested in limited partnership units and managed private equity funds of affiliates of Blackstone and may do so in the future.

The Company’s Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated January 29, 2008, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of 0.73% of the aggregate merger consideration (which would be approximately $11.8 million), $1.5 million of which is payable upon execution of the merger agreement and the remainder of which is payable upon consummation of the merger, plus reasonable expenses. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

Apria’s senior management does not, as a matter of course, publicly disclose projections as to its future financial performance or earnings for periods beyond one year due to the unpredictability of the underlying assumptions and estimates. However, Apria’s senior management did provide certain financial forecasts of Apria’s operating performance to potential acquirors and their advisors and potential financing sources, as well as to Apria’s Board of Directors, in connection with Apria’s consideration of a possible sale transaction. See “— Background of the Merger” beginning on page [ • ]. The projections were also provided to Apria’s financial advisor, Goldman Sachs, and were utilized by Goldman Sachs, at the direction of Apria, for purposes of the financial analyses it rendered to the Board of Directors during the sales process and its analyses in connection with its opinion. See “— Opinion of Apria’s Financial Advisor” beginning on page [ • ], and “— Background of the Merger” beginning on page [ • ].

Apria has included in this proxy statement the projections that were deemed material by Apria for purposes of considering and evaluating the merger. The inclusion of these projections or any other projections provided in connection with the transaction should not be regarded as a representation by Apria, its Board of Directors, Buyer, Merger Sub, Goldman Sachs or any other recipient of this information that any of them considered, or now considers, the projections to be necessarily representative of actual future results.

Apria believes that the assumptions Apria’s management used as a basis for the projections were reasonable at the time the projections were prepared, given information Apria’s management had at the time. However, except to the extent required by applicable federal securities laws, Apria does not intend, and expressly disclaims any responsibility to, update or otherwise revise the projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the projections are shown to be in error. The internal financial forecasts upon which these projections were based are subjective in many respects and are subject to various interpretation.

Although the projections are presented with numerical specificity, the projections reflect numerous assumptions with respect to industry performance, general business, economic, market, regulatory and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Apria’s control. The projections are also subject to significant uncertainties in connection with changes to Apria’s business and its financial condition and results of operations, and include numerous estimates and assumptions related to Apria’s business that are inherently subject to significant economic, political and competitive uncertainties, including those factors described under “Cautionary Statements Concerning Forward-Looking Statements” beginning on page [ • ] and “Risk Factors” incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on February 29, 2008, all of which are difficult to predict and many of which are beyond Apria’s control. As a result, although the projections set forth below were prepared in good faith based upon assumptions believed to be reasonable at the time the projections were prepared, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections below cover multiple years, such information by its nature becomes less reliable with each successive year. For the foregoing reasons, the inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be necessarily predictive of actual future events, and they should not be relied on as such.

The following projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available, in whole or in part, to potential acquirors and their advisors and potential financing sources in connection with Apria’s consideration of a possible sale transaction in connection with their due diligence review of Apria, as well as to the Board of Directors of the Company, in connection with their consideration of a possible transaction. The projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or United States generally accepted accounting principles, or GAAP. Furthermore, the Company’s auditor has not examined, compiled or otherwise applied procedures to the projections and, accordingly, assumes no responsibility for, and expresses no opinion on them.

A summary of the initial projections prepared by senior management in May 2008 that were deemed material by Apria are as follows:

	Fiscal Year Ending December 31,
	2008	2009	2010	2011	2012
	($ in mm)

Total Net Revenues	$2,195.7	$2,290.0	$2,471.1	$2,648.1	$2,839.9
Net Income	96.9	94.6	111.1	115.8	121.3
EBITDA(1)	348.4	357.0	390.3	404.6	422.1

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Subsequently, in June 2008, senior management updated the foregoing projections in order to reflect the Company’s most recent performance. A summary of such projections that were deemed material by Apria are as follows:

	Fiscal Year Ending December 31,
	2008	2009	2010	2011	2012
	($ in mm)

Total Net Revenues	$2,147.2	$2,242.3	$2,418.8	$2,590.5	$2,773.0
Net Income	98.6	91.3	105.8	108.4	110.3
EBITDA(1)	338.8	346.7	376.8	387.8	399.0

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth above. No one has made or makes any representation to you regarding the information included in these projections or the future financial results of Apria.

Certain Effects of the Merger

If the merger is completed, all of the equity interests in Apria will be owned by Buyer. No current Apria stockholder will have any ownership interest in, or be a stockholder of, Apria. As a result, the Company’s stockholders will no longer benefit from any increases in Apria’s value, nor will they bear the risk of any decreases in Apria’s value. Following the merger, Buyer will benefit from any increases in the value of Apria and also will bear the risk of any decreases in the value of Apria.

As a part of the merger, each stockholder will be entitled to receive $21.00 in cash, without interest and less any applicable withholding taxes, per share for each share of Apria common stock held. Except as otherwise agreed by Buyer and the holder, each holder of options, stock appreciation rights, restricted stock, restricted stock units and restricted stock purchase rights outstanding at the effective time of the merger, whether or not vested, will be entitled to receive, upon the completion of the merger, a cash payment equal to the amount by which $21.00 exceeds the exercise price, purchase price or base amount per share previously subject to such award, multiplied by the number of shares of Apria common stock underlying the award. At the effective time of the merger, all awards that have not been exercised will be cancelled.

Apria’s common stock constitutes “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on collateral of the Apria common stock. As a result of the merger, the Apria common stock will no longer constitute “margin securities” for purposes of the margin regulations of such Board of Governors and, therefore, will no longer constitute eligible collateral for credit extended by brokers.

Apria’s common stock is registered as a class of equity security under the Securities Exchange Act of 1934 (the “Exchange Act”). Registration of the Apria common stock under the Exchange Act may be terminated upon application of Apria to the SEC if the Apria common stock is not listed on a national securities exchange and there are fewer than 300 record holders of the outstanding shares. Termination of registration of the Apria common stock under the Exchange Act would substantially reduce the information required to be furnished by Apria to its stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to Apria. If Apria (as the entity surviving the merger) completed a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

Regulatory Approvals

The HSR Act requires Apria, Buyer and Parent to file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”). The parties thereafter are required to observe a waiting period before completing the merger. The parties filed the necessary forms with the DOJ and the FTC on June 27, 2008. On July 8, 2008, the FTC granted early termination of the HSR Act waiting period for the merger.

Merger Financing

Equity Financing

Buyer has received an equity commitment letter from Parent, pursuant to which Parent has committed to purchase or cause to be purchased the equity of Buyer for an aggregate cash purchase price of $700 million in connection with the proposed merger. Parent has the right to effect the purchase of the equity directly or indirectly through affiliated entities or other designated co-investors, provided that this will not affect the equity commitment obligations of Parent. The obligations of Parent to fund or cause the funding of the equity commitment are subject to the satisfaction or waiver by Buyer and Merger Sub (as determined by Parent) of each of the conditions precedent to Buyer and Merger Sub’s obligations to complete the merger, and the substantial concurrent completion of the merger in accordance with the terms of the merger agreement. In the event that Buyer does not require all of the equity commitment in order to consummate the merger and pay any related fees and expenses, the amount to be funded will be reduced in a manner determined by Parent.

Debt Financing

Buyer has received a fully executed debt commitment letter (the “debt commitment letter”) dated as of June 18, 2008, from Bank of America, N.A. (“Bank of America”). Banc of America Bridge LLC (“BofA Bridge”), Banc of America Securities LLC (“BAS”), Wachovia Bank, National Association (“Wachovia”), Wachovia Investment Holdings, LLC (“Wachovia Bridge”), Wachovia Capital Markets, LLC (“WCM”) and Barclays Capital (“Barclays” and, together with Bank of America, BofA Bridge, BAS, Wachovia, Wachovia Bridge and WCM, each, a “lender” and, collectively, the “lenders”) pursuant to which certain of the lenders have collectively committed to provide Buyer with financing in an aggregate amount of up to $1,150,000,000 (the “debt financing” and, collectively with the equity financing, the “financing”). Pursuant to the debt commitment letter and subject to the conditions set forth therein:

•	Bank of America, Wachovia and Barclays (in such capacity, each a “bank lender” and, collectively, the “bank lenders”) have committed, severally, but not jointly, to provide to Merger Sub 50%, 33.3% and 16.7%, respectively, of either (x) up to $150 million of non-amortizing senior secured asset-based revolving credit facility (the “ABL facility”), or, under certain circumstances, (y) $100 million of senior secured revolving credit facility (the “cash flow facility” and, together with the ABL facility, the “bank credit facilities”). The debt commitment letter provides that loans under the bank credit facilities are to be used for working capital and general corporate purposes of Merger Sub (and, upon consummation of the merger, the Company) and their subsidiaries; provided that (i) such loans may not be used to prepay indebtedness under the short-term liquidity facility, described in “— Short-Term Liquidity Facility” beginning on page [ • ] and (ii) under the ABL facility, up to $30 million may be drawn on the closing of the merger so long as availability under the ABL facility, after giving effect to all extensions of credit on the closing date, is not less than $75 million.

•	Buyer is expected to pursue the issuance and sale of senior secured notes (the “senior secured notes”) in an aggregate principal amount (the “offering amount”) equal up to the sum of (i) $1.0 billion plus, at Merger Sub’s election, (ii) to the extent that the borrowing base in respect of the ABL facility is less than $150 million but equal to or greater than $100 million (any such deficiency, a “Shortfall”), up to the amount of the Shortfall. If the offering of such debt securities is not completed substantially concurrently with the merger, BofA Bridge, Wachovia Bridge and Barclays (in such capacity, each a “bridge lender” and, collectively, the “bridge lenders”) have committed, severally, but not jointly, to provide to Buyer 50%, 33.3% and 16.7%, respectively, of senior secured bridge loans (the “senior secured bridge loan facility”) in an aggregate principal amount equal to the offering amount. The affirmative and the negative covenants and events of default under the senior secured bridge loan facility will be the same as those under the senior secured notes. Proceeds of the senior secured notes and/or the senior secured bridge loan facility, together with the proceeds of the equity contribution and the borrowings under the applicable bank credit facilities, are to be used for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of the Company and paying fees and expenses incurred in connection with the merger and the financing and other transactions related thereto.

The debt commitments expire on the earlier of (i) February 15, 2009 (and, under certain circumstances, the commitments with respect to the ABL facility may expire prior to that date) and (ii) any termination of the merger agreement not arising out of action or inaction by any lender. The documentation governing the bank credit facilities, the senior secured notes and the senior secured bridge loan facility has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement.

Pursuant to the merger agreement, Buyer and Merger Sub are obligated to use their reasonable best efforts to obtain the debt financing set forth in the debt commitment letter at or prior to the closing of the merger. In the event that any portion of the debt financing becomes unavailable on the terms contemplated in the debt commitment letter, Buyer must use its reasonable best efforts to arrange alternative financing from alternative sources on terms not materially less favorable to Buyer in the aggregate (as determined in the good faith judgment of Buyer).

The availability of the bank credit facilities and the senior secured bridge loan facility is subject to, among other things:

•	there not having occurred since December 31, 2007 a Company material adverse effect (as defined in the merger agreement);

•	repayment or refinancing of specified existing indebtedness of the Company concurrently with the consummation of the merger;

•	completion of the merger in accordance with the merger agreement and the negotiation, execution and delivery of definitive documentation;

•	the accuracy of certain specified representations and warranties;

•	the making of the required equity contributions;

•	the delivery of specified audited, unaudited and pro forma financial statements and other information;

•	perfection of security interests in the collateral for the debt financing; and

•	the payment of certain specified fees.

Guarantee

As an inducement for Apria to enter into the merger agreement, Parent entered into a Limited Guarantee dated as of June 18, 2008 in favor of and for the benefit of Apria. The Limited Guarantee is referred to herein as the “guarantee.” Under the guarantee, Parent agreed to irrevocably and unconditionally guarantee and perform the payment obligations of Buyer with respect to the reverse termination fee payable by Buyer to Apria, in an amount not to exceed $37,900,000.

Interests of Apria Directors and Executive Officers in the Merger

In considering the recommendation of the Company’s Board of Directors, you should be aware that some executive officers and directors of Apria have various relationships with Apria or interests in the merger, including those described below, that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest. The members of the Company’s Board of Directors were aware of such interests when deciding to approve the merger.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance.  Buyer has agreed to cause the surviving corporation in the merger and its subsidiaries to maintain for a period of six years from and after the completion of the merger, policies of directors and officers’ liability insurance covering each person who was a director or an officer of Apria or any of its subsidiaries at any time prior to completion of the merger, with respect to claims arising from facts or events that occurred on or prior to the completion of the merger, and providing at least the same coverage and amounts and containing terms that are not less advantageous to the insured parties than those contained in the policies of directors’ and officers’ liability insurance in effect on June 18, 2008; provided, that, in no event will Buyer be required to maintain such policies if it is required to pay aggregate annual premiums in excess of 275% of the amount of the annual premium being paid by Apria prior to completion of the merger. If the cost of such policy is in excess of such amount, it will only be obligated to provide a policy with the best coverage Buyer is reasonably able to obtain for such amount. In addition, for a period of six years after the completion of the merger, Buyer has agreed to comply with all obligations of Apria that were in existence or in effect as of June 18, 2008, under law, provisions in Apria’s certificate of incorporation, bylaws or contracts, and to indemnify and hold harmless (and also advance expenses as incurred to the fullest extent permitted under applicable law) each present and former director or officer of Apria or any of its subsidiaries against all losses, claims, damages, costs, expenses (including, without limitation attorneys’ fees and expenses), settlement payments or other liabilities arising out of or in connection with acts or omissions (other than illegal acts or fraud), by them in their capacities as such, whether asserted or claimed before, at, or after the consummation of the merger. See “The Merger Agreement — Covenants of Parent, Buyer and/or Merger Sub — Indemnification and Insurance.”

Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Restricted Stock Purchase Rights.  The merger agreement provides that except as otherwise agreed by Buyer and the holder, each option, stock appreciation right, share of restricted stock, restricted stock unit and restricted stock purchase right that is outstanding immediately prior to the completion of the merger, including all such awards held by the Company’s executive officers and directors, will be canceled, and the holder of each award will be entitled to receive upon completion of the merger a cash payment for each share of Apria common stock subject to the award equal to the excess, if any, of $21.00 over the exercise price, purchase price or base amount per share previously subject to such award, without interest and less any required withholding taxes.

The following table sets forth, as of July 17, 2008, for each of the Company’s directors and executive officers, the approximate cash proceeds that each of the Company’s directors and executive officers will receive at the completion of the merger (without accounting for any applicable withholding taxes), on the basis of the shares of Apria common stock, in-the-money options, restricted stock, restricted stock units and restricted stock purchase rights to purchase shares of Apria common stock that they hold at the effective time of the merger.

				Proceeds from
			Proceeds	Shares of
		Proceeds from	from	Common Stock
		Shares of	In-the-	Issuable on
		Common	Money	Vesting of
		Stock	Stock	Restricted Stock
Name	Principal Position	Held	Options	Awards	Total Payments

Vicente Anido, Jr.	Director	$336,000	$0	$0	$336,000
Terry P. Bayer	Director	$63,000	$0	$0	$63,000
I.T. Corley	Director	$357,000	$0	$0	$357,000
David L. Goldsmith	Chairman of the Board	$7,448,406	$161,800	$0	$7,610,206
Lawrence M. Higby	Director, Chief Executive Officer	$2,375,268	$2,718,720	$5,626,156	$10,720,144
Richard H. Koppes	Director	$571,200	$161,800	$0	$733,000
Philip R. Lochner, Jr.(1)	Director	$315,000	$161,800	$0	$476,800
Norman C. Payson, M.D.	Director	$63,000	$0	$0	$63,000
Mahvash Yazdi	Director	$63,000	$0	$0	$63,000
Lawrence A Mastrovich	President and Chief Operating Officer	$1,059,093	$526,300	$2,910,140	$4,495,533
Chris A. Karkenny	Executive Vice President and Chief Financial Officer	$279,048	$0	$1,835,946	$2,114,994
William E. Monast	Executive Vice President, Sales	$26,943	$0	$668,493	$695,436
Daniel E. Greenleaf	President, Coram Infusion Division	$0	$681,000	$840,000	$1,521,000

(1)	Mr. Lochner’s spouse, Sally Lochner, holds an additional 2,000 shares of Apria common stock in her name.

For additional information regarding the nature of each director’s and executive officer’s beneficial ownership of the Company’s common stock, please see “Security Ownership of Certain Beneficial Owners and Management” beginning on page [ • ].

Employment and Severance Agreements

Lawrence M. Higby.  The Company’s employment agreement with Mr. Higby provides for the following payments upon a termination of the executive’s employment with the Company either by the Company without “cause” or by the executive for “good reason” (each as defined below) equal to three times the sum of (i) the executive’s base salary as in effect at the time of termination; (ii) the average of the executive’s annual bonuses with respect to the Company’s two most recently completed fiscal years; and (iii) the annual cost for the executive to obtain medical, dental and vision insurance under Consolidated Omnibus Budget Reconciliation Act, referred to herein as “COBRA,” which annual amount is estimated to be $19,583. In addition, Mr. Higby will be entitled to reimbursement of office and secretarial support expenses at a cost not to exceed $50,000 for a period of one year following termination. The employment agreement with Mr. Higby also provides that he will be entitled to indemnification on an after-tax basis in the event he incurs an excise tax under Section 4999 of the Internal Revenue Code.

Daniel E. Greenleaf.  The Company’s employment agreement with Mr. Greenleaf provides for the following payments upon a termination of the executive’s employment with the Company either by the Company without “cause” or by the executive for “good reason” (each as defined below) equal to two times the sum of (i) the executive’s base salary as in effect at the time of termination; (ii) the average of the executive’s annual bonuses with respect to the Company’s two most recently completed fiscal years; and (iii) the annual cost for the executive to obtain medical, dental and vision insurance under COBRA, which annual amount is estimated to be $23,382. The employment agreement with Mr. Greenleaf also provides that in the event payments to him would otherwise be subject to the excise tax under Section 4999 of the Internal Revenue Code, he will either be entitled to full payment of such amounts or payment of a lesser amount such that no payment to him is subject to the excise tax, whichever results in the greatest after-tax benefit to Mr. Greenleaf.

Chris A. Karkenny.  The Company’s employment agreement with Mr. Karkenny provides for the following payments upon a termination of the executive’s employment with the Company either by the Company without “cause” or by the executive for “good reason” (each as defined below) equal to two times the sum of (i) the executive’s base salary as in effect at the time of termination; (ii) the average of the executive’s annual bonuses with respect to the Company’s two most recently completed fiscal years (in the event of a termination in 2008 the average of the annual bonuses will be deemed to be equal to the average of the executive’s annual bonus for 2007 and the executive’s target bonus for the year of termination); and (iii) the annual cost for the executive to obtain medical, dental and vision insurance under COBRA, which annual amount is estimated to be $9,959. The employment agreement with Mr. Karkenny also provides that he will be entitled to indemnification on an after-tax basis in the event he incurs an excise tax under Section 4999 of the Internal Revenue Code.

Lawrence A. Mastrovich.  The Company’s employment agreement with Mr. Mastrovich provides for the following payments upon a termination of the executive’s employment with the Company either by the Company without “cause” or by the executive for “good reason” (each as defined below) equal to two times the sum of (i) the executive’s base salary as in effect at the time of termination; (ii) the average of the executive’s annual bonuses with respect to the Company’s two most recently completed fiscal years; and (iii) the annual cost for the executive to obtain medical, dental and vision insurance under COBRA, which annual amount is estimated to be $25,159. The employment agreement with Mr. Mastrovich also provides that he will be entitled to indemnification on an after-tax basis in the event he incurs an excise tax under Section 4999 of the Internal Revenue Code.

William Monast.  The Company’s severance agreement with Mr. Monast provides for the following payments upon a termination of the executive’s employment with the Company either by the Company without “cause” or by the executive for “good reason” (each as defined below) equal to one times the sum of (i) the executive’s base salary as in effect at the time of termination; (ii) the average of the executive’s annual bonuses with respect to the Company’s two most recently completed fiscal years; and (iii) the annual cost for the executive to obtain medical, dental and vision insurance under COBRA, which annual amount is estimated to be $20,127. The severance agreement with Mr. Monast also provides that in the event payments to him would otherwise be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments will be automatically reduced such that no payment to him is subject to such excise tax.

Noncompetition Agreements

The Company’s noncompetition agreements with Mr. Greenleaf, Mr. Karkenny and Mr. Monast each provide for a payment of $750,000 upon a termination of the executive’s employment with the Company either by the Company without cause or by the executive for good reason, in each case, during the period that begins with the first to occur of (i) the initial public announcement of a change of control, or (ii) the ninetieth (90th) day preceding a change of control and ends two years following such change of control. The payments under these noncompetition agreements are contingent upon the affected executive’s compliance with the post-termination noncompetition covenant contained therein.

Definition of “cause” and “good reason” in Employment Agreements, Severance Agreements and Noncompetition Agreements

For purposes of the employment and severance agreements, as well as the noncompetition agreements, during the period that begins with the first to occur of (i) the initial public announcement of a change of control, or (ii) the ninetieth day preceding a change of control, and ends two years following such change of control, “cause” shall mean only the occurrence of either or both of the following: (i) the executive’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or (ii) the willful engaging by the executive in misconduct that is significantly injurious to the Company.

For purposes of the employment and severance agreements, as well as the noncompetition agreements, during the period that begins with the first to occur of (i) the initial public announcement of a change of control, or (ii) the ninetieth day preceding a change of control, and ends two years following such change of control, “good reason” shall mean, without the executive’s written consent, the occurrence of any of the following: (i) a material reduction in the nature, status or scope of the executive’s authorities, duties, and/or responsibilities from their level in effect on the day immediately prior to the change of control; (ii) a reduction in the executive’s base salary from its highest level in effect at any point in the three months preceding the change of control or a significant reduction in the executive’s aggregate incentive opportunities under the Company’s short and/or long-term incentive programs, as such opportunities exist immediately prior to the change of control; (iii) the failure of the Company to maintain the executive’s relative level of coverage and accruals under the Company’s employee benefit and/or retirement plans, policies, practices or arrangements in which the executive participates immediately prior to the change of control; (iv) the executive is informed by the Company that his principal place of employment for the Company will be relocated to a location that will result in an increase of more than thirty miles in the executive’s one-way commute; and (v) for purposes of the employment agreements (but not Mr. Monast’s severance agreement or the noncompetition agreements), the Company’s not permitting the executive to continue to serve in a mutually acceptable senior executive position. In addition, (x) for purposes of Mr. Karkenny’s employment and noncompetition agreements, “good reason” also includes the executive ceasing to serve in his current position with a corporation with publicly traded securities; and (y) for purposes of Mr. Higby’s employment agreement, “good reason” also includes the occurrence of a change of control followed by Mr. Higby’s written notice of his resignation at any time concurrent with or during the six-month period following such change of control.

The merger, if consummated, will constitute a change of control pursuant to the above described employment and severance agreements, as well as the non-competition agreements.

Retention Bonuses

In connection with the merger, it is contemplated that the Apria will pay retention or “stay” bonuses to certain of its current employees, in an aggregate amount not to exceed $5 million. The individuals eligible to receive a stay bonus, the amount of each stay bonus and the payment schedule and terms of each stay bonus are subject to the approval of Buyer.

New Management Arrangements

As of the date of this proxy statement, neither the Company nor Buyer have entered into any employment agreements with our management or engaged in discussions with management regarding employment arrangements in connection with the merger, nor has the Company materially amended or modified any existing employment agreements.

Grantor Trusts.

Prior to the effective time of the merger, the Company has agreed to take all actions as may be reasonably necessary to cause each employment agreement or severance agreement between the Company and any of its employees to be amended such that in no event will the Company and/or Buyer (or their respective affiliates) be required, as a result of the merger or any transaction or event contemplated by this merger agreement, to fund, through a grantor trust described in Section 671 of the Code or similar arrangement, the payment of any amounts that are or could become payable to the employee pursuant to such agreement and/or any other employee plan.

Appraisal Rights

The discussion of the provisions set forth in this section is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), a copy of which is attached to this proxy statement as Appendix B. Stockholders intending to exercise appraisal rights should carefully review Appendix B. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of the Company’s common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of the Company’s common stock appraised by the Delaware Court of Chancery (the “Court”) and to receive the “fair value” of such shares in cash as determined by the Court, together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding and perfecting appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than twenty days prior to the meeting a constituent corporation must notify each of its holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement constitutes such notice to holders of the Company’s common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with the Company before the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the adoption of the merger agreement, or an abstention or failure to vote for the adoption of the merger agreement. Stockholders electing to exercise their appraisal rights must not vote “FOR” the adoption of the merger agreement. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. A person having a beneficial interest in the Company’s common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. If common stock is held through a broker who in turn holds the common stock through a central securities depository nominee such as Cede & Co., a demand for appraisal of such common stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand to Apria at Apria Healthcare Group Inc., 26220 Enterprise Court, Lake Forest, California 92630-8405, Attention: Corporate Secretary. The demand must reasonably inform the Company of the identity of the holder as well as the holder’s intention to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights. Within ten days after the effective time of the merger, the Company must provide notice of the effective time of the merger to all of the Company’s stockholders who have complied with Section 262 and have not voted for the adoption of the merger agreement.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of entitlement to perfection of appraisal rights will be entitled, upon written request, to receive from the Company a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the Company or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the Company the statement described in this paragraph.

Within 120 days after the effective time of the merger (but not thereafter), either Apria or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Court demanding a determination of the fair value of the shares of the Company’s common stock owned by stockholders entitled to appraisal rights. The Company has no obligation or present intention to file such a petition if demand for appraisal is made, and holders should not assume that the Company will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file such a petition.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon Apria. Apria must, within twenty days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom the Company has not reached agreements as to the value of their shares. The Court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After notice to the stockholders as required by the Court, the Court is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. After the Court determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the closing date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, or less than, or equal to, the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court.

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “— Material U.S. Federal Income Tax Consequences of the Merger” on page [ • ].

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within sixty days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the Company’s consent. No appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within sixty days after the effective time of the merger. If the Company does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the consideration being offered pursuant to the merger agreement. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Appendix B to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, stockholders of the Company who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to the Company’s stockholders. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect, so as to result in tax consequences different from those described below. For purposes of this summary, a “U.S. holder” is a beneficial owner of Company common stock that is (i) a citizen or an individual resident of the United States; (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Apria common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to the Company’s stockholders who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their Apria common stock as part of a hedge, straddle or conversion transaction, holders who acquired Apria common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of Apria common stock as “capital assets” within the meaning of Section 1221 of the Code. Furthermore, this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Apria common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

U.S. Holders

Exchange of Apria Common Stock for Cash

A U.S. holder of Apria common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Apria common stock surrendered. Any such gain or loss generally will be capital gain or loss if the Apria common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the Apria common stock for more than one year prior to the effective time of the merger. If the U.S. holder has held the Apria common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. If a U.S. holder acquired different blocks of Apria common stock at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of Apria common stock and the cash that such U.S. holder receives will be allocated pro rata to each such block of Apria common stock.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, twenty-eight percent of all cash payments to which a holder of Apria common stock is entitled pursuant to the merger agreement unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct, and certifies that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Each holder of Apria common stock should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

Exchange of Apria Common Stock for Cash

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	Apria is or has been a “United States real property holding corporation” for United States federal income tax purposes and the non-U.S. holder owned more than five percent of Apria’s common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat thirty percent tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to thirty percent of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. Apria believes it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, twenty-eight percent of all cash payments to which a non-U.S. holder of Apria common stock is entitled pursuant to the merger agreement unless the non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s United States federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Litigation Related to the Merger

Apria has been served with two complaints seeking to enjoin the proposed transaction. The first complaint was filed on June 24, 2008 by Alaska Ironworkers Pension Trust, On Behalf of Itself and All Others Similarly Situated, in the Superior Court of the State of California, County of Orange, Case No. 30-2008-00078710. The complaint names Apria, David L. Goldsmith, Vicente Anido, Jr., Terry P. Bayer, I.T. Corley, Lawrence M. Higby, Richard H. Koppes, Philip R. Lochner, Jr., Dr. Norman C. Payson and Mahvash Yazdi as defendants, and asserts a single cause of action for breach of fiduciary duty and aiding and abetting against all defendants. The complaint seeks certification of a class of all common stockholders of Apria who are being and will be harmed by defendants’ alleged actions; a declaration that the proposed transaction is in breach of defendants’ fiduciary duties, and, therefore, unlawful and unenforceable; an order enjoining defendants and others from consummating the proposed transaction; an order directing the individual defendants to exercise their fiduciary duties to obtain a transaction in the best interests of Apria’s stockholders; rescission of the proposed transaction to the extent already implemented; recovery of costs of suit, including attorneys’ fees; and other relief.

The second complaint was filed on July 2, 2008 by Bruce Ellis, On Behalf of Himself and All Others Similarly Situated, in the Superior Court of the State of California, County of Orange, Case No. 30-2008-00081027. The complaint names Apria, David L. Goldsmith, Vicente Anido, Jr., Lawrence M. Higby, Mahvash Yazdi, Dr. Norman C. Payson, Philip R. Lochner, Jr., Richard H. Koppes, I.T. Corley, Terry P. Bayer and Blackstone Group LP as defendants, and asserts two causes of action: (1) breach of fiduciary duty against the individual defendants, and (2) aiding and abetting the individual defendants’ breach of fiduciary duty against Blackstone Group LP. The complaint seeks certification of a class of all common stockholders of Apria who are being and will be harmed by defendants’ alleged actions; a declaration that the proposed transaction is in breach of defendants’ fiduciary duties, and, therefore, unlawful and unenforceable; an order enjoining defendants and others from consummating the proposed transaction; an order enjoining the defendants from holding a shareholder vote on the proposed transaction until curative disclosures are made; an order directing the individual defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Apria’s shareholders; rescission of the proposed transaction to the extent already implemented; imposition of a constructive trust, in favor of plaintiff, upon any benefits improperly received by defendants; recovery of costs of suit, including attorneys’ fees; and other relief.

On July 15, 2008, the Court issued an Order on Consolidation of Related Actions and Appointment of Lead Counsel, where the Court, among other things, consolidated the above actions, as well as other current or future actions arising out of the same set of facts that are filed in or transferred to the Court, into a single action, titled In re Apria Healthcare Group Inc. Shareholder Litigation, Lead Case No. 30-2008-00078710. Coughlin, Stoia, Geller, Rudman & Robbins LLP was appointed as lead counsel for plaintiffs in the consolidated action. The Court further ordered plaintiffs to file a consolidated complaint within 30 days after the date of filing of this Preliminary Proxy Statement on Schedule 14A with the SEC by Apria. Pursuant to the July 15, 2008 order, the consolidated complaint will supersede all complaints filed in any consolidated action, and defendants shall respond to the consolidated complaint pursuant to a briefing schedule to be agreed upon by the parties and approved by the Court. Also pursuant to the order, defendants are not required to, and have not, responded to the foregoing complaints.

Short-Term Liquidity Facility

On June 18, 2008, Apria entered into the short term liquidity facility, a $280 million credit facility pursuant to a credit agreement with BofA Bridge, Barclays Capital and WCM. Proceeds of the short-term liquidity facility will be used to fund potential repurchases of Apria’s convertible notes and, if applicable, to pay certain tax liabilities related thereto. The loans under the short-term liquidity facility bear interest at a rate of eleven percent per year with a maturity date of March 1, 2009. The Company paid usual and customary bank fees in connection with entering into the short-term liquidity facility.

The short-term liquidity facility includes restrictions on the Company regarding additional indebtedness, business operations, liens, transfers and sales of assets, and transactions with affiliates. The short-term liquidity facility also contains customary events of default which would permit the lenders to accelerate payments under the short-term liquidity facility if not cured within applicable grace periods, including the failure to make timely payments under the short-term liquidity facility and the failure to follow certain covenants. Events of default also include the entry by the Company into an agreement or arrangement (other than the merger agreement or any agreement or arrangement with respect to certain qualifying bids to effect a transaction constituting a change of control).

The Company has agreed to, with the proceeds of the financing from the Buyer, repay and discharge the indebtedness pursuant to the short-term liquidity facility (or other indebtedness incurred in lieu thereof) at the effective time of the merger.

Subject to prior redemption by the holders thereof, the $250 million of the Company’s convertible notes will by their terms remain outstanding upon the completion of the merger, provided that pursuant to the terms of the indenture governing the convertible notes, holders of the convertible notes will have the option, as a result of the change of control resulting from the merger, to cause the Company for a limited period of time following notice from the Company of the occurrence of the merger to repurchase the convertible notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest.

Pursuant to the merger agreement, the Company has agreed to redeem on September 1, 2008 all of the convertible notes the holders of which have elected to have Apria so redeem pursuant to the current terms thereof using only the proceeds of the short-term liquidity facility or, solely to the extent such proceeds are not available, pursuant to other indebtedness incurred in lieu thereof, provided that such other indebtedness shall be prepayable by Apria at any time and shall be on market terms as of the date such other indebtedness is incurred. Further, Apria has agreed that it shall use its reasonable best efforts to obtain the financing contemplated by the short-term liquidity facility.

Effective Time of Merger

The following subsections of this proxy statement describe material aspects of the proposed merger. Although the Company believes that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and incorporated into this proxy statement by reference. You should carefully read this entire proxy statement and the other documents the Company refers you to for a more complete understanding of the merger. In addition, the Company incorporates important business and financial information into this proxy statement by reference. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where Stockholders Can Find More Information” that begins on page [ • ] of this proxy statement.

The merger will be completed and become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or any later time as the Company, Buyer and Merger Sub agree upon and specify in the certificate of merger. The parties intend to complete the merger as soon as practicable following the adoption of the merger agreement by the Company’s stockholders and satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement (taking into account the timing of the marketing period). The parties to the merger agreement expect to complete the merger in the second half of 2008. Because the merger is subject to a number of conditions and to the completion of the marketing period, the exact timing of the merger cannot be determined, if it is completed at all.

Payment of Merger Consideration and Surrender of Stock Certificates

At the effective time of the merger, Buyer will be the sole stockholder of Apria, and you will be entitled to receive $21.00 in cash, without interest and less any applicable withholding taxes, for each share of Apria common stock that you own at the time the merger is completed unless you have elected to exercise your appraisal rights. Buyer has designated the paying agent to make the cash payments contemplated by the merger agreement. At or prior to the effective time of the merger, Buyer or Merger Sub will deposit with the paying agent, for the benefit of the holders of Apria common stock, funds in an aggregate amount equal to the merger consideration for all stockholders entitled to receive a cash payment in respect of their shares of Apria common stock. The paying agent will deliver to you your merger consideration according to the procedure summarized below.

At the effective time of the merger, the Company will close its stock ledger. After that time, if you present Apria common stock certificates to the surviving corporation, the surviving corporation will exchange them for cash as described in this section.

Promptly (but not more than three business days) after the completion of the merger, the surviving corporation will send you, or cause to be sent to you, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration.

The paying agent will promptly pay you your merger consideration after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent any other items specified by the letter of transmittal.

Interest will not be paid or accrue in respect of any cash payments of merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

After the completion of the merger, unless you are one of the stockholders who perfect their appraisal rights, you will cease to have any rights as an Apria stockholder.

One year after the merger occurs, the paying agent will return to the surviving corporation all funds in its possession, upon demand, and the paying agent’s duties will terminate. After that time, if you have not received payment of the merger consideration, you may look only to the surviving corporation, but only as a general creditor thereof, for payment of the merger consideration, without interest, subject to applicable abandoned property, escheat and similar laws. If any certificate representing Apria common stock has not been surrendered prior to one year after the completion of the merger (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law), the payment with respect to such certificate will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to any claims or interest.

Fees and Expenses

Except as otherwise described in “The Merger Agreement — Effect of Termination; Fees and Expenses,” all fees, expenses and costs incurred in connection with the merger agreement, the merger and the other transactions contemplated thereby, including legal, accounting, investment banking and other fees, expenses and costs, will be paid by the party incurring such fees, expenses and costs, whether or not the merger is consummated. The expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of the Company’s stockholders, and all filing and other fees paid to the SEC will be borne by Apria. Fees and expenses incurred or to be incurred by the Company in connection with the merger are estimated at this time to be as follows:

Description	Amount
(In thousands)

Legal fees and expenses	$
Accounting expenses
Financial advisory fee and expenses
Printing, proxy solicitation and mailing costs
Filing fees
Miscellaneous
Total

The Merger Agreement

This section of the proxy statement summarizes the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and incorporated into this proxy statement by reference. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement. The Company urges you to read the merger agreement carefully and in its entirety.

The summary of the merger agreement in this proxy statement has been included to provide you with information regarding some of its material provisions. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties made as of a specified date may be subject to a contractual standard of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

General; The Merger

The merger agreement provides for the merger of Merger Sub with and into Apria upon the terms, and subject to the conditions, set forth in the merger agreement. After the completion of the merger, Apria will continue as the surviving corporation and become a wholly-owned subsidiary of Buyer. If the merger is completed, Apria common stock will be delisted from the New York Stock Exchange (“NYSE”), deregistered under the Exchange Act and will no longer be publicly traded, and the Company will not file periodic reports with the SEC. The Company will be a privately held corporation and the Company’s current stockholders will cease to have any ownership interest in the Company or rights as the Company’s stockholders. Therefore, the Company’s current stockholders will not participate in any of the Company’s future earnings or growth and will not benefit from any appreciation in the Company’s value, if any.

Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, Apria’s certificate of incorporation shall be amended to read as set forth in Exhibit A to the merger agreement and, as so amended, shall be the certificate of incorporation of the surviving corporation to the merger thereafter. The bylaws of the Company as in effect immediately prior to the completion of the merger shall remain the bylaws of the surviving corporation following the effective time.

After the merger, the directors of Merger Sub immediately prior to the merger shall be the directors of the surviving corporation, and the officers of Apria immediately prior to the merger shall continue to be the officers of the surviving corporation.

Conversion of Securities

At the effective time of the merger, each share of issued and outstanding Apria common stock existing immediately prior to the merger shall, without any action on the part of the stockholder thereof, automatically be retired and cease to exist, and be converted into the right to receive, $21.00 in cash, without interest and less any applicable withholding taxes, other than the shares described below:

•	shares owned by Buyer, Merger Sub or any direct or indirect subsidiary of Buyer or Merger Sub or any direct or indirect wholly-owned subsidiary of the Company;

•	shares held by the Company as treasury stock; and

•	shares which are held by stockholders properly demanding and perfecting appraisal rights pursuant to Section 262 of the DGCL (referred to in this section of the proxy statement as “dissenting shares”).

After the merger is effective, each holder of a certificate representing any shares of Apria common stock (other than any holders of dissenting shares) will no longer have any rights with respect to such shares, except for the right to receive $21.00 in cash, without interest and less any applicable withholding taxes, per share.

On or prior to the effective time of the merger, Buyer shall deposit or cause to be deposited with paying agent cash sufficient to pay the merger consideration for each holder of shares of Apria common stock (other than shares listed in the three bullet points above). Promptly after the completion of the merger, the paying agent will mail a letter of transmittal and instructions to you. The letter of transmittal and instructions will tell you how to surrender Apria common stock certificates in exchange for merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. The person requesting such payment will pay any transfer or other taxes required by reason of payment to a person other than the registered holder or establish to the satisfaction of the surviving corporation that such tax has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Buyer and the surviving corporation will be entitled to deduct and withhold from the merger consideration payable to you such amounts as it is required to deduct and withhold with respect to the payment of such consideration under applicable tax laws and pay such withholding amounts to the appropriate taxing authorities. To the extent such withheld amounts are withheld, such withheld amounts will be treated for all purposes under the merger agreement as having been paid to the holder of Apria common stock.

Any portion of the merger consideration which remains unclaimed by stockholders one year after the completion of the merger shall be repaid to the surviving corporation, and any former stockholders who have not surrendered their shares in exchange for merger consideration shall thereafter look only to the surviving corporation for payment, without any interest. If any certificate representing Apria common stock has not been surrendered immediately prior to the date that such unclaimed funds would otherwise escheat or become property of any governmental entity, the payment with respect to such certificate will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to any claims or interest.

Treatment of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Restricted Stock Purchase Rights

Except as otherwise agreed by Buyer and the holder, each option, stock appreciation right, share of restricted stock, restricted stock unit and restricted stock purchase right (whether vested or unvested) granted under Apria’s equity compensation plans that is outstanding as of the completion of the merger shall be canceled, and the holder of such awards shall receive, in consideration for such cancellation, for each share of Apria common stock subject to such cancellation, the excess, if any, of $21.00 over the exercise price, purchase price or base amount per share previously subject to such award, without interest and less any required withholding taxes. To the extent that amounts are so deducted and withheld, such amounts will be treated as having been paid to the holder of the award.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Buyer and Merger Sub and representations and warranties made by Buyer and Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specific date, and certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. The representations and warranties (1) have been qualified by disclosures made to the other parties in connection with the merger agreement, (2) will not survive the completion of the merger and (3) at closing, must only be true and correct subject to the standards contained in the merger agreement, which may differ from what may be viewed as material by Apria’s stockholders. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

The Company’s representations and warranties in the merger agreement relate to, among other things:

•	corporate organization, good standing and corporate power and authority;

•	subsidiaries;

•	the Company’s authority to enter into and consummate the transactions contemplated by the merger agreement;

•	capitalization;

•	consents and approvals that need to be obtained in connection with the transactions contemplated by the merger agreement;

•	the accuracy of the Company’s previously filed SEC reports and financial statements;

•	this proxy statement’s compliance with applicable requirements of the Exchange Act;

•	the absence of undisclosed liabilities;

•	the absence of a “material adverse effect” on the Company and certain other changes since December 31, 2007;

•	material contracts;

•	compliance with applicable laws;

•	any pending or threatened litigation;

•	tax matters;

•	environmental matters;

•	labor relations and ERISA compliance;

•	leased real property;

•	assets and personal property;

•	intellectual property;

•	insurance;

•	related party transactions;

•	the vote of the Company’s stockholders required to adopt the merger agreement;

•	brokers and brokers’ fees;

•	the opinion of the Company’s financial advisor;

•	state takeover statutes; and

•	health care matters.

Many of Apria’s representations and warranties are qualified by the absence of a “Company material adverse effect” which means, for purposes of the merger agreement, any effect, change, occurrence, development, condition or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of Apria to consummate the transactions contemplated in the merger agreement, or (b) the condition (financial or otherwise), assets, business, or results of operations of Apria and its subsidiaries, taken as a whole. However, a “Company material adverse effect” falling under clause (b) of the definition does not include any effect, change, occurrence, development, condition or event arising out of or attributable to any of the following:

•	the effects of changes that are generally applicable to the industries and markets in which Apria and its subsidiaries operate, as long as such change does not disproportionately affect the Company as compared to its peers;

•	any change in general economic or political conditions, or in the financial, banking or securities markets (including general changes to interest rates or stock, bond and/or debt prices) in the United States or other countries in which Apria or its subsidiaries conduct operations as long as such change does not disproportionately affect the Company as compared to its peers;

•	the effect of any change arising in connection with natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof;

•	the effect of any changes in applicable laws or accounting rules, including, but not limited to changes in laws, regulations or interpretations thereof by governmental entities affecting the health care industry (including the introduction or enactment of any legislation or the proposal or adoption of any rule or regulation affecting Medicare reimbursement, competitive bidding, or other aspects of the health care industry);

•	the effect of any failure to obtain the approvals or consents set forth in the non-contravention and required consents provision (other than for purposes of the representations set forth in the non-contravention and required consents provision) and the approvals and consents covenant of the merger agreement;

•	changes in the trading volume or market price of Apria’s outstanding common stock in and of itself;

•	any actions required under the merger agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the merger;

•	any effect of the public announcement of the merger agreement, the transactions contemplated thereby or the consummation of such transactions (other than the closing itself);

•	any failure by Apria to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself;

•	any action expressly required to be taken pursuant to the terms of the merger agreement; or

•	any actions taken at the request of Buyer.

The merger agreement also contains various representations and warranties made by Buyer and Merger Sub to Apria that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	the corporate organization, good standing and corporate power and authority of Buyer and Merger Sub;

•	the authority of Buyer and Merger Sub to enter into and consummate the transactions contemplated by the merger agreement;

•	consents and approvals that need to be obtained in connection with the transactions contemplated by the merger agreement;

•	the accuracy of information supplied by Buyer and Merger Sub for inclusion in this proxy statement;

•	Merger Sub not having incurred any obligation or liability or engaged in any business activity other than in connection with the merger agreement and transactions contemplated thereunder;

•	compliance with laws;

•	any outstanding litigation that could reasonably be expected to have any material adverse effect on the ability of Buyer or Merger Sub to timely close the merger (a “Buyer material adverse effect”);

•	the equity and debt financing;

•	the guarantee;

•	the solvency of Buyer and the surviving corporation after the completion of the merger;

•	ownership of capital stock; and

•	brokers and brokers’ fees.

Covenants of Apria

Apria has various obligations and responsibilities under the merger agreement from the date thereof until the effective time of the merger, including, but not limited to, the following:

Conduct of Business Pending the Merger.  During the period between the date of the merger agreement and the effective time of the merger, Apria has agreed to conduct its business in the ordinary course consistent with past practice, and to use its reasonable best efforts to preserve intact its and its subsidiaries’ business organization.

The merger agreement also restricts Apria from taking any of the following actions during the period between the date of signing the agreement until the earlier of the effective time or the termination of the merger agreement, without the prior consent of Buyer:

•	amend its certificate of incorporation or bylaws or comparable organizational documents in any material respect;

•	either commit to or actually issue, pledge, dispose of, grant, transfer, encumber, sell, or deliver any shares of any class or any other securities, including stock options or certain similar rights, except for the issuance and sale of shares of common stock in compliance with the terms of outstanding stock options or the Company’s existing convertible notes in accordance with their existing terms;

•	split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution in respect of, or redeem or repurchase, any shares of capital stock, other than dividends made by any subsidiary of Apria to Apria or one of its wholly-owned subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Apria or any of its subsidiaries (other than the merger or an alternate acquisition agreement);

•	incur debt in excess of $2,500,000, other than:

•	ordinary course of business drawdowns on the Company’s revolving credit facility,

•	pursuant to stand-alone financing for the Company’s existing convertible notes (or other indebtedness in lieu thereof), or

•	in connection with acquisitions of businesses in certain competitive bidding areas;

•	except in connection with acquisitions of businesses in certain competitive bidding areas:

•	assume or guarantee obligations of any other person, except in the ordinary course consistent with past practice, or

•	make any loans, advances or capital contributions to any other person (other than ordinary course customary loans or advances to employees) and in an amount not exceeding $500,000 in the aggregate at any time outstanding;

•	except as may be required by law:

•	enter into, adopt or amend in any material respect any employee benefit plan,

•	make any increase in the compensation or fringe benefits of any non-executive employee or directors other than in the ordinary course of business and consistent with past practice, or

•	increase the compensation or fringe benefits of any director or officer, except as may be required by certain existing contracts;

•	acquire, sell, lease or dispose of any material amount of property or assets in any single transaction or series of related transactions, except:

•	pursuant to existing contracts or commitments,

•	if such transaction or transactions (i) individually have a fair market value of less than $2,000,000 or (ii) in the aggregate have a fair market value of less than $5,000,000,

•	in the ordinary course of business consistent with past practice, or

•	in connection with acquisitions of businesses in certain competitive bidding areas;

•	grant or forgive any loans to officers or directors;

•	change any of the financial accounting principles or practices used by Apria except as may be required as a result of a change in law or in generally accepted accounting principles in the United States;

•	(i) change any material method of tax accounting, or change any material tax election, (ii) file any amended tax return involving a material amount of additional taxes (except as required by law), (iii) settle or compromise any tax liability, or any claim for a material refund of taxes or enter into any closing agreement with respect to any material tax, except for an agreement or compromise with respect to a tax for an amount that is not materially in excess of the amount reserved in Apria’s financials, and (iv) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes (other than extensions and waivers granted during the ordinary course of an audit or examination);

•	acquire (by merger, consolidation or acquisition of stock or assets) any other person or any equity interest therein except either:

•	pursuant to certain existing contracts or commitments,

•	if such transaction or transactions (i) individually have a fair market value of less than $2,000,000, or (ii) in the aggregate have a fair market value of less than $5,000,000 (other than in connection with acquisitions of businesses in certain competitive bidding areas), or

•	in the ordinary course of business consistent with past practice;

•	take any action which would be reasonably likely to result in a Company material adverse effect;

•	authorize any new capital expenditure or expenditures which (i) in the aggregate are in excess of $5,000,000, or (ii) are related to a certain information technology business transformation initiative that was started by the Company in 2005, referred to herein as “Project Symphony” and are in excess of $1,000,000 in the aggregate; provided, that any capital expenditure related to Project Symphony will not be deemed in the ordinary course of business;

•	enter into, amend, cancel or modify any material contract or any contract that would have been a material contract if in effect on the date of the merger agreement, except in connection with acquisitions of businesses in certain competitive bidding areas, or except in the ordinary course of business;

•	revalue in any material respect any of its properties or assets (including writing down the value of inventory or writing off notes or accounts receivable) other than in the ordinary course of business consistent with past practice;

•	fail to maintain in full force and effect the material insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

•	settle, release, waive or compromise any pending or threatened legal proceeding:

•	for an amount in excess of $5,000,000,

•	for an amount in excess of $1,000,000 in excess of the amount currently reserved for such matters,

•	entailing obligations that would impose any material restrictions on the business or operations of Apria or any of its subsidiaries, or

•	that is brought by any security holder of the Company or its subsidiaries relating to the transactions contemplated by the merger agreement;

•	cancel any debts or waive any claims or rights of substantial value except for:

•	cancellations made or waivers granted with respect to claims other than indebtedness in the ordinary course of business consistent with past practice which, in the aggregate, are not material, or

•	claims other than indebtedness which are cancelled or waived in connection with the settlement of the actions referred to in, and to the extent permitted by, the clause of the interim operating covenant provision relating to settlement of litigation;

•	effect or permit a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act without complying with the notice requirements and all other provisions of such act; or

•	enter into an agreement, contract, commitment or arrangement to do any of the foregoing that would materially impair the ability of Apria to consummate the merger in accordance with the terms of the merger agreement.

Prior to the effective time of the merger, Apria also agreed to:

•	redeem on September 1, 2008 all of the convertible notes the holders of which have elected to have Apria redeem such notes using only the proceeds of the short-term liquidity facility or, to the extent such proceeds are not available, using the proceeds of other indebtedness incurred by Apria in lieu of the short-term liquidity facility, provided that such other indebtedness must be prepayable by Apria at any time and must be on market terms;

•	repay and discharge the indebtedness pursuant to the short-term liquidity facility or the other indebtedness incurred in lieu thereof and Apria’s revolving credit facility at the effective time of the merger with the proceeds of the financing from the Buyer;

•	use its reasonable best efforts to obtain the financing contemplated by the short-term liquidity facility; and

•	keep Buyer fully informed, on a current basis, of any material events, discussions, notices or changes with respect to any legal proceeding involving Apria or any of its subsidiaries except as prohibited by applicable law or as would jeopardize attorney-client privilege.

Solicitation of Other Offers.  The merger agreement provides that for the period (the “solicitation period”) beginning on the date of the merger agreement and continuing until 11:59 p.m. on July 23, 2008 (the “solicitation period end-date”) Apria and its representatives had the right to:

•	solicit, initiate, facilitate and encourage acquisition proposals, including by way of providing access to non-public information to parties who have signed confidentiality agreements that are no less favorable to Apria than the confidentiality agreement signed by Buyer, so long as, any non-public information provided to any third party given such access shall have been previously provided to Buyer or shall be provided to Buyer prior to or concurrently with the time it is provided to such third party; and

•	enter into and maintain discussions or negotiations with respect to potential acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

Any person, group of persons or group that includes any person (so long as such person and the other members of such group, if any, who were members of such group immediately prior to the solicitation period end-date constitute at least fifty of the equity financing of such group at all times following the solicitation period end-date and prior to the termination of the merger agreement) from whom Apria or any of the representatives had received a written acquisition proposal during the solicitation period that the Company’s Board of Directors determines, in good faith, after consultation with its financial advisor and outside counsel is bona fide and is reasonably likely to result in a superior proposal shall be deemed an “excluded party.” There were no excluded parties as of the expiration of the solicitation period.

No Solicitation of Acquisition Proposals After the Solicitation Period; Fiduciary Out.  Except with respect to an excluded party, after the solicitation period, Apria must cease and cause its subsidiaries and representatives to cease any existing solicitation, encouragement, discussion or negotiation with any third parties with respect to any acquisition proposal. After the solicitation period, Apria may not, and must cause its representatives not to, directly or indirectly:

•	solicit, initiate or knowingly take any action designed to encourage or facilitate any inquiry, discussion, offer or request that constitutes, or may reasonably be expected to constitute, an acquisition proposal;

•	engage in any discussions or negotiations with, or furnish any nonpublic information relating to the Company or any of its subsidiaries to, or afford access to the property, books or records of the Company or its subsidiaries to, any third party that to the knowledge of the Company is seeking to make, or has made, an acquisition proposal; or

•	approve, endorse, recommend or enter into any agreement or any letter of intent or agreement in principle with respect to any acquisition proposal.

However, the Company is permitted to take the actions described above with respect to any excluded party (so long as, with respect to the actions described in the third bullet point above, to the extent permitted under the non-solicitation provisions of the merger agreement). The Company is also permitted, at any time after the solicitation period end-date and prior to obtaining the stockholder approval, to furnish information concerning the businesses, properties or assets of the Company or any of its subsidiaries to any person or group, and may engage in discussions and negotiations with such person or group concerning an acquisition proposal if:

•	such person or group has submitted an acquisition proposal which the Company’s Board of Directors determines in good faith, after consultation with its financial advisor and outside counsel, is reasonably likely to result in a superior proposal and which acquisition proposal did not result from a breach of the non-solicitation provisions of the merger agreement by the Company; and

•	the Company’s Board of Directors determines in good faith, after consultation with outside counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable law.

An “acquisition proposal” is defined in the merger agreement to mean, other than the transactions contemplated by the merger agreement, any proposal or offer from a third party relating to:

•	any acquisition of assets of the Company and its subsidiaries equal to fifteen percent or more of the consolidated assets of the Company and its subsidiaries or to which fifteen percent or more of the Company’s revenues or earnings on a consolidated basis are attributable;

•	any acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent or more of the shares or tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning fifteen percent or more of the shares; or

•	any merger, consolidation, liquidation, dissolution or other business combination, or other similar transaction involving the Company.

A “superior proposal” is defined in the merger agreement to mean any acquisition proposal (with all percentages in the definition of acquisition proposal changed to fifty percent) made by a person other than Buyer, Merger Sub or their affiliates:

•	for consideration and on terms which the Company’s Board of Directors determines, in its good faith judgment after consultation with the Company’s outside legal counsel and independent financial advisors, and taking into account all of the terms and conditions of such proposal, would, if consummated, be more favorable to the Company’s stockholders than those provided in the merger agreement; and

•	that the Company’s Board of Directors determines in its good faith judgment is reasonably capable of being completed, taking into account all material financial, financeability, regulatory, legal and other aspects of such proposal.

Except as set forth below, neither the Board of Directors nor any committee of the Board of Directors can make an adverse recommendation, change or cause or permit the Company to enter into any alternative acquisition agreement.

An “adverse recommendation change” means, in the merger agreement, the withdrawal or modification, or public proposal to withdraw or modify, in a manner adverse to Buyer or Merger Sub, the approval or recommendation by the Company’s Board of Directors or any such committee of the merger agreement or the transactions contemplated thereby, or the approval or recommendation, or public proposal to approve or recommend, any acquisition proposal by the Company’s Board of Directors.

An “alternative acquisition agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement with respect to an acquisition proposal.

Notwithstanding the restrictions on solicitation described above, prior to obtaining stockholder approval of the merger agreement the Company’s Board of Directors may:

•	terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal if (i) the Company’s Board of Directors receives an acquisition proposal that, in the Board of Directors’ good faith determination, constitutes a superior proposal (after having complied with, and giving effect to, all of the adjustments which may be offered by Buyer) and (ii) the Company’s Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable laws; or

•	withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Buyer or Merger Sub, the Board of Directors’ or any such committee’s approval or recommendation of the merger agreement or the transactions contemplated thereby, if the Company’s Board of Directors shall have determined in good faith, after consultation with its financial advisors and outside counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable law.

Match Right

Apria has an obligation to promptly (within twenty-four hours) advise the Buyer of receipt by the Company of any acquisition proposal or any request for nonpublic information in connection with such acquisition proposal, the material terms and conditions of any such acquisition proposal or request, and advise the Buyer of any amendments to any such request, acquisition proposal or inquiry. The Company is not entitled to effect an adverse recommendation change or to terminate the merger agreement unless:

•	the Company had provided a written notice to Buyer describing the material terms and conditions of the superior proposal that is the basis of such action, including a copy of the relevant proposed transaction agreements with the third party making such superior proposal (redacted to exclude the identity of such third party), to the extent in the Company’s possession;

•	during the four business day period following Buyer’s receipt of the notice of superior proposal, the Company shall, and shall cause its financial and legal advisors to, negotiate with Buyer and Merger Sub in good faith (to the extent Buyer and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal; and

•	following the end of such four business day period, the Board of Directors shall have determined in good faith, taking into account any changes to the terms of the merger agreement proposed by Buyer to the Company in response to the notice of superior proposal or otherwise, that the superior proposal giving rise to the notice of superior proposal continues to constitute a superior proposal.

Any material amendment to a superior proposal shall require a new notice of superior proposal and the Company shall be required to comply with the requirements described above, except that the required negotiations period shall be for a period of two business days following Buyer’s receipt of such notice of superior proposal.

The non-solicitation provisions described above do not prohibit Apria’s Board of Directors from taking any of the following actions:

•	taking and disclosing to Apria’s stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act; or

•	making any disclosure or recommendation to the Company’s stockholders if, after consultation with its financial advisors and outside counsel, the Board of Directors determines in good faith that failing to do so would be inconsistent with its fiduciary duties under applicable laws.

Stockholder Approval; Proxy Statement.

Apria agreed as soon as reasonably practicable following the solicitation period end-date, to promptly file with the SEC the proxy statement in preliminary form, promptly notify Buyer of the receipt of any comments from the SEC and of the request by the SEC for amendments or supplements to the proxy statement or for additional information and supply Buyer with copies of all material correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the proxy statement. Prior to filing or mailing this proxy statement or any other SEC filing required in connection with the transactions contemplated by the merger agreement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document agreed to provide the other party an opportunity to review and comment on such document or response and shall consider in good faith any comments reasonably proposed by the other party.

Apria agreed to take all action necessary in accordance with applicable law and the certificate of incorporation and bylaws of the Company to cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable following the clearance of this proxy statement by the SEC for the purpose of considering, approving and adopting the merger agreement and the merger. Subject to the adverse recommendation change and superior proposal provisions set forth in the merger agreement, the Company’s Board of Directors agreed to recommend approval and adoption of the merger agreement and the merger by the Company stockholders, to include such recommendation in the proxy statement and agreed not to withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Board of Directors that the Company’s stockholders vote in favor of the merger agreement and the merger. Apria agreed to use its reasonable best efforts to solicit from its stockholders proxies in favor of the merger agreement and the merger and to take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of Apria required by the rules of NYSE or the DGCL to obtain such approvals. Apria is obligated to hold the shareholders meeting notwithstanding the receipt of a superior proposal or an adverse recommendation change.

Access to Information.  Subject to certain restrictions, Apria agreed to provide Buyer and its authorized representatives reasonable access during normal business hours to the facilities, properties, plants, offices, employees, auditors, authorized representatives, books and records of the Company and its subsidiaries and furnish to Buyer and its authorized representatives such financial, operating and other data and other information on the business and properties of the Company and its subsidiaries as Buyer may from time to time reasonably request. However, Apria is not required to disclose any information to Buyer if such disclosure (i) would be in violation of applicable laws or agreements or (ii) would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation, including entering into customary joint defense agreements).

Covenants of Parent, Buyer and/or Merger Sub

Indemnification and Insurance.  The merger agreement provides that for a period of six years following the effective time of the merger, the Buyer agrees to indemnify, defend and hold harmless (and also advance expenses for) each person who was on the date of the merger agreement or who becomes prior to the effective time of the merger an officer or director of the Company or any of its subsidiaries, without limitation to acts or omissions (other than illegal acts or acts of fraud), or alleged acts or omissions (other than illegal acts or acts of fraud), by the indemnified persons in their capacities as officers or directors, as the case may be. The Buyer guaranteed the payment and performance of the surviving corporation’s obligations in the financing provision of the merger agreement For a period of six years following the effective time of the merger, the Buyer agreed to cause the surviving corporation to maintain policies of directors’ and officers’ liability insurance covering each person who was a director or officer of the Company or any of its subsidiaries at any time prior to the effective time of the merger with respect to claims arising from facts or events that occurred on or prior to the effective time of the merger and providing at least the same coverage and amounts and containing terms that are not less advantageous to the insured parties than those contained in the policies of directors’ and officers’ liability insurance in effect as of the date of the merger agreement, provided, that, in no event will Buyer be required to maintain such policies (but rather shall only be obligated to provide a policy with the best coverage Buyer is reasonably able to obtain for such amount) if it is required to pay aggregate annual premiums in excess of 275% of the amount of the annual premium being paid by the Company prior to completion of the merger.

Employee Matters.  For one year after the merger, subject to certain exceptions, the surviving corporation will provide to Apria’s current employees compensation and benefits that are, in the aggregate, no less favorable than the compensation and benefits being provided to Apria’s employees immediately prior to the effective time of the merger under Apria’s employee plans (excluding equity-based compensation, and any retention or other change in control related compensation). Additionally, as of and after the effective time of the merger, the surviving corporation will recognize service with Apria prior to the effective time of the merger under any of our employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of our employees as of and after the effective time of the merger by the Buyer, its subsidiaries or the surviving corporation. Finally, with respect to each welfare plan maintained by the Buyer or the surviving corporation, the Buyer and its subsidiaries will waive any pre-existing condition or eligibility limitations to the extent waived, satisfied or inapplicable under our corresponding plan and give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, continuing employees under similar plans maintained by Apria immediately prior to the effective time of the merger.

Certain Covenants of Each Party

Financing.  In connection with the merger, Buyer and Merger Sub agreed to use its reasonable best efforts to obtain the financing contemplated by the equity and debt financing commitment letters. The Company agreed to provide, and to cause its subsidiaries to provide, and to use its reasonable best efforts to cause its representatives to provide, all reasonable cooperation in connection with the arrangement of the financing as is customary and that may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company subsidiaries), including (i) assisting in the preparation for, and participating in, a reasonable number of road shows, due diligence sessions, drafting sessions, meetings and marketing presentations, and similar presentations, to and with prospective lenders, investors and rating agencies, at times reasonably acceptable to the Company; (ii) assisting with the preparation of materials for rating agency presentations, offering memoranda, private placement memoranda, bank information memoranda (including the delivery of one or more customary representation letters as contemplated in the debt financing letter), prospectuses and similar documents required in connection with the financing; (iii) cooperating in the preparation of, and executing and delivering (for effectiveness at and after the effective time of the merger) any, pledge and security documents, other definitive financing documents, and other certificates, legal opinions or documents as may be reasonably requested by Buyer.

Marketing Period.  The merger agreement provides for a marketing period intended to provide Buyer a period of time to market and place the debt financing contemplated by the debt financing commitments for the purposes of financing the merger. If Buyer is unable to market and place the debt financing contemplated by the debt commitment letters during the marketing period, it is still contractually obligated to close the transaction no later than the last day of the marketing period if the conditions to its obligations to close the merger under the merger agreement are satisfied as of that date or pay the reverse termination fee.

For purposes of the merger agreement, “marketing period” means the first period of twenty consecutive business days after the date of the merger agreement throughout which (i) Buyer shall have received certain required information that the Company is required to provide under the terms of the merger agreement for the purposes of marketing the debt financing and (ii) the conditions precedent to the closing, as set forth below under “— Conditions to Completion of the Merger” have been satisfied (as if the first date of such twenty consecutive business day period were the closing date) and nothing shall have occurred and no condition shall exist that would cause any of the conditions precedent to fail to be satisfied assuming the closing were to be scheduled for any time during such twenty consecutive business day period; provided, however, that (A) if the marketing period has not been completed on or prior to August 15, 2008, the marketing period shall commence no earlier than September 2, 2008, (B) if the marketing period has not been completed on or prior to December 19, 2008, the marketing period shall commence no earlier than January 5, 2009, (C) the marketing period shall not be deemed to have commenced if, (x) prior to the completion of the marketing period, Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any year-end financial statements of the Company or (y) the financial statements included in the required information that is available to the Buyer on the first day of any such twenty consecutive business day period would not be sufficiently current on any day during such consecutive business day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the consecutive business day period and (D) the marketing period shall end on any earlier date on which the debt financing is consummated.

Filings and Authorizations.  The parties to the merger agreement agreed to make appropriate filings pursuant to the HSR Act and any applicable foreign antitrust, competition or merger control laws with respect to the transactions contemplated thereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and/or any such applicable foreign law, and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or to obtain any consents under the HSR Act and/or such foreign law, as soon as practicable. The parties to the merger agreement agreed to cause to be done, and to assist and cooperate with other parties in doing, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement, including using its reasonable best efforts to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction to enable the closing to occur as soon as reasonably possible (and in any event no later than February 15, 2009), to ensure that no governmental entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger, or to ensure that no antitrust authority with the authority to clear, authorize or otherwise approve the consummation of the merger, fails to do so by February 15, 2009. In addition, Buyer and Merger Sub have agreed not to take any action, or cause any of their respective affiliates to take any action (including any acquisition of businesses or assets) which would reasonably be expected to prevent or delay the consummation of the transactions contemplated by the merger agreement due to the actions of any antitrust authority. The appropriate parties filed the necessary forms with the DOJ and the FTC on June 27, 2008. On July 8, 2008, the FTC granted early termination of the HSR Act waiting period for the merger.

Approvals and Consents.  The parties agreed to cooperate with each other and use their reasonable best efforts to obtain all necessary consents, including, without limitation, all consents of governmental entities and certain other consents.

Notification of Certain Matters.  Under the terms of the merger agreement, Apria agreed to give prompt notice to Buyer and Merger Sub, and Buyer and Merger Sub agreed to give prompt notice to Apria, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, causes any representation or warranty of such party contained in the merger agreement to be untrue or inaccurate in any material respect or would reasonably be expected to cause any condition precedent to the merger not to be satisfied in any material respect as of the closing and (b) any material failure of Apria, Buyer or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder.

Public Announcements.  The Company, Merger Sub and Buyer also agreed to consult with each other before issuing any press releases or otherwise making any public statements with respect to the merger agreement or the transactions contemplated thereby, and the parties agreed not to issue any press release or make any public statement prior to obtaining the other parties’ written consent, which consent shall not be unreasonably withheld or delayed, except that no such consent shall be necessary to the extent disclosure may be required by law, order or applicable stock exchange or Nasdaq rule or any listing agreement of any party thereto.

Conditions to the Completion of the Merger

Conditions to the obligations of each of the parties to complete the merger include:

•	the termination or expiration of all applicable waiting periods under antitrust laws, including the HSR Act and applicable international anti-competition laws (on July 8, 2008, the FTC granted early termination of the HSR Act waiting period for the merger);

•	Apria’s stockholders holding a majority of the outstanding shares of Apria common stock having voted in favor of the adoption of the merger agreement and the transactions contemplated thereby, including the merger; and

•	no statute, rule, executive order or regulation prohibiting the merger having been enacted by a governmental entity, and no order or preliminary or permanent injunction of a court of competent jurisdiction preventing or prohibiting consummation of the merger being outstanding.

Conditions to Buyer’s obligations to complete the merger include the satisfaction or waiver of the following additional conditions:

•	the Company shall have duly performed in all material respects all of its obligations required under the merger agreement to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of the Company relating to the absence of a Company material adverse effect shall be true and correct in all respects at and as of the effective time of the merger with the same effect as if made at and as of the effective time of the merger;

•	the representations of the Company regarding authorization, capitalization and brokers (disregarding all qualifications and exceptions regarding materiality or Company material adverse effect) shall be true and correct in all material respects at and as of the effective time of the merger with the same effect as if made at and as of the effective time of the merger (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

•	all other representations and warranties of the Company contained in the merger agreement or in any other document delivered pursuant thereto (disregarding all qualifications and exceptions regarding materiality or Company material adverse effect) shall be true and correct in all respects (except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Company material adverse effect) at and as of the effective time of the merger with the same effect as if made at and as of the effective time of the merger (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

•	at the closing, Buyer and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.

Conditions to Apria’s obligations to complete the merger include the satisfaction or waiver of the following conditions:

•	each of Buyer and Merger Sub shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of Buyer and Merger Sub contained in the merger agreement (disregarding all qualifications and exceptions regarding materiality or Buyer material adverse effect) or in any other document delivered pursuant thereto shall be true and correct in all respects (except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Buyer material adverse effect) at and as of the effective time of the merger with the same effect as if made at and as of the effective time of the merger (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

•	at the closing, the Company shall have received a certificate signed on behalf of Buyer and Merger Sub by an executive officer of each of Buyer and Merger Sub to the foregoing effect.

Termination

The Agreement may be terminated at any time prior to the completion of the merger:

•	by mutual written consent of both the Buyer and Apria;

•	by either Buyer or Apria if:

•	the merger has not been consummated by February 15, 2009;

•	(A) there shall be any applicable United States law that makes the transactions contemplated by the merger agreement illegal or otherwise prohibited or (B) any governmental entity having competent jurisdiction shall have issued a final order or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order or other action is or shall have become nonappealable (which, in either case, does not include the failure to obtain or delay of any consents or approvals required from federal and state regulatory authorities and programs with respect to health care licenses and supplier numbers); provided, that the party seeking to terminate pursuant to this clause shall have used its reasonable best efforts to challenge such order or other action; or

•	the merger agreement and the merger fail to receive the stockholder approval at the Company stockholders meeting (or any postponement or adjournment thereof) at which a vote on the adoption of the merger agreement and approval of the merger was taken.

•	by Buyer if:

•	the Board of Directors shall have made an adverse recommendation change;

•	the Company enters into an alternative acquisition agreement;

•	the Company fails to include in the proxy statement a recommendation in favor of the approval and adoption of the merger agreement and the merger; or

•	Buyer and Merger Sub are not in material breach of their representations, warranties, covenants and agreements under the merger agreement and there shall have been a breach of any representation or warranty or covenant or agreement on the part of the Company set forth in the merger agreement that would reasonably be expected to cause any of the conditions precedent to the merger not to be satisfied (and such breach or inaccuracy has not been cured within twenty business days after the receipt of written notice thereof).

•	by Apria if:

•	prior to obtaining the stockholder approval, the Board of Directors has determined to enter into a definitive agreement with respect to a superior proposal and prior to and concurrently with such termination, the Company pays the termination fee specified below; or

•	Apria is not in material breach of its representations, warranties, covenants and agreements under the merger agreement and there shall have been a breach of any representation or warranty or covenants on the part of Buyer or Merger Sub set forth in the merger agreement that would reasonably be expected to cause any condition precedent to the merger not to be satisfied (and any such breach or inaccuracy has not been cured within twenty business days after the receipt of written notice thereof).

Effect of Termination; Fees and Expenses

Fees Paid to Buyer:

•	If any of the following series of events occur, Apria will be obligated to pay Buyer a termination fee of $28,400,000, which represents approximately 3% of the equity value of the transaction:

•	either party terminates pursuant to the failure to receive stockholder approval, or Buyer terminates pursuant to the Company’s breach of any representation, warranty or covenant that is reasonably expected to cause a condition precedent to the merger not to be satisfied, and the Company receives or has received an acquisition proposal subsequent to the execution of the merger agreement, and within twelve months of the termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates a transaction regarding, any acquisition proposal;

•	the Company terminates pursuant to the Board of Directors’ determination to enter into a definitive agreement with respect to a superior proposal;

•	Buyer terminates pursuant to the Company’s Board of Directors’ adverse recommendation change;

•	Company enters into an alternative acquisition agreement; or

•	the Company fails to include in the proxy statement a recommendation in favor of the approval and adoption of the merger agreement;

If any of the events described in the preceding four bullet points occurs prior to the solicitation period end date or the Company enters into a definitive agreement with an excluded party within ten days following the solicitation period end date, Apria will be obligated to pay Buyer a termination fee of $18,900,000, which represents approximately 2% of the equity value of the transaction (instead of $28,400,000). In addition, if either party terminates because of the failure to receive stockholder approval (or the Company terminates pursuant to a different termination right at a time when the merger agreement was terminable because of a failure to receive stockholder approval), then:

•	the Company shall promptly pay Buyer all reasonable and documented out-of-pocket expenses incurred by Buyer and Merger Sub in connection with the merger agreement and the transactions contemplated by the merger agreement (including the financing), up to $15,000,000; and

•	in the event such termination occurs between January 1, 2009 and February 15, 2009, the Company shall promptly pay Buyer an additional amount for expenses (net of interest earned on such escrow) incurred by Buyer and Merger Sub in connection with unwinding any escrow funded in connection with the debt financing up to $20,000,000.

For purposes of these provisions, all references to fifteen percent (15%) in the definition of acquisition proposal are raised to fifty percent (50%).

Fees Paid to Apria:

If Apria terminates the merger agreement because of the Buyer’s breach of any representation, warranty or covenant that is reasonably expected to cause a condition precedent to the merger not to be satisfied, then Buyer must pay to Apria the reverse termination fee of $37,900,000, which represents approximately 4% of the equity value of the transaction.

The parties agreed that, to the extent Buyer and Merger Sub have any liability pursuant to the merger agreement, then the maximum aggregate liability of Buyer and Merger Sub for all such Company damages is limited to $37,900,000, the Parent’s maximum liability is limited to the express obligations of it under the guarantee, and in no event will the Company or its representatives seek any equitable relief or equitable remedies of any kind whatsoever or money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect or punitive damages other than damages in an amount not to exceed $37,900,000.

No Break-Up Fees or Expense Reimbursement:

•	If the merger agreement is terminated by the mutual agreement of the parties, no break-up fees need to be paid, and no expenses need to be reimbursed.

Amendment; Extension; Waiver

The merger agreement may be amended by action taken by Apria, Buyer and Merger Sub at any time prior to the effective time, so long as after the merger agreement has been approved by Apria’s stockholders, no amendment may be made that would reduce the amount or change the kind of consideration to be received in exchange for the Apria common stock or stock options or effect any other change not permitted by the DGCL.

At any time prior to the effective time of the merger, any party to the merger agreement may extend the time for the performance of any of the obligations of the other parties, waive any inaccuracies in the representations and warranties of the other parties or, subject to certain conditions, waive compliance by the other parties with any of the agreements or conditions contained in the agreement.

Adjournment of the Special Meeting (Proposal 2)

Adjournment of the Special Meeting

In the event that the number of shares of Apria common stock present in person and represented by proxy at the special meeting and voting “FOR” the merger is insufficient to approve the merger proposal, Apria may move to adjourn the special meeting in order to enable the Apria Board of Directors to solicit additional proxies in favor of the approval of the merger proposal. In that event, Apria will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board of Directors Recommendation

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on the merger proposal.

Apria’s Board of Directors (other than Mr. Higby and Dr. Payson, who recused themselves from the vote at the request of the Board because of Mr. Higby’s potential role as an employee of the surviving corporation after the merger, and Dr. Payson’s relationship with a potential bidder other than Blackstone), has approved and authorized the merger agreement by unanimous vote, and recommends that you vote “FOR” the merger agreement and the merger.

Markets and Market Price

Markets and Market Price Shares of Apria common stock are listed and traded on the NYSE under the symbol “AHG.” The following table shows, for the periods indicated, the reported high and low sale prices per share on the NYSE for Apria common stock.

Prices listed below are the high and low prices within any given day for the period, as opposed to the high opening or closing prices during the period.

	High	Low

Year Ended December 31, 2005
First Quarter	$33.56	$29.78
Second Quarter	$36.75	$29.05
Third Quarter	$35.55	$31.21
Fourth Quarter	$32.84	$20.51
Year Ended December 31, 2006
First Quarter	$24.76	$21.69
Second Quarter	$22.92	$17.37
Third Quarter	$22.95	$17.38
Fourth Quarter	$27.70	$19.25
Year Ended December 31, 2007
First Quarter	$33.11	$26.36
Second Quarter	$34.36	$27.84
Third Quarter	$31.57	$22.23
Fourth Quarter	$27.93	$20.11
Year Ended December 31, 2008
First Quarter	$24.04	$18.26
Second Quarter	$20.49	$15.31
Third Quarter (through July 23, 2008)	$19.83	$18.65

On July 23, 2008, the last trading day for which information was available prior to the date of the first filing of this proxy statement, the high and low sale prices for Apria common stock as reported on the NYSE were $19.83 and $19.18 per share, respectively, and the closing sale price on that date was $19.21. The Company’s stockholders should obtain a current market quotation for Apria common stock before making any decision with respect to the merger. On July 23, 2008, there were approximately 352 holders of record of Apria common stock.

The Company does not pay and does not plan to pay any cash dividends on Apria common stock in the foreseeable future. Further, the Company has not paid dividends on its common stock for the last two fiscal years, and subsequent interim periods. Loan covenants contained in the Company’s bank facilities and subordinated notes indenture limit the Company’s ability to pay dividends on its common stock. In addition, under the merger agreement, the Company has agreed not to pay any dividends on Apria common stock before the closing of the merger.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of July 17, 2008, with respect to the beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) of Apria common stock by:

•	Each of the Company’s directors and named executive officers;

•	All of the Company’s current executive officers and directors as a group; and

•	Each person or “group” of persons (as defined under Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than 5% of the outstanding shares or voting power of Apria common stock.

Unless otherwise indicated, shares are owned directly or indirectly with sole voting and investment power.

	Amount and
	Nature of
	Beneficial
	Ownership	Percent of Class

Tradewinds Global Investors, LLC(1)	7,807,208	17.77
FMR LLC(2)	4,372,000	9.95
Barclays Global Investors, N.A.(3)	3,936,315	8.96
The Vanguard Group, Inc.(4)	2,340,743	5.33
Lawrence M. Higby(5)	974,750	2.22
David L. Goldsmith(6)	451,686	1.03
Lawrence A. Mastrovich(7)	408,516	*
Chris A. Karkenny(8)	124,704	*
Richard H. Koppes(9)	112,200	*
Philip R. Lochner, Jr.(10)	102,000	*
William E. Monast(11)	72,482	*
I. T. Corley(12)	62,000	*
Vicente Anido, Jr.(13)	61,000	*
Terry P. Bayer(14)	24,000	*
Norman C. Payson, M.D.(14)	24,000	*
Mahvash Yazdi(14)	24,000	*
Daniel E. Greenleaf	—	*
All current Directors and executive officers as a group (13 persons)(15)	2,441,338	5.56

*	Less than 1%

(1)	According to a Schedule 13G, filed as of May 12, 2008 with the Securities and Exchange Commission, Tradewinds Global Investors, LLC, an investment advisor in accordance with 17 C.F.R.

Section 240.13d-1(b)(1)(ii)(E), has sole dispositive power as to 7,807,208 shares and sole voting power as to 6,977,777 shares. The mailing address for Tradewinds Global Investors, LLC is 2049 Century Park East, 20th Floor, Los Angeles, CA 90067.

(2)	According to Amendment No. 3 to Schedule 13G, filed as of February 14, 2008 with the SEC, FMR LLC, a parent holding company in accordance with 17 C.F.R. Section 240.13d-1(b)(ii)(G), has sole dispositive power as to 4,372,000 shares. The mailing address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)	According to Schedule 13G, filed as of May 8, 2008 with the SEC, Barclays Global Investors, N.A. (BGINA), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, has sole dispositive power as to 2,666,759 shares and sole voting power as to 2,278,402 shares. In addition, Barclays Global Fund Advisors (BGF) has sole dispositive power as to 1,106,327 shares and sole voting power as to 912,590 shares. The balance of the shares included in the Schedule is held by Barclays Global Investors, Ltd. (BGILTD), which has sole dispositive power as to 114,601 shares and sole voting power as to 64,153 shares, Barclays Global Investors Japan Limited (BGIJL), which has sole voting and dispositive power as to 41,796 shares, and Barclays Global Investors Canada Limited (BGICL), which has sole voting and dispositive power as to 6,832 shares. The mailing address for BGINA and BGF is 45 Fremont Street, San Francisco, CA 94105; the mailing address for BGILTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH; the mailing address for BGIJL is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; and the mailing address for BGICL is Brookfield Place, 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Canada, Ontario M5J 2S1.

(4)	According to Schedule 13G, filed as of February 13, 2008 with the SEC, the Vanguard Group, Inc., an investment advisor in accordance with 17 C.F.R. Section 240.13d-1(b)(1)(ii)(E), has sole dispositive power as to 2,340,743 shares and sole voting power as to 51,281 shares. The mailing address for the Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)	Includes 861,642 shares subject to options that are currently exercisable and 102,108 shares held in a family trust.

(6)	Includes 354,686 shares held in a family trust and 97,000 shares subject to options that are currently exercisable.

(7)	Includes 358,083 shares subject to options that are currently exercisable.

(8)	Includes 111,416 shares subject to options that are currently exercisable.

(9)	Includes 85,000 shares subject to options that are currently exercisable.

(10)	Includes 2,000 shares owned by Mr. Lochner’s spouse and 85,000 shares subject to options that are currently exercisable.

(11)	Includes 48,333 shares subject to options that are currently exercisable. Also includes 16,666 shares subject to options and 5,000 shares subject to awards that vest on September 4, 2008 and 1,200 shares subject to awards that will vest upon the release of the second quarter earnings, which is expected to occur on or before July 31, 2008.

(12)	Includes 14,000 shares held in a brokerage account jointly with Mr. Corley’s spouse and 45,000 shares subject to options that are currently exercisable.

(13)	Includes 45,000 shares subject to options that are currently exercisable.

(14)	Includes 21,000 shares subject to options that are currently exercisable.

(15)	Includes 456,794 shares owned by certain trusts and 1,799,474 shares subject to options that are currently exercisable. Also includes 16,666 shares subject to options and 5,000 shares subject to awards that will vest on September 4, 2008 and 1,200 shares subject to awards that will vest upon the release of the second quarter earnings, which is expected to occur on or before July 31, 2008.

Future Stockholder Proposals

If the merger is completed, there will be no public participation in any future meetings of Apria’s stockholders. If the merger is not completed, however, Apria’s stockholders will continue to be entitled to attend and participate in the Company’s stockholders’ meetings. If the merger is not completed, for stockholder proposals to be considered for inclusion in the proxy materials for Apria’s 2009 annual meeting of stockholders, they must be received by the Corporate Secretary of Apria no later than December 5, 2008; for a director nomination to be considered timely, it must be received by the Corporate Secretary of Apria no later than February 8, 2009 and no earlier than December 10, 2008. All other proposals will be deemed untimely unless submitted not less than 90 nor more than 150 days prior to the 2009 annual meeting. All proposals must comply with the rules and regulations of the SEC then in effect.

Delivery of Documents to Stockholders Sharing an Address

Stockholders who share a single address will receive only one proxy statement at that address unless the Company has received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (if applicable), he or she may contact Apria Healthcare Group Inc., 26220 Enterprise Court, Lake Forest, California 92630-8405, Attention: Corporate Secretary. The Company will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a stockholder of record receiving multiple copies of this proxy statement, you can request householding by contacting the Company in the same manner. If you own your shares of Apria common stock through a bank, broker or other stockholder of record, you can request additional copies of this proxy statement or request householding by contacting the stockholder of record.

Where Stockholders Can Find More Information

Apria is subject to the informational requirements of the Exchange Act. Apria files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The SEC allows the Company to “incorporate by reference” information into this proxy statement. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that the Company later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that the Company later files with the SEC may update and supersede the information in this proxy statement. Apria incorporates by reference each document it files under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. Apria also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Apria’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	Apria’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•	Apria’s Current Reports on Form 8-K filed June 20, 2008 and July 10, 2008; and

•	Apria’s Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on May 9, 2008.

Apria undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of Apria’s filings should be directed to Apria Healthcare Group Inc., 26220 Enterprise Court, Lake Forest, California 92630-8405, Attention: Corporate Secretary.

Document requests from Apria should be made by [ • ], 2008 in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Apria since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Apria has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [ • ], 2008. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

No other matters are intended to be brought before the special meeting by Apria, and Apria does not know of any matters to be brought before the special meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact Apria Healthcare Group Inc., 26220 Enterprise Court, Lake Forest, California 92630-8405, Attention: Corporate Secretary. You may call the Company’s proxy solicitor Innisfree M&A Incorporated toll-free at (888) 750-5833 (bankers and brokers may call collect at (212) 750-5833).

APPENDIX A

CONFIDENTIAL
EXECUTION COPY

Agreement and Plan of Merger
among
Apria Healthcare Group Inc.,
Sky Acquisition LLC
and
Sky Merger Sub Corporation
Dated as of
June 18, 2008

A-i

A-ii

A-iii

TABLE OF DEFINED TERMS

Term	Section

Acceptable Confidentiality Agreement	Section 1.2
Acquisition Proposal	Section 1.2
Adverse Recommendation Change	Section 5.3(c)
Affiliate	Section 1.2
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(c)
Antitrust Authority	Section 5.6(b)
Antitrust Prohibition	Section 5.6(b)
Balance Sheet	Section 1.2
Board of Directors	Section 1.2
Business Day	Section 1.2
Buyer	Preamble
Buyer Liability Limitation	Section 7.2(d)
Buyer Material Adverse Effect	Section 1.2
CCA	Section 3.27(b)
Certificate of Merger	Section 2.2
Certificates	Section 2.10(b)
Charter	Section 2.5
Closing	Section 2.3
Closing Date	Section 2.3
Code	Section 1.2
Commitment Letters	Section 4.8
Company	Preamble
Company Disclosure Schedule	Article III
Company Employee	Section 3.16(a)
Company Material Adverse Effect	Section 1.2
Company Securities	Section 3.4(b)
Company Stockholders Meeting	Section 5.2(b)
Confidentiality Agreement	Section 5.5(c)
Consent	Section 3.5(b)
Continuing Employees	Section 5.15(a)
Contract	Section 1.2
Convertible Notes	Section 1.2
Credit Agreement	Section 1.2
Debt Commitment Letter	Section 4.8
Debt Financing	Section 4.8
DGCL	Section 1.2
Disclosed Conditions	Section 4.8
Dissenting Shares	Section 2.12
Effective Time	Section 2.2
Employee Plan	Section 3.16(a)
Environmental Law	Section 1.2
Equity Commitment Letter	Section 4.8

A-iv

Term	Section

Equity Financing	Section 4.8
ERISA	Section 1.2
ERISA Affiliate	Section 3.16(a)
Exchange Act	Section 1.2
Excluded Party	Section 1.2
FD&C Act	Section 1.2
Federal False Claims Act	Section 1.2
Federal Fraud Statutes	Section 1.2
Financing	Section 4.8
GAAP	Section 1.2
Governmental Entity	Section 1.2
Hazardous Substance	Section 1.2
Health Care Laws	Section 1.2
Health Insurance Portability and Accountability Act of 1996	Section 1.2
HSR Act	Section 1.2
Indemnified Persons	Section 5.9(a)
Intellectual Property	Section 1.2
knowledge of the Company	Section 1.2
Laws	Section 1.2
Leased Real Property	Section 3.18(b)
Leases	Section 3.18(b)
Legal Proceeding	Section 1.2
Lender	Section 4.8
Letter of Transmittal	Section 2.10(b)
Liabilities	Section 1.2
Lien	Section 1.2
Limited Guarantee	Section 4.9
Marketing Period	Section 5.16(a)
Material Contracts	Section 3.11(a)
Merger	Recitals
Merger Sub	Preamble
Notice of Superior Proposal	Section 5.3(d)
OIG	Section 3.27(b)
Option Agreement	Section 2.10(c)
Option Consideration	Section 2.11(a)
Order	Section 1.2
Outside Date	Section 7.1(b)(i)
Paying Agent	Section 2.10(a)
Payment Fund	Section 2.10(a)
Per Common Share Amount	Section 1.2
Permits	Section 3.27(c)
Permitted Encumbrances	Section 1.2
Person	Section 1.2
Present Fair Saleable Value	Section 4.10(c)

A-v

Term	Section

Prior Service	Section 5.15(b)
Programs	Section 3.27(d)
Proxy Statement	Section 3.8
Registered Intellectual Property	Section 1.2
Representatives	Section 5.3(a)
Required Financial Information	Section 5.16(b)
Reverse Termination Fee	Section 7.2(b)(iv)
Sarbanes-Oxley Act	Section 1.2
SEC	Section 1.2
SEC Reports	Section 3.6
Securities Act	Section 1.2
Shares	Section 1.2
Short Term Liquidity Facility	Section 1.2
Significant Subsidiaries	Section 3.1
Solicitation Period End-Date	Section 5.3(a)
Solvency	Section 4.10(b)
Solvent	Section 4.10(b)
Sponsor	Section 4.8
Stark Statute	Section 1.2
Stock Option Plans	Section 1.2
Stock Options	Section 1.2
Stockholder Approval	Section 3.3
Subsidiary	Section 1.2
Superior Proposal	Section 1.2
Surviving Corporation	Recitals
Tax Returns	Section 1.2
Taxes	Section 1.2
Termination Fee	Section 7.2(b)(i)
Third Party	Section 1.2
Treasury Shares	Section 1.2
WARN	Section 5.1(r)

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 18, 2008, is by and among Apria Healthcare Group Inc. (the “Company”), a Delaware corporation, Sky Acquisition LLC, a Delaware limited liability company (“Buyer”), and Sky Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of the Company, Buyer and Merger Sub have approved, upon the terms and subject to the conditions set forth in this Agreement, the acquisition of the Company by Buyer, by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Buyer (as such, the “Surviving Corporation”);

WHEREAS, the respective boards of directors of the Company, Buyer and Merger Sub have determined that the Merger is advisable and fair to, and in the best interests of their respective stockholders and approved this Agreement, the Merger and the transactions contemplated hereby; and

WHEREAS, the Company, Buyer and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Usage.  Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) all references to “dollars” or “$” refer to currency of the United States of America; (f) the term “or” is not exclusive; and (g) “include,” “including” and their derivatives mean “including without limitation.”

Section 1.2  Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.2:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms no less favorable to the Company in the aggregate than the terms set forth in the Confidentiality Agreement; provided, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.3.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer from a Third Party relating to (i) any acquisition of assets of the Company and its Subsidiaries equal to 15% or more of the consolidated assets of the Company and its Subsidiaries or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) any acquisition of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of 15% or more of the Shares or tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning 15% or more of the Shares, or (iii) any merger, consolidation, liquidation, dissolution or other business combination, or other similar transaction involving the Company.

“Adverse Recommendation Change” has the meaning ascribed to such term in Section 5.3(c).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning ascribed to such term in the preamble hereof.

“Alternative Acquisition Agreement” has the meaning ascribed to such term in Section 5.3(c).

“Antitrust Authority” has the meaning ascribed to such term in Section 5.6(b).

“Antitrust Prohibition” has the meaning ascribed to such term in Section 5.6(b).

“Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2007 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the period ended December 31, 2007.

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required by Law to close.

“Buyer” has the meaning ascribed to such term in the preamble hereof.

“Buyer Liability Limitation” has the meaning ascribed to such term in Section 7.2(d).

“Buyer Material Adverse Effect” means any material adverse effect on the ability of Buyer or Merger Sub to consummate the Merger in a timely manner.

“CCA” has the meaning ascribed to such term in Section 3.27(b).

“Certificate of Merger” has the meaning ascribed to such term in Section 2.2.

“Certificates” has the meaning ascribed to such term in Section 2.10(b).

“Charter” has the meaning ascribed to such term in Section 2.5.

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” has the meaning ascribed to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning ascribed to such term in Section 4.8.

“Company” has the meaning ascribed to such term in the preamble hereof.

“Company Disclosure Schedule” has the meaning ascribed to such term in Article III.

“Company Employee” has the meaning ascribed to such term in Section 3.16(a).

“Company Material Adverse Effect” means any effect, change, occurrence, development, condition or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the transactions contemplated hereby, or (b) the condition (financial or otherwise), assets, business, or results of operations of the Company and its Subsidiaries, taken as a whole, other than, in the case of any of the foregoing, (i) the effects of changes that are generally applicable to the industries and markets in which the Company and its Subsidiaries operate, (ii) any change in general economic or political conditions, or in the financial, banking or securities markets (including general changes to interest rates or stock, bond and/or debt prices) in the United States or other countries in which the Company or its Subsidiaries conducts operations, (iii) the effect of any change arising in connection with natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof, (iv) the effect of any changes in applicable Laws or accounting rules, including, but not limited to changes in laws, regulations or interpretations thereof by Governmental Entities affecting the healthcare industry (including the introduction or enactment of any legislation or the proposal or adoption of any rule or regulation affecting Medicare reimbursement, competitive bidding, or other aspects of the healthcare industry), (v) the effect of any failure to obtain the approvals or consents set forth in Sections 3.5 (other than for purposes of the representation set forth in Section 3.5) and Section 5.7 hereof, (vi) changes in the trading volume or market price of the Shares in and of itself, (vii) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Merger, (viii) any effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions (other than the Closing itself), (ix) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself, (x) any action expressly required to be taken pursuant to the terms of this Agreement, or (xi) any actions taken at the request of Buyer; provided, however, that any effect, change, occurrence, development, condition or event referred to in clauses (i) and (ii) shall be taken into account for purposes of such clause only so long as such effect, change, occurrence, development, condition or event does not adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in the industries and markets in which the Company and its Subsidiaries operate.

“Company Securities” has the meaning ascribed to such term in Section 3.4(b).

“Company Stockholders Meeting” has the meaning ascribed to such term in Section 5.2(b).

“Confidentiality Agreement” has the meaning ascribed to such term in Section 5.5(c).

“Consent” has the meaning ascribed to such term in Section 3.5(b).

“Continuing Employees” has the meaning ascribed to such term in Section 5.15(a).

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement.

“Convertible Notes” means the Company’s 3 3/8% Convertible Senior Notes due 2033.

“Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated November 23, 2004, by and among Apria Healthcare Group Inc. (Borrower), Certain of its Subsidiaries (Guarantors), Bank of America (Agent), The Bank of Nova Scotia (Syndication Agent) and Calyon New York Branch and ING Capital LLC (Co-Documentation Agents), as amended.

“Debt Commitment Letter” has the meaning ascribed to such term in Section 4.8.

“Debt Financing” has the meaning ascribed to such term in Section 4.8.

“DGCL” means the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.

“Disclosed Conditions” has the meaning ascribed to such term in Section 4.8.

“Dissenting Shares” has the meaning ascribed to such term in Section 2.12.

“Effective Time” has the meaning ascribed to such term in Section 2.2.

“Employee Plan” has the meaning ascribed to such term in Section 3.16(a).

“Environmental Law” means any and all applicable Laws, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq. or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and regulations promulgated thereunder, relating to the protection of the environment (including, without limitation, natural resources, ambient air, surface water, groundwater or land) or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“Equity Commitment Letter” has the meaning ascribed to such term in Section 4.8.

“Equity Financing” has the meaning ascribed to such term in Section 4.8.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed to such term in Section 3.16(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End-Date constitute at least 50% of the equity financing of such group at all times following the Solicitation Period End-Date and prior to the termination of this Agreement) from whom the Company or any of the Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the Solicitation Period End-Date that the Board of Directors determines, as of the Solicitation Period End-Date (and provides written notice to Buyer of such determination at such time), in good faith, after consultation with its financial advisor and outside counsel is bona fide and is reasonably likely to result in a Superior Proposal.

“Financing” has the meaning ascribed to such term in Section 4.8.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).

“Hazardous Substance” means any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including, without limitation, petroleum and petroleum products, polychlorinated biphenyls, asbestos, toxic molds and urea formaldehyde insulation.

“Health Care Laws” means any Laws of any Governmental Entity pertaining to health regulatory matters applicable to the operations of the Company and its Subsidiaries including, without limitation, (a) the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. § 301 et. seq.; (b) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes”; (c) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute”; (d) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act”; (e) 42 U.S.C. §§ 1320d through 1320d-8 and 45 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996”; (f) any conduct for which debarment is required or authorized under 21 U.S.C. § 335a; (g) the Medicare Prescription Drug, Improvement and Modernization Act of 2003; (h) Medicare (Title XVIII of the Social Security Act); (i) Medicaid (Title XIX of the Social Security Act); (j) the Prescription Drug Marketing Act of 1987; (k) the Deficit Reduction Act of 2005; (l) the Controlled Substances Act; (m) the regulations promulgated pursuant to such laws, and (n) any other law or regulation of any Governmental Entity which regulates kickbacks, patient or Program reimbursement, Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs, pharmacy licensure, accreditation or any other aspect of providing health care applicable to the operations of the Company or the Subsidiaries.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Persons” has the meaning ascribed to such term in Section 5.9(a).

“Intellectual Property” means all: (A) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) all patents and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (C) confidential information, trade secrets and know-how, including inventions, discoveries, invention disclosures, processes, schematics, business methods, drawings, prototypes, models, designs, customer lists and supplier lists, in each case that have been maintained in confidence and that derive economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from their disclosure; (D) copyrights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) all other intellectual property or proprietary rights.

“knowledge of the Company” means the actual knowledge of the Company’s Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Chief Accounting Officer, Executive Vice President, General Counsel and Secretary; Executive Vice President, Government Relations, Investor Services and Compliance, Senior Vice President, Finance, Vice President, Taxation, or Senior Vice President, Regulatory Affairs and Acquisition Integration.

“Laws” means any laws, statutes, ordinances, regulations, standards, rules, orders, guidelines or interpretations having the force of law of any Governmental Entity.

“Leased Real Property” has the meaning ascribed to such term in Section 3.18(b).

“Leases” has the meaning ascribed to such term in Section 3.18(b).

“Legal Proceeding” means any action, claim, suit, litigation, hearing (regulatory, administrative or otherwise), arbitration, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Entity.

“Lender” has the meaning ascribed to such term in Section 4.8.

“Letter of Transmittal” has the meaning ascribed to such term in Section 2.10(b).

“Liabilities” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise).

“Lien” means any claim, lien, pledge, option, charge, security interest, deed of trust, mortgage or encumbrance.

“Limited Guarantee” has the meaning ascribed to such term in Section 4.9.

“Marketing Period” has the meaning ascribed to such term in Section 5.16(a).

“Material Contracts” has the meaning ascribed to such term in Section 3.11(a).

“Merger” has the meaning ascribed to such term in the recitals hereof.

“Merger Sub” has the meaning ascribed to such term in the preamble hereof.

“Notice of Superior Proposal” has the meaning ascribed to such term in Section 5.3(d).

“OIG” has the meaning ascribed to such term in Section 3.27(b).

“Option Agreement” has the meaning ascribed to such term in Section 2.10(c).

“Option Consideration” has the meaning ascribed to such term in Section 2.11(a).

“Order” means any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Law.

“Outside Date” has the meaning ascribed to such term in Section 7.1(b)(i).

“Paying Agent” has the meaning ascribed to such term in Section 2.10(a).

“Payment Fund” has the meaning ascribed to such term in Section 2.10(a).

“Per Common Share Amount” means an amount equal to $21.00.

“Permits” has the meaning ascribed to such term in Section 3.27(c).

“Permitted Encumbrances” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) Liens imposed by law, such as landlord’s, mechanics’, laborers’, carriers’, materialmen’s, suppliers’ and vendors’ Liens arising in the ordinary course of business for sums not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) Liens securing the performance of bids, tenders, leases, contracts (other than for the payment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, (d) with regard to real property, any and all matters of record in the jurisdiction where the real property is located including, without limitation, restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and liens, (e) with regard to real property, any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls and (f) such other imperfections of title, charges, easements, restrictions and encumbrances as do not materially detract from the value of or otherwise materially interfere with the present use of any of the Company’s or its Subsidiaries’ properties or otherwise materially impair the Company’s or its Subsidiaries’ business operations.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, association, firm, joint venture, joint-stock company, Governmental Entity or other entity.

“Present Fair Saleable Value” has the meaning ascribed to such term in Section 4.10(c).

“Prior Service” has the meaning ascribed to such term in Section 5.15(b).

“Programs” has the meaning ascribed to such term in Section 3.27(d).

“Proxy Statement” has the meaning ascribed to such term in Section 3.8(a).

“Registered Intellectual Property” means Intellectual Property that is registered, issued by or subject to a pending application for registration or issuance with any Governmental Entity that maintains a system of registration for such Intellectual Property or that issues such Intellectual Property.

“Representatives” has the meaning ascribed to such term in Section 5.3(a).

“Required Financial Information” has the meaning ascribed to such term in Section 5.16(b).

“Reverse Termination Fee” has the meaning ascribed to such term in Section 7.2(b)(iv).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning ascribed to such term in Section 3.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the issued and outstanding common stock, par value $0.001 per share, of the Company.

“Short Term Liquidity Facility” means the facility provided to the Company by Bank of America signed and in effect on the date hereof a copy of which has been simultaneously delivered to the Buyer.

“Significant Subsidiaries” has the meaning ascribed to such term in Section 3.1.

“Solicitation Period End-Date” has the meaning ascribed to such term in Section 5.3(a).

“Solvent” and “Solvency” have the meanings ascribed to such terms in Section 4.10(b).

“Sponsor” has the meaning ascribed to such term in Section 4.8.

“Stock Option Plans” mean the Company’s 2003 Performance Incentive Plan, 1998 Nonqualified Stock Incentive Plan, Amended and Restated 1997 Stock Incentive Plan, Amended and Restated 1992 Stock Incentive Plan, and 1991 Non-Qualified Stock Option Plan.

“Stock Options” means all options to purchase Shares, all stock appreciation rights, all restricted stock, all restricted stock units, and all restricted stock purchase rights granted under any employee stock option or compensation plan or arrangement of the Company, including options, stock appreciation rights, restricted stock, restricted stock units, and restricted stock purchase rights granted under the Stock Option Plans.

“Stockholder Approval” has the meaning ascribed to such term in Section 3.3.

“Subsidiary” means, with respect to any Person, any corporation or other legal entity of which 50% or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

“Superior Proposal” means any Acquisition Proposal (with all percentages in the definition of Acquisition Proposal changed to 50%) made by a Person other than Buyer, Merger Sub or their Affiliates (a) for consideration and on terms which the Board of Directors determines, in its good faith judgment after consultation with the Company’s outside legal counsel and independent financial advisors, and taking into account all of the terms and conditions of such proposal, would, if consummated, be more favorable to the Company’s stockholders than those provided hereunder, and (b) that the Board of Directors determines in its good faith judgment is reasonably capable of being completed, taking into account all material financial, financeability, regulatory, legal and other aspects of such proposal.

“Surviving Corporation” has the meaning ascribed to such term in the recitals hereof.

“Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, capital, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, unemployment, excise, stamp, property, alternative or add-on minimum, capital stock, estimated, social security (or similar), and value added taxes, and (b) all interest, penalties, fines, additions to tax or additional amounts imposed on or with respect to any amount described in clause (a).

“Termination Fee” has the meaning ascribed to such term in Section 7.2(b)(i).

“Third Party” means any Person or group other than Buyer, Merger Sub and their Affiliates.

“Treasury Shares” means the Shares held by the Company as treasury stock.

“WARN” has the meaning ascribed to such term in Section 5.1(r).

ARTICLE II

THE MERGER

Section 2.1  The Merger.  At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

Section 2.2  Effective Time.  Subject to the terms and conditions set forth in this Agreement, the parties hereto shall cause a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger to be filed with the Secretary of State of the State of Delaware on the Closing Date in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as Buyer and the Company may agree upon and set forth in the Certificate of Merger (the “Effective Time”).

Section 2.3  Closing of the Merger.  Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the third Business Day following the day on which the last of the conditions set forth in Article VI is satisfied or waived (other than delivery of items to be delivered at the Closing), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, CA 90071, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing) the parties shall not be required to effect the Closing until the earliest of (a) a date, if any, during the Marketing Period which may be specified by Merger Sub in its sole discretion on not less than three Business Days’ notice to the Company (which notice may be conditioned upon the closing of the Debt Financing), (b) the final day of the Marketing Period and (c) a date, if any, on or prior to the Outside Date which may be specified by Merger Sub in its sole discretion on not less than three Business Days’ notice to the Company (which notice may be conditioned upon the closing of the Debt Financing), subject in each case to the satisfaction or waiver of all the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing) as of the date determined pursuant to this proviso.

Section 2.4  Effects of the Merger.  The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.5  Certificate of Incorporation and Bylaws.  At the Effective Time, the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be identical to the certificate of incorporation of Merger Sub in the form set forth as Exhibit A hereto (the “Charter”), except for Article I of the Charter, which shall read in its entirety as follows: “The name of the corporation is Apria Healthcare Group Inc.” The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the certificate of incorporation and such bylaws.

Section 2.6  Board of Directors of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.7  Officers of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.8  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any certificates, deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such certificates, deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.9  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holder of any of the following securities:

(a) Shares.  Each Share (other than Shares owned by Buyer, Merger Sub or any Subsidiary of Buyer or Merger Sub, Shares owned by any wholly-owned Subsidiary of the Company, Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive the Per Common Share Amount in cash and without interest thereon, upon surrender of the corresponding Certificate in accordance with Section 2.10.

(b) Capital Stock of Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

(c) Cancellation of Treasury Shares; Buyer and Merger Sub Owned Stock.  Each Treasury Share shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. Each Share that is owned by Buyer, Merger Sub, any Subsidiary of Buyer or Merger Sub, or by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding and no consideration shall be delivered or deliverable in exchange therefor.

(d) Cancellation and Retirement of Shares.  Except as provided in Section 2.9(c), as of the Effective Time, all Shares (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except, in all cases other than Shares to be canceled in accordance with Section 2.9(c), the right to receive the Per Common Share Amount, upon surrender of such certificate in accordance with Section 2.10.

Section 2.10  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Buyer shall appoint an institution reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) in accordance with an agreement reasonably satisfactory to the Company to receive the funds necessary to make the payments contemplated by Section 2.9. On or prior to the Effective Time, Buyer shall deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Shares for exchange in accordance with this Article II, cash in an amount sufficient to make payments of the Per Common Share Amount (such cash consideration being deposited hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make payments out of the Payment Fund as provided for in this Article II and the Payment Fund shall not be used for any other purpose. All expenses of the Paying Agent shall be paid by Buyer or the Surviving Corporation.

(b) Exchange Procedures for Shares.  As soon as reasonably practicable (but not more than three Business Days) after the Effective Time, Buyer shall mail, or shall cause the Paying Agent to mail, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented

Shares (collectively, the “Certificates”) (i) a letter of transmittal (a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Buyer may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Common Share Amount, as applicable. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount in cash, without interest, equal to the Per Common Share Amount for each Share formerly represented by such Certificate. Such payment of the Per Common Share Amount shall be sent to such holder by the Paying Agent promptly after receipt by the Paying Agent of such Certificate, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, and the Shares formerly represented by such Certificate so surrendered shall forthwith be canceled. The right of any stockholder to receive the Per Common Share Amount shall be subject to and reduced by any applicable withholding obligation as set forth in Section 2.13. No interest will be paid or will accrue on any cash payable upon the surrender of a Certificate.

(c) Exchange Procedures for Stock Options.  Promptly after the Effective Time and in any event within three (3) Business Days thereof, Buyer will or will cause the Paying Agent to mail to each holder of an agreement (“Option Agreement”) that immediately prior to the Effective Time represented Stock Options, whose Stock Options were converted into the right to receive Option Consideration pursuant to Section 2.11(a), appropriate materials and instructions for use in effecting the surrender of such Option Agreement in exchange for Option Consideration. Upon surrender of an Option Agreement to the Paying Agent or the Buyer, together with such other documents as may reasonably be required by the Paying Agent or the Buyer, the holder of such Option Agreement will be entitled to receive in exchange therefor the amount of cash into which the Stock Options previously represented by such Option Agreement have been converted pursuant to Section 2.11(a). If any holder of Stock Options is unable to surrender such holder’s Option Agreement because such Option Agreement has been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Buyer.

(d) No Further Ownership Rights in Company Capital Stock.  Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Common Share Amount, as the case may be, in respect of the Shares formerly represented by such Certificate as contemplated by this Section 2.10. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented by such Certificates. After the Effective Time, there shall be no further registration of transfers of Shares on the records of the Company, and if Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article II.

(e) Unregistered Transfer of Capital Stock.  If payment of the Per Common Share Amount is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and any other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.

(f) Lost Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Common Share Amount payable pursuant to this Article II.

(g) Investment of Payment Fund.  The Paying Agent shall invest any cash included in the Payment Fund, as directed by Buyer or, after the Effective Time, the Surviving Corporation, in: (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (ii) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the Laws of the United States of America or a state thereof and having a combined capital surplus in excess of $500,000,000, or (iii) commercial paper issued by a domestic corporation and given a rating of no lower than A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc. Any interest and other income resulting from such investments shall be paid as directed by the Buyer. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Per Common Share Amount and the Option Consideration as contemplated hereby, Buyer shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(h) Termination of Payment Fund.  Any portion of the Payment Fund that remains unclaimed by the holders of Shares or Stock Options entitled to receive payments with respect thereto pursuant to Section 2.11, one year after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any such holders who have not complied with this Article II prior to that time shall thereafter look only to the Buyer and the Surviving Corporation for, and the Surviving Corporation shall be liable for, payment of the Per Common Share Amount (subject to abandoned property, escheat and similar Law). Any such portion of the Payment Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of all claims or interest of any Persons previously entitled thereto.

(i) No Liability.  None of Buyer, Merger Sub, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.11  Stock Options.  At, or immediately prior to, the Effective Time and except as may be agreed between Buyer and any holder of a Stock Option, the Company and Buyer will cause any outstanding Stock Options to be treated as follows:

(a) At the Effective Time, all then outstanding Stock Options (whether vested or unvested) shall be canceled and in lieu thereof, each holder of such Stock Option will be entitled to receive from the Surviving Corporation an amount in cash (if any) per each Stock Option, equal to the product of (i) the excess, if any, of the Per Common Share Amount over the per share exercise price, purchase price, or base amount, if any, of such Stock Option, and (ii) the number of Shares subject to such Stock Option immediately prior to the Effective Time, without interest and less applicable withholding Taxes (the “Option Consideration”).

(b) The Company will use its commercially reasonable efforts, prior to the Effective Time, to obtain all necessary consents, waivers or releases from holders of Stock Options and will take such action as may be reasonably necessary to give effect to, and accomplish the transactions contemplated by this Section 2.11.

(c) Except as otherwise provided herein or agreed to by the parties, the Stock Option Plans will terminate effective as of the Effective Time and the Company will, prior to the Effective Time, cause the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary to be canceled as of the Effective Time.

Section 2.12  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and perfected appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Per Common Share Amount, as the case may be, but instead shall be entitled to receive such payment from the Surviving Corporation with respect to such

Dissenting Shares as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal and payment under the DGCL, each such Share, held by such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Per Common Share Amount, in accordance with Section 2.9(a), and such share shall no longer be a Dissenting Share. The Company shall give prompt notice to Buyer of any written demands received by the Company for appraisals of any Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands.

Section 2.13  Withholding Rights.  Each of the Surviving Corporation, Buyer and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any tax Laws. If the Surviving Corporation, Buyer or the Paying Agent, as the case may be, so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Stock Options, as the case may be, in respect of which the Surviving Corporation, Buyer or the Paying Agent, as the case may be, made such deduction and withholding.

Section 2.14  Adjustments.  Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number, class or series of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split, combination or exchange of shares, then the Per Common Share Amount payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Buyer on the date of this Agreement (the “Company Disclosure Schedule”) which hereby is incorporated by reference and constitutes an integral part of this Agreement (but only to the extent provided in Section 8.4), or in the SEC Reports filed prior to the date hereof (excluding disclosures set forth in the “Risk Factors” section, “Note Regarding Forward Looking Statements” section or any other forward looking statements that are cautionary in nature, it being understood that such exclusions shall not be deemed to apply to, qualify or otherwise exclude any matter that is otherwise set forth in this Agreement, the Company Disclosure Schedule or in any other portion of an SEC Report), the Company hereby represents and warrants to Buyer and Merger Sub as follows:

Section 3.1  Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company’s Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X) (“Significant Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except in the case of any Subsidiaries, other than Significant Subsidiaries, where the failure to have such corporate power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to the Buyer complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of the Company and each of its Significant Subsidiaries.

Section 3.2  Subsidiaries.

(a) Section 3.2(a) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of the Company. Except as set forth in Section 3.2(a) of the Company Disclosure

Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) except as set forth in Section 3.2(b) of the Company Disclosure Schedule, are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business in substantially the same manner as presently conducted.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company or (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligates the Company or any of its Subsidiaries to issue, transfer, deliver, sell, register, repurchase, or redeem, or cause to be issued, delivered, sold, repurchased, or redeemed, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company.

Section 3.3  Authorization.  The Company has all requisite power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval in connection with the consummation of the Merger, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Stockholder Approval in connection with the consummation of the Merger. The affirmative vote of stockholders representing a majority of the Shares, voting together as a single class, is the only vote of the holders of capital stock of the Company necessary to authorize the execution, delivery and performance of this Agreement and approve the transactions contemplated hereby, including the Merger (the “Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity. The Board of Directors of the Company, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and conditions contained herein, are in the best interests of the Company and the stockholders of the Company and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and that such matter be submitted for consideration at the Company Stockholders Meeting.

Section 3.4  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 Shares, par value $0.001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share. As of June 16, 2008: (A) 61,027,141 Shares were issued and 43,929,543 Shares were outstanding (not including 17,097,598 Shares held in the Company treasury) and (B) no shares of preferred stock were issued and outstanding. All outstanding Shares are validly issued, fully paid and nonassessable. Since June 16, 2008, the Company has not issued any Shares other than Shares issued upon the exercise of Stock Options outstanding on such date and listed on Section 3.4(b) of the Company Disclosure Schedule.

(b) As of the date hereof, the Company has reserved 7,244,493 Shares for issuance under the Stock Option Plans. As of the date hereof, there are 5,546,602 Shares issuable upon vesting and/or exercise of Stock Options outstanding. Except as set forth in this Section 3.4 and in Section 3.4(b) of the Company Disclosure Schedule, as of the date hereof, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, or that restrict the transfer or voting of, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities” ), and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earnings, or financial performance or any other attribute of the Company. There are no outstanding agreements of any kind which obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend, or enter into any such agreement. Section 3.4(b) the Company Disclosure Schedule sets forth, for each Stock Option outstanding as of the date hereof, the holder thereof, the exercise price, and the grant date. The exercise price per Share under each Stock Option is no less than the fair market value per Share as of the grant date thereof.

(c) Except as set forth in Section 3.4(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, antidilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

Section 3.5  Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) except as set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, purchase, sale, cancellation, modification or acceleration under, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.5(b) and the receipt of the Stockholder Approval, violate or conflict with any Order or Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust Laws, (iv) those that may be required solely by reason of Buyer’s or Merger Sub’s (as opposed to any other Person’s) participation in the transactions contemplated hereby, (v) as set forth in Section 3.5(b) of the Company Disclosure Schedule and (vi) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.6  SEC Reports.  Except as set forth on Section 3.6 of the Company Disclosure Schedule, the Company has filed all forms, reports and documents required to be filed with the SEC at any time during the period beginning January 1, 2006 (collectively, “SEC Reports”). As of its filing date or, in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act, its effective date, each SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date such SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. The Company has made available to Buyer all material correspondence with the SEC since January 1, 2007 and there are no outstanding or unresolved comments received from the SEC with respect to the SEC Reports.

Section 3.7  Financial Statements.  The consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports, including the notes thereto, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto) and (except as amended or superseded by a filing prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows and statements of stockholders’ equity of the Company and its Subsidiaries for the periods then ended. The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company and the Subsidiaries is made known to the principal executive officer and the principal financial officer of the Company by others within those entities, and the Company’s principal executive officer and principal financial officer have not disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board of Directors (or persons performing the equivalent functions): (A) any significant deficiencies or material weaknesses within their knowledge in the design or operation of internal control over financial reporting which are reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company’s principal executive officer and principal financial officer have made, with respect to the Company SEC Reports, all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. The Company has not identified any material weaknesses in the design or operation of the internal controls over financial reporting. Neither the Company nor any of the Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act.

Section 3.8  Proxy Statement.  The proxy statement of the Company to be filed with the SEC in connection with the solicitation of proxies from stockholders at the Company Stockholders Meeting to consider this Agreement and the Merger or the information statement of the Company to be filed with the SEC and sent to such stockholders with respect to the Company Stockholders Meeting, as appropriate (such proxy statement, as amended or supplemented, the “Proxy Statement”), will, when filed and at the time of the Company Stockholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act. Subject to the representations and warranties of Buyer and Merger Sub set forth in Section 4.4, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, the Proxy Statement, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding any of the foregoing, the Company does not make any representations or warranties with respect to information supplied by Buyer, Merger Sub or any of their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement.

Section 3.9  No Undisclosed Liabilities.  Except as set forth in Section 3.9 of the Company Disclosure Schedule or except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the financial statements contained in the SEC Reports filed prior to the date hereof or as otherwise disclosed in the SEC Reports filed prior to the date hereof, (b) Liabilities contemplated or permitted under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement, or (d) Liabilities arising subsequent to the date of the Balance Sheet in the ordinary course of business consistent with past practice.

Section 3.10  Absence of Certain Changes.  Since the date of the Balance Sheet, except as disclosed in the SEC Reports filed prior to the date hereof (excluding disclosures set forth in the “Risk Factors” section, “Note Regarding Forward Looking Statements” section or any other forward looking statements that are cautionary in nature, it being understood that such exclusions shall not be deemed to apply to, qualify or otherwise exclude any matter that is otherwise set forth in this Agreement, the Company Disclosure Schedule, or in any other portion of an SEC Report) or as may be affected by actions permitted to be taken pursuant to Section 5.1 (for purposes of Section 6.3(ii)) or actions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice. Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has suffered any damage or loss other than in the ordinary course of business and consistent with past practice except to the extent such damage or loss has not or will not result in a Company Material Adverse Effect, and there has not been:

(a) any Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company;

(c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(d) except as set forth in Section 3.10(d) of the Company Disclosure Schedule, any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles; or

(e) any action that, if it had been taken after the date hereof, would have required the prior written consent of Buyer pursuant to clauses (e), (f), (h), (k), (n), and (s) of Section 5.1.

Section 3.11  Material Contracts.

(a) Section 3.11 of the Company Disclosure Schedule sets forth a list of all of the following Contracts (including all amendments or modifications thereto) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound as of the date of this Agreement (collectively, the “Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) Contracts or agreements relating to or evidencing indebtedness for borrowed money, guarantees, or similar obligations of the Company or any of its Subsidiaries in the amount of $500,000 or more;

(iii) non-competition agreements or any other agreements or obligations which purports to restrict or limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted;

(iv) Contracts relating to the creation, formation, operation, management or control of any partnership, joint venture, limited liability company or other similar entity that is material to the Company;

(v) Contracts related to an acquisition, divestiture, merger or similar transaction containing representations, covenants, indemnities or other obligations that are still in effect and, individually, could reasonably be expected to result in payments to or by the Company or any of its Subsidiaries in excess of $1,000,000;

(vi) Contracts related to any guarantee or assumption of other obligations of any third party or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business consistent with past practice relating to obligations that do not exceed $5,000,000;

(vii) license agreements that are material to the business of the Company and its Subsidiaries, pursuant to which the Company or any of its Subsidiaries is a named party and licenses in Intellectual Property owned by a third party or licenses out Intellectual Property owned by the Company or any of its Subsidiaries (other than license agreements for software that is “open source” or generally commercially available);

(viii) Contracts accounting for aggregate revenue to the Company or any of its Subsidiaries of more than $20,000,000 during the Company’s 2007 fiscal year or reasonably expected to account for aggregate revenue to the Company or any of its Subsidiaries of more than $20,000,000 during the Company’s 2008 fiscal year;

(ix) settlement agreements, other than (A) releases immaterial in nature or amount entered into with former employees or current or former independent contractors of the Company in the ordinary course of business, (B) cash settlement agreements for amounts not exceeding $5,000,000 individually which were paid on or prior to January 1, 2006, and (C) settlement agreements entered into more than two years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any continuing obligations, liabilities or rights (excluding releases);

(x) Contracts relating to any single capital expenditure or series of related capital expenditures by the Company pursuant to which the Company or any of its Subsidiaries has future financial obligations in excess of $25,000,000;

(xi) Contracts involving any labor union or other employee organization;

(xii) Contracts required to be disclosed in Section 3.22 of the Company Disclosure Schedule; and

(xiii) Contracts that relate to any material hedging, derivatives or similar Contracts or arrangements (other than currency hedges or derivatives entered into in the ordinary course of business).

(b) Each Material Contract is valid and binding on the Company (or such Subsidiary of the Company party thereto) subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.12  Compliance with Laws.  Except as set forth in Section 3.12 of the Company Disclosure Schedule, each of the Company and its Subsidiaries is in compliance with all Laws and Orders applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its

Subsidiaries, except for such violations or noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in this Section 3.12 with respect to (a) the Securities Act or the Exchange Act, which are covered in Section 3.6 and Section 3.8, (b) applicable Laws with respect to Taxes, which are covered in Section 3.14, (c) Environmental Laws, which are covered in Section 3.15, (d) ERISA matters, which are covered in Section 3.16, or (e) health care matters, which are covered in Section 3.27.

Section 3.13  Litigation.  Except as set forth in Section 3.13 of the Company Disclosure Schedule, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding Order which would reasonably be expected to have a Company Material Adverse Effect.

Section 3.14  Taxes.  Except as set forth in Section 3.14 of the Company Disclosure Schedule, and except for failures, violations, inaccuracies, omissions or proceedings which would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) all Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed or will be timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are, or will be, at the time of filing, true and complete in all material respects;

(b) the Company and each of its Subsidiaries have timely withheld and paid all Taxes that were required to have been withheld or have become due and payable, respectively, or have established an adequate reserve in the most recent financial statement in accordance with GAAP for such Taxes. There are no Liens with respect to Taxes upon any of the assets or properties of either the Company or its Subsidiaries other than with respect to Taxes not yet due and payable;

(c) as of the date of this Agreement, there are no Legal Proceedings now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any Tax and no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries that remain unpaid. No written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction;

(d) during the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(e) neither the Company nor any of its Subsidiaries the stock of which has been acquired by the Company in the past three years (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or was any of its Subsidiaries) filing a consolidated federal income Tax Return or (ii) has any liability for Taxes of any person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise;

(f) none of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than agreements among the Company and its wholly-owned Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial lending agreements, employment agreements, stock or asset purchase agreements, or arrangements with landlords, lessors, customers, and vendors);

(g) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries;

(h) neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; and

(i) neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it and neither the Company nor any of its Subsidiaries has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

Section 3.15  Environmental Matters.  Except as disclosed in the SEC Reports filed prior to the date hereof (excluding disclosures set forth in the “Risk Factors” section, “Note Regarding Forward Looking Statements” section or any other forward looking statements that are cautionary in nature), and except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries comply with all applicable Environmental Laws, which compliance includes the possession and maintenance of all permits, licenses and other governmental authorizations required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries;

(b) neither the Company nor any of its Subsidiaries has received written notice of, is a party to or, to the knowledge of the Company, is the subject of any Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law;

(c) there are no Hazardous Substances at any property currently or formerly owned, leased or operated by the Company or any Subsidiary, or at any other location, in circumstances that could reasonably be expected to result in liability or costs to the Company or any of its Subsidiaries arising out of any applicable Environmental Law; and

(d) neither the Company nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities under any Environmental Laws or concerning any Hazardous Substances.

Section 3.16  Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material Employee Plans. The term “Employee Plan” shall mean (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA) and (ii) all bonus, stock option, stock purchase, benefit, change-in-control, employment, collective bargaining, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit agreements, plans, programs or arrangements written or otherwise maintained or contributed to for the benefit of or relating to any current or former employee or consultant of the Company, any of its Subsidiaries (each, a “Company Employee”) or any trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), excluding former agreements under which neither the Company nor any Subsidiary of the Company has any remaining obligations. The Company has made available to Buyer a complete and correct copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service for each disclosed Employee Plan where such report is required and (ii) the plan documents and trust agreements, if any, governing each such Employee Plan (other than those referred to in Section 4(b)(4) of ERISA).

(b) All Employee Plans were established and are in compliance in all material respects with the terms thereof and applicable Law, including ERISA and the Code.

(c) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened in writing against any Employee Plan which individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.

(d) With respect to any Employee Plan, there has not occurred (i) any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, or (ii) any “reportable event” (as such term is defined in Section 4043 of ERISA), other than those events as to which the thirty-day notice period is waived, in each case, which individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.

(e) No Employee Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could reasonably be expected to (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans, (iii) limit or restrict the right of the Buyer or the Surviving Corporation to merge, amend or terminate any of the Employee Plans or (iv) result in payments or benefits under any of the Employee Plans which would not be deductible under Section 280G of the Code.

(f) To the extent that any Employee Plans are subject to the requirements of Section 409A of the Code, they have been and are being operated in good faith compliance with such Section and IRS Notice 2005-1, each as modified and explained by other guidance issued by the Internal Revenue Service.

(g) Each Employee Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to such effect and no event has occurred since the date of such letter that would reasonably be expected to materially and adversely affect such qualification.

(h) No Employee Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company, its Subsidiaries nor any member of their Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan. No Employee Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA), and no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate. No Employee Plan provides for post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company or any of its Subsidiaries, other than as may be required by COBRA and/or any similar state, local or foreign law.

Section 3.17  Labor Matters.  Except as set forth in Section 3.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (a) is a party to or currently negotiating any labor or collective bargaining agreement with respect to their respective employees with any labor organization, union, group or association; (b) to the knowledge of the Company, there are no activities or proceedings by any labor union or representative thereof to organize any such employees, and no labor union or other collective bargaining representative has been certified as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries; (c) no labor strike, slowdown, work stoppage or lockout is in effect or, to the knowledge of the Company, threatened; and (d) no unfair labor practice charge or complaint is pending or, to the knowledge of the Company, threatened.

Section 3.18  Real Property.

(a) Owned Real Property.  The Company does not own any real property.

(b) Leased Real Property.  Section 3.18 of the Company Disclosure Schedule sets forth a list of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Encumbrances and other than as would not have a Company Material Adverse Effect. The Leases are each in full force and effect and to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, to the knowledge of the Company, any other party thereto, except for such breaches and defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.19  Assets; Personal Property.  Except as set forth in Section 3.19 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, (a) the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and (b) the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such tangible personal property and assets material to the Company and its Subsidiaries, free and clear of all Liens, except for Permitted Encumbrances.

Section 3.20  Intellectual Property.

(a) All tangible materials embodying Intellectual Property that the Company or any of its Subsidiaries are using in the conduct of their respective businesses as currently conducted are owned by the Company or such Subsidiary or have been licensed to the Company or such Subsidiary by the third party from which the Company or such Subsidiary obtained such materials, except where the lack of ownership or possession of a license has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.20 of the Company Disclosure Schedule, there is no action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries claiming that the Company or any of its Subsidiaries has infringed or misappropriated any Intellectual Property right of any other Person, except for such infringements or misappropriations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.20 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, to the knowledge of the Company, no Person has infringed or misappropriated any Intellectual Property owned by the Company or any of its Subsidiaries. Section 3.20 of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all Registered Intellectual Property owned or exclusively licensed by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, and all of such registrations and applications are subsisting and have not expired or been cancelled and, to the knowledge of the Company, are valid and have not been abandoned.

(b) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries take commercially reasonable steps consistent with industry practice to protect and preserve their Intellectual Property, including executing confidentiality agreements with all appropriate parties and executing appropriate assignment agreements with all current and former employees and contractors who have contributed to any Intellectual Property owned by any of them.

(c) To the Company’s knowledge, no material software owned by the Company or any of its Subsidiaries that is distributed to third parties uses, incorporates, is derived from or has embedded in it any software code that is subject to an “open source,” copyleft, or similar license in a manner that requires such software to be licensed pursuant to the provisions of any such license.

(d) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries take commercially reasonable actions consistent with industry practice to protect the confidentiality, integrity and security of their material software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, or modification, and, to the knowledge of the Company, no such use, access or modification has occurred.

Section 3.21  Insurance.  Section 3.21 of the Company Disclosure Schedule sets forth a complete list of all of the existing material policies of insurance covering the Company, its Subsidiaries or any of their employees, properties or assets, including, without limitation, policies of life, property, directors’ and officers’, fire, workers’ compensation, products liability, and other casualty and liability insurance. All such insurance policies are in full force and effect and enforceable in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no claim by the Company or any of its Subsidiaries pending under any such policies which has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (B) if not paid, that individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.22  Related Party Transactions.  Except as set forth in Section 3.22 of the Company Disclosure Schedule or as disclosed in the SEC Reports filed prior to the date hereof, and except for transactions which would not be required to be disclosed pursuant to Rule 404(a) of Regulation S-K under the Securities Act, to the knowledge of the Company, no stockholder, director or executive officer of the Company nor, any Affiliate or family member of such stockholder, director, or executive officer, has any material interest in any property or assets owned by the Company or any of its Subsidiaries, or has during the past twelve months engaged in any transaction with or is currently directly or indirectly a party to any contract with the Company or any of its Subsidiaries, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payment to any such stockholder, director or executive officer.

Section 3.23  Vote Required.  The affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class, is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law or otherwise) to adopt this Agreement.

Section 3.24  Brokers.  Except for Goldman, Sachs & Co., there is no investment banker, broker, finder or similar agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby. The Company has made available to Sponsor a true and correct copy of its engagement letter with Goldman, Sachs & Co. and there are no amounts payable to Goldman, Sachs & Co. in connection with the Merger and the other transactions contemplated by this Agreement other than as set forth in such engagement letter.

Section 3.25  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co., financial advisor to the Company, dated as of the date hereof, to the effect that, as of the date of this Agreement and based upon and subject to the matters and limitations set forth therein, the Per Common Share Amount to be received by the holders of the Shares pursuant to the Agreement is fair to such holders from a financial point of view. The Company agrees to provide Buyer a true and correct copy of the written opinion of Goldman, Sachs & Co., promptly upon receipt.

Section 3.26  Takeover Laws.  The Company has taken (or caused to be taken) all action necessary to render the limitations contained in Section 203 of the DGCL and any other applicable state anti-takeover Law inapplicable to the Merger, this Agreement and the transactions contemplated hereby and thereby.

Section 3.27  Health Care Matters.  Except as set forth in Section 3.27 of the Company’s Disclosure Schedule:

(a) To the knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary or any directors, members, employees, agents, officers or managers of the Company or its Subsidiaries have engaged in any activities which are prohibited under any Health Care Laws.

(b) To the knowledge of the Company, the Company and its relevant Subsidiaries are, and at all times since August 22, 2007 have been, in compliance in all material respects with the requirements of the Certification of Compliance Agreement (the “CCA”), dated as of August 22, 2007, between Coram, Inc. and Coram Alternate Site Services and the Office of Inspector General of the United States Department of Health and Human Services (the “OIG”). Neither the Company nor any Subsidiary has

received any written, or to the Company’s knowledge, oral notice from the OIG that the Company is not in compliance in all material respects with the terms of the CCA.

(c) The Company and each Subsidiary has and maintains in full force and effect, and is in material compliance with, all health care related licenses, permits, certifications, approvals, registrations, consents, authorizations, certificates of need, supplier or provider number eligibility requirements, orders or other similar authorizations of, from or by Governmental Entities necessary for the ownership of the material assets or conduct of the business of the Company and each Subsidiary (“Permits”), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company. No suspension, cancellation, modification, revocation, or non-renewal of any Permit is pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company no event has occurred and no circumstance exists that would reasonably be expected to result in the revocation, cancellation, non-renewal, or adverse modification of any such Permit.

(d) To the knowledge of the Company, except as would not have a Company Material Adverse Effect, the Company and each Subsidiary meet all of the applicable requirements of participation and payment of, and where applicable are parties to valid supplier or other participation agreements for payment by, Medicare, Medicaid, TRICARE, any other state or federal government health care programs, any private insurance company, health maintenance organization, preferred provider organization, managed care organization, government contracting agency, or other public or private third party payor program (“Programs”) to the extent the Company or the Subsidiary bills or receives reimbursement for services furnished to beneficiaries from a particular Program.

(e) To the knowledge of the Company, none of the Company, the Subsidiaries, nor their respective officers, directors or managing employees have engaged in any activities which are cause for civil monetary penalties or mandatory or permissive exclusion from any Program. To the knowledge of the Company, except, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all reports, documents, claims, applications, and notices required to be filed, maintained or furnished to any Governmental Entity or Program, have been so filed, maintained or furnished and all such reports, documents, claims, applications and notices were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent filing). Except as set forth in Section 3.27 of the Company Disclosure Schedule, the Company and the Subsidiaries have paid, caused to be paid, or notified the applicable parties of all actually known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such claim submissions that would, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Each of the Company and its Subsidiaries has paid or has properly recorded on the Company’s consolidated financial statements all actually known and undisputed refunds, discounts or adjustments which have become due pursuant to claims furnished to beneficiaries of the Programs and none of the Company or its Subsidiaries has any material liability to any Program with respect thereto, except as has been fully reserved for in the Company’s consolidated financial statements.

Section 3.28  Disclaimer of Other Representations and Warranties.  Except for the representations and warranties contained in this Article III, and in the certificate to be delivered pursuant to Section 6.3, the Company makes no other representations or warranties, express or implied, and the Company hereby disclaims any such other representations or warranties, whether by the Company, any Subsidiary of the Company, or any of their respective officers, directors, employees, agents or representatives or any other Person with respect to this Agreement and the transactions contemplated hereby, notwithstanding the delivery or disclosure to Buyer, Merger Sub, or any of their respective directors, officers, employees, agents or representatives, or any other Person, of any documentation or other information by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees, agents or representatives, or any other Person, with respect to any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1  Organization.  Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has the requisite corporate or limited liability company power and authority, as applicable, to conduct its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Buyer and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer and Merger Sub have delivered or made available to the Company complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Buyer and Merger Sub.

Section 4.2  Authorization.  Each of Buyer and Merger Sub has all requisite power and authority to enter into this Agreement and, subject to obtaining the approval of Buyer as sole stockholder of Merger Sub of the Merger, which shall be obtained promptly after the execution of this Agreement, consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Buyer and Merger Sub. No other corporate or other proceeding on the part of Buyer or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby, subject to obtaining the approval of Buyer as sole stockholder of Merger Sub of the Merger, which shall be obtained promptly after the execution of this Agreement. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

Section 4.3  Non-contravention; Required Consents.

(a) The execution, delivery or performance by Buyer and Merger Sub of this Agreement, the consummation by Buyer and Merger Sub of the transactions contemplated hereby and the compliance by Buyer and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of Buyer or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer or Merger Sub is a party or by which Buyer, Merger Sub or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Order or Law applicable to Buyer or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of Buyer or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b) No Consent of any Governmental Entity is required on the part of Buyer, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust Laws, (iv) those that may be required solely by reason of Company’s (as opposed to any other Person’s) participation in the transactions contemplated hereby, and (v) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 4.4  Information.  None of the information supplied by Buyer, Merger Sub or their officers, directors, representatives, agents or employees for inclusion in the Proxy Statement, and any amendments and supplements thereto, will, in the case of the Proxy Statement on the date the Proxy Statement is first sent to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5  Merger Sub; No Prior Activities.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Buyer. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or Liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 4.6  Compliance with Law.  Each of Buyer and Merger Sub is in compliance with all Laws which would affect its ability to perform its obligations hereunder except as would not reasonably be expected to have a Buyer Material Adverse Effect. There is no action pending or, to the knowledge of Buyer and Merger Sub, threatened against Buyer or Merger Sub that would affect their respective abilities to perform their respective obligations hereunder.

Section 4.7  Litigation.  There are no Legal Proceedings pending or, to the knowledge of Buyer, threatened, against Buyer or Merger Sub or any of their respective properties which, individually or in the aggregate, could reasonably be expected to have a Buyer Material Adverse Effect. Neither Buyer nor Merger Sub is subject to any outstanding Order which could reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.8  Financing.  Buyer has provided the Company true and complete signed copies of (i) a commitment letter (the “Equity Commitment Letter”) from Blackstone Capital Partners V L.P. (the “Sponsor”) to provide equity financing in an aggregate amount of $700,000,000, (the “Equity Financing”) and (ii) a commitment letter (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) from Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC and Barclays Capital (each, a “Lender” and, collectively, the “Lenders”) pursuant to which the Lenders have committed to provide Buyer with financing in an aggregate amount of $1,150,000,000.00 (the “Debt Financing” and, collectively with the Equity Financing, the “Financing”). The Commitment Letters have been duly executed by Buyer and, to the knowledge of Buyer, the other parties thereto. As of the date hereof, the Commitment Letters are in full force and effect and have not been amended or modified in any material respect. As of the date hereof, neither the Sponsor nor any Lender has notified Buyer or Merger Sub of its intention to terminate such Commitment Letter or not to provide the financing contemplated thereby. As of the date hereof, to the knowledge of Buyer, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the party of Buyer or Merger Sub under any Commitment Letter. As of the date hereof, Buyer and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be timely satisfied or that the Financing will not be made available to Merger Sub on the Closing Date. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been paid. Except for the payment of fees relating to the Financing, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing or the conditions precedent thereto, other than as set forth in the Commitment Letters (the “Disclosed Conditions”), and there are no material conditions of the Financing that have not been set forth and agreed to in the Commitment Letters, and no Person has any right to impose, and none of the Sponsor, any Lender or Buyer has any obligation to accept (i) any condition precedent to such funding other than the Disclosed Conditions nor (ii) any reduction to the aggregate amount available under the Commitment Letters on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount under the Commitment Letters on the Closing Date). Assuming the Financing (other than any asset-based loan component or cash flow revolving loan component) is consummated and the accuracy of the representations and warranties set forth in Section 3.4, as of the date such representations and warranties were made, the aggregate proceeds contemplated by the Commitment Letters (other than any asset-based loan component or cash flow revolving loan component) will, in the aggregate and together with the Company’s actual cash on hand at the Closing, if any, be sufficient when funded for Buyer and the Surviving Corporation to (a) pay the aggregate Per Common Share Amount, (b) pay the aggregate Option Consideration, (c) refinance the indebtedness and other amounts set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule and (d) pay all fees and expenses related to the Financing, the Merger or any of the transactions contemplated by this Agreement.

Section 4.9  Guarantee.  Concurrently with the execution of this Agreement, Buyer and Merger Sub have delivered to the Company a limited guarantee of the Sponsor in favor of the Company, dated the date hereof, with respect to certain matters on the terms specified therein (the “Limited Guarantee”). The Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of its respective guarantor, enforceable in accordance with its terms, and has not been amended, withdrawn or rescinded in any respect.

Section 4.10  Solvency.

(a) As of the Closing, Buyer shall have taken all measures necessary to ensure that Merger Sub will have sufficient cash on hand to pay the total consideration contemplated to be paid hereunder. As of the Closing, after giving effect to the transactions contemplated by this Agreement, including the Financing, the payment of the Merger Consideration, the incurrence of indebtedness in connection with the Debt Financing, and the repayment or refinancing of debt as contemplated herein and in the Debt Commitment Letter, and assuming (i) the satisfaction of the conditions to Buyer’s and Merger Sub’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company set forth in Article III hereof (without giving effect to any materiality or Company Material Adverse Effect qualifiers), and (iii) that the Company performs in accordance with the projections and forecasts provided by the Company to Buyer prior to the date hereof, the Surviving Corporation will be Solvent.

(b) For purposes of this Agreement, “Solvent” when used with respect to the Surviving Corporation, means that, as of any date of determination (i) the amount of the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or will be engaged and (iii) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they become absolute and mature in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement including the incurrence of indebtedness in connection with the Debt Financing. The term “Solvency” shall have its correlative meaning.

(c) For purposes of the definition of “Solvent,” “Present Fair Saleable Value” means the amount that may be realized if the aggregate assets of the Surviving Corporation (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

Section 4.11  Ownership of Company Capital Stock.  Neither Buyer nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). Neither Buyer nor Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 4.12  Brokers.  Except for Banc of America Securities LLC and Wachovia Capital Markets, LLC, there is no investment banker, broker, finder or similar agent that has been retained by or is authorized to act on behalf of Buyer or Merger Sub who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

Section 4.13  No Additional Representations; Disclaimer Regarding Estimates and Projections.  Buyer and Merger Sub acknowledge that none of the Company, its Affiliates or any other Person acting on behalf of the Company (a) has made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets of or held by the Company or any Subsidiary of the Company or (b) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its business or any of its Affiliates, in each case except as expressly set forth in this Agreement, the certificate delivered pursuant to Section 6.3, or as and to the extent required by this Agreement to be disclosed on the Company Disclosure Schedule hereto. Buyer and Merger Sub further agree that none of the Company, its Affiliates or any other Person acting on behalf of the Company will have or be subject to any Liability, except as specifically set forth in this Agreement, to Buyer, Merger Sub or any other Person resulting from the distribution to Buyer, for Buyer’s use, of any such information, including, without limitation, any information, document or material made available to Buyer in physical or virtual “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1  Conduct of Business by the Company.  Except as contemplated by this Agreement or as described in Section 5.1 of the Company Disclosure Schedule, or as required by applicable Law, during the period from the date hereof to the Effective Time or the date this Agreement is terminated pursuant to Article VII herein, as applicable, the Company shall use its reasonable best efforts to conduct its and its Subsidiaries’ business in the ordinary course consistent with past practice and, to the extent consistent therewith, shall use reasonable best efforts to preserve intact its and its Subsidiaries’ current business organizations, keep available the service of its and its Subsidiaries’ current officers and employees and preserve its and its Subsidiaries’ relationships and goodwill with customers, suppliers, Governmental Entities, employees, business associates and others having significant business dealings with it and its Subsidiaries. Without limiting the generality of the foregoing, except as contemplated by this Agreement, as described in Section 5.1 of the Company Disclosure Schedule, or as required by GAAP or applicable Law, during the period from the date hereof to the Effective Time, the Company shall not, and shall not permit its Subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably conditioned, delayed or withheld):

(a) amend its certificate of incorporation or bylaws or comparable organizational documents in any material respect;

(b) issue, pledge, dispose of, grant, transfer, encumber, sell, deliver or agree or commit to issue pledge, dispose of, transfer, encumber, sell, deliver or grant (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other securities or equity equivalents (including, without limitation, any Stock Options) except for the issuance and sale of Shares in compliance with the terms of outstanding Stock Options set forth in Section 3.4(b) of the Company Disclosure Schedule or the Convertible Notes in accordance with their existing terms;

(c) other than dividends made by any Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of, or redeem or repurchase, any shares of capital stock or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(e) incur debt, excluding ordinary course of business drawdowns on the Credit Agreement revolver, in excess of $2,500,000, other than pursuant to the Short Term Liquidity Facility (or other indebtedness in lieu thereof of the type provided in the third to last sentence of this Section 5.1), the proceeds of which are used solely for the refinancing of the Convertible Notes and paying related costs and expenses (including without limitation associated tax liabilities, if any) (other than assumption or incurrence of debt in connection with the acquisition of companies or assets in Medicare DMEPOS competitive bidding areas in which the Company has not been awarded a competitive bidding contract);

(f) except in connection with the acquisition of assets intended to enable the Company to service patients in competitive bidding areas in which the Company has not been awarded a competitive bidding contract, (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to any other Person (other than customary loans or advances to employees, in each case in the ordinary course of business consistent with past practice) and in an amount not exceeding $500,000 in the aggregate at any time outstanding);

(g) (i) except as may be required by Law (including amendments necessary to comply with, and prevent the imposition of any tax, penalty or interest under, Section 409A of the Code), enter into, adopt or amend in any material respect or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan or fund; (ii) other than in the ordinary course of business and consistent with past practice with respect to non-executive employees, make any increase in the compensation or fringe benefits of any employee (provided that such employee is not a director or officer); or (iii) increase in any manner the compensation or fringe benefits of any director or officer, except as may be required by any contract in effect as of the date hereof as listed on Section 5.1(g) of the Company Disclosure Schedule;

(h) acquire, sell, lease or dispose of any material amount of property or assets in any single transaction or series of related transactions except (i) pursuant to existing contracts or commitments disclosed in Section 5.1 of the Company Disclosure Schedule, (ii) if such transaction or transactions (A) individually have a fair market value of less than $2,000,000 or (B) in the aggregate have a fair market value of less than $5,000,000, (iii) in the ordinary course of business consistent with past practice or (iv) for the acquisition of companies or assets in Medicare DMEPOS competitive bidding areas in which the Company has not been awarded a competitive bidding contract;

(i) grant or forgive any loans to officers or directors;

(j) except as may be required as a result of a change in Law or in GAAP, change any of the financial accounting principles or practices used by it;

(k) (i) change any material method of Tax accounting, or change any material Tax election, (ii) file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), (iii) settle or compromise any Tax liability, or any claim for a material refund of Taxes or enter into any closing agreement with respect to any material Tax, except for an agreement or compromise with respect to a Tax for an amount that is not materially in excess of the amount reserved thereof on the financial statements of the Company and its Subsidiaries included in the SEC Reports, and (iv) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes (other than extensions and waivers granted during the ordinary course of an audit or examination);

(l) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein except either (A) pursuant to existing contracts or commitments disclosed in Section 5.1 of the Company Disclosure Schedule, (B) if such transaction or transactions (x) individually have a fair market value of less than $2,000,000, or (y) in the aggregate have a fair market value of less than $5,000,000 (other than transactions to acquire companies or assets in Medicare DMEPOS competitive bidding areas in which the Company has not been awarded a competitive bidding contract), or (C) in the ordinary course of business consistent with past practice, (ii) take any action which would be reasonably likely to result in a Company Material Adverse Effect or (iii) authorize any new capital expenditure or expenditures which (A) in the aggregate are in excess of $5,000,000, or (B) are related to Project Symphony and in the aggregate are in excess of $1,000,000; provided, that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts or commitments that have been disclosed to Buyer or made in the ordinary course of business consistent with past practices (it being acknowledged that any capital expenditure related to Project Symphony shall not be deemed to be in the ordinary course of business consistent with past practices);

(m) except in connection with the acquisition of companies or assets intended to enable the Company to service patients in Medicare DMEPOS competitive bidding areas in which the Company has not been awarded a competitive bidding contract, or except in the ordinary course of business, enter into, amend, cancel or modify any Material Contract or any contract that would be a Material Contract if in effect on the date of this Agreement;

(n) revalue in any material respect any of its properties or assets including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(o) fail to maintain in full force and effect the material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(p) settle, release, waive or compromise any pending or threatened Legal Proceeding (i) for an amount in excess of $5,000,000; (ii) for an amount in excess of $1,000,000 in excess of the amount currently reserved for such matters; (iii) entailing obligations that would impose any material restrictions on the business or operations of the Company or any of its Subsidiaries; or (iv) that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement;

(q) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any of its Subsidiaries), except for cancellations made or waivers granted with respect to claims other than indebtedness in the ordinary course of business consistent with past practice which, in the aggregate, are not material or for claims other than indebtedness which are cancelled or waived in connection with the settlement of the actions referred to in, and to the extent permitted by, clause (p) above;

(r) effect or permit a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (together with any similar state or local statute, rule or regulation, “WARN”) without complying with the notice requirements and all other provisions of WARN; or

(s) enter into an agreement, contract, commitment or arrangement to do any of the foregoing that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof.

The Company shall (x) redeem on September 1, 2008 all of the Convertible Notes the holders of which have elected to have the Company so redeem pursuant to the current terms thereof using only the proceeds of the Short Term Liquidity Facility or, solely to the extent such proceeds are not available, pursuant to other indebtedness incurred in lieu thereof, provided that such other indebtedness shall be prepayable by the Company at any time and shall be on market terms as of the date such other indebtedness is incurred and

(y) with the proceeds of the Financing from the Buyer, repay and discharge the indebtedness pursuant to the Short Term Liquidity Facility or the other indebtedness incurred in lieu thereof and the Credit Agreement on the Closing. The Company shall use it reasonable best efforts to obtain the financing contemplated by the Short Term Liquidity Facility.

The Company shall, except as prohibited by applicable Law or as would jeopardize attorney-client privilege (but in such event, the Company will use its commercially reasonable efforts to keep Buyer fully informed), keep Buyer fully informed, on a current basis, of any material events, discussions, notices or changes with respect to any Legal Proceeding involving the Company or any of its Subsidiaries.

Section 5.2  Company Stockholders Meeting; Proxy Statement.

(a) The Company shall (i) as soon as reasonably practicable following the Solicitation Period End-Date (or such earlier date as the Company may determine in its sole discretion), promptly file with the SEC the Proxy Statement in preliminary form, (ii) notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and supply Buyer with copies of all material correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, (iii) use reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable (provided that the Company shall not be required to mail the Proxy Statement prior to the Solicitation Period End-Date), the Proxy Statement and any amendments or supplements thereto and all other proxy materials for such meeting, (iv) subject to the terms of this Agreement, use reasonable best efforts (which, for the avoidance of doubt, shall not include the payment of any fees to stockholders) to solicit from stockholders of the Company proxies in favor of the Merger and secure Stockholder Approval and (v) otherwise comply with all legal requirements applicable to such meeting. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or any other SEC filing required in connection with the transactions contemplated hereby (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall consider in good faith any comments reasonably proposed by the other party.

(b) The Company shall take all action necessary in accordance with applicable Law and the certificate of incorporation and bylaws of the Company to cause a meeting of its stockholders (the “Company Stockholders Meeting”) to be duly called and held as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC for the purpose of considering, approving and adopting this Agreement and the Merger. Subject to the terms of Section 5.3 of this Agreement, the Board of Directors shall recommend approval and adoption of this Agreement and the Merger by the Company stockholders, shall include such recommendation in the Proxy Statement and shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Board of Directors that the Company’s stockholders vote in favor of this Agreement and the Merger. Subject to Section 5.3, the Company shall use reasonable best efforts (which, for the avoidance of doubt, shall not include the payment of any fees to stockholders) to solicit from its stockholders proxies in favor of this Agreement and the Merger and to take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The New York Stock Exchange or the DGCL to obtain such approvals.

Section 5.3  Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EDT) on the date that is thirty-five (35) days after the date hereof (the “Solicitation Period End-Date”), the Company and any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate (collectively, “Representatives”) shall have the right (acting under the direction of the Board of Directors or any committee thereof) to, directly or indirectly: (i) solicit, initiate, facilitate and encourage any Acquisition Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that any non-public information provided to any Third Party given such access shall have been previously provided to Buyer or shall be provided to Buyer prior to or concurrently with the time it is provided to such Third Party and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations.

(b) Except as may be permitted by this Section 5.3 and except as it may relate to any Excluded Party (but only in the case of clause (iii) below, only to the extent provided in, and in compliance with Section 5.3(c) and (d)), from and after the Solicitation Period End-Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Parties conducted theretofore by the Company or any Representative with respect to any Acquisition Proposal, and the Company shall not, and it shall cause its Subsidiaries and the Representatives of the Company or any of its Subsidiaries not to, directly or indirectly (i) solicit, initiate or knowingly take any action designed to encourage or facilitate any inquiry, discussion, offer or request that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal, (ii) engage in any discussions or negotiations with, or furnish any nonpublic information relating to the Company or any of its Subsidiaries to, or afford access to the property, books or records of the Company or its Subsidiaries to, any Third Party that to the knowledge of the Company is seeking to make, or has made, an Acquisition Proposal or (iii) approve, endorse, recommend or enter into any agreement or any letter of intent or agreement in principle with respect to any Acquisition Proposal; provided, however, the Company shall be permitted to take the actions described in clauses (i) through (iii) of this Section 5.3(b) with respect to any Excluded Party (but only in the case of clause (iii) above, only to the extent provided in, and in compliance with Section 5.3(c) and (d)). Notwithstanding the foregoing, at any time after the Solicitation Period End-Date and prior to obtaining the Stockholder Approval, the Company or the Board of Directors, directly or indirectly through its Representatives, may furnish information concerning the businesses, properties or assets of the Company or any of its Subsidiaries (provided, that, prior to furnishing any nonpublic information, the Company receives from the applicable Third Party a duly executed Acceptable Confidentiality Agreement) to any Person or group, and may engage in discussions and negotiations with such Person or group concerning an Acquisition Proposal if: (A) such Person or group has submitted an Acquisition Proposal which the Board of Directors determines in good faith, after consultation with its financial advisor and outside counsel, is reasonably likely to result in a Superior Proposal which did not result from a breach by the Company of this Section 5.3(b) and (B) the Board of Directors determines in good faith, after consultation with outside counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable Law.

(c) Except as set forth in this Section 5.3(c), neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Buyer or Merger Sub, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in clauses (i) and (ii) of this Section 5.3(c), an “Adverse Recommendation Change”) or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, the Board of Directors shall be permitted (A) to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, subject to compliance with Sections 5.3(d) and 7.2, if the Board of Directors has received an Acquisition Proposal that, in the Board of Directors’ good faith determination, constitutes a Superior Proposal after having complied with, and giving effect to all of the adjustments which may be offered by Buyer pursuant to clause (d) below, and the Board of Directors shall have determined in good faith, after consultation with its financial advisors and outside counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable Law, or (b) to make an Adverse Recommendation Change described in clause (i) of such definition, if the Board of Directors shall have determined in good faith, after consultation with its financial advisors and outside counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable Law.

(d) The Company shall promptly (within 24 hours) advise the Buyer of receipt by the Company of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or request (it being understood that such material terms do not have to include the identity of the Third Party), and shall promptly (within 24 hours) advise the Buyer of any amendments to any such request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in the last sentence of Section 5.3(b), the Company shall notify Buyer orally and in writing that it proposes to furnish information and/or enter into discussions or negotiations as provided therein. The Company shall not be entitled to effect an Adverse Recommendation Change or to terminate this Agreement as permitted under Section 5.3(c) above unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Buyer that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action, including with such Notice of Superior Proposal, a copy of the relevant proposed transaction agreements with the Third Party making such Superior Proposal (redacted to exclude the identity of such Third Party), to the extent in the Company’s possession, (ii) during the four (4) Business Day period following Buyer’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its financial and legal advisors, to negotiate with Buyer and Merger Sub in good faith (to the extent Buyer and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of such four (4) Business Day period, the Board of Directors shall have determined in good faith, taking into account any changes to the terms of this Agreement proposed by Buyer to the Company in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.3(d) (provided that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period).

(e) Nothing contained in this Section 5.3 or any other provision of this Agreement shall prohibit the Company or its Board of Directors, directly or indirectly through advisors, agents or other intermediaries, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making any disclosure or recommendation to the Company’s stockholders, if, after consultation with its financial advisors and outside counsel, the Board of Directors determines in good faith that failing to do so would be inconsistent with its fiduciary duties under applicable Laws; provided that (x) any recommendation in connection with the commencement of a tender offer or exchange offer with respect to the Shares, other than a recommendation against acceptance of such offer or a “stop-look-and-listen” communication to the stockholders of the Company which is limited to the statements described in Rule 14d-9(f) of the Exchange Act, shall be subject to Section 5.3(c) and shall deemed to constitute an Adverse Change Recommendation for purposes of Section 5.3(c) and Section 7.1(d)(i), and (y) nothing in this Section 5.3(e) shall be deemed to render any such action or disclosure which would otherwise constitute an Adverse Recommendation Change from no longer being considered to be an Adverse Recommendation Change.

(f) Prior to the termination of this Agreement in accordance with Article VII, nothing contained in this Section 5.3 shall limit in any way the obligation of the Company to convene and hold the Company Stockholders Meeting in accordance with Section 5.2 of this Agreement and (ii) the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the transactions contemplated by this Agreement.

Section 5.4  Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and similar Taxes and fees (including any penalties and interest) imposed upon the Company or any of its Subsidiaries, or any of its stockholders, in connection with the Merger (including any real property transfer Tax and any similar Tax) shall be paid by the Company when due.

Section 5.5  Access to Information.

(a) From the date hereof to the Effective Time and subject to applicable Law, upon reasonable notice, the Company shall, and shall cause its officers, directors and employees to, (i) provide Buyer and its authorized representatives, including without limitation, lenders and financial and other advisors, with reasonable access during normal business hours to the facilities, properties, plants, offices, employees, auditors, authorized representatives, books and records of the Company and its Subsidiaries and (ii) furnish to Buyer and its authorized representatives, including without limitation, lenders and financial and other advisors, such financial, operating and other data and other information on the business and properties of the Company and its Subsidiaries as Buyer may from time to time reasonably request; provided that Buyer and Merger Sub agree that any such access will give due regard to minimizing interference with the operations, activities and employees of the Company and its Subsidiaries.

(b) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.5 shall require the Company or its Affiliates to disclose any information to Buyer if such disclosure (i) would be in violation of applicable Laws or agreements or (ii) would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation, including entering into customary joint defense agreements).

(c) Buyer shall, and shall cause its Affiliates and each of their respective officers, directors, employees, financial advisors, counsel and agents to hold in strict confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Buyer or an Affiliate of Buyer, dated May 1, 2008 (the “Confidentiality Agreement”).

Section 5.6  Governmental Filings.

(a) Each of Buyer, Merger Sub and the Company agree to make appropriate filings pursuant to the HSR Act and any applicable foreign antitrust, competition or merger control Laws with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and/or any such applicable foreign Law, and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or to obtain any Consents under the HSR Act and/or such foreign Law, as soon as practicable. Without limiting the foregoing, Buyer, Merger Sub and the Company shall file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement no later than seven Business Days after the date the transactions contemplated hereby are publicly announced. Subject to restrictions required by Law, each of Buyer, Merger Sub and the Company shall promptly supply, and shall cause their affiliates or owners promptly to supply, the others with any information which may be reasonably required in order to make any filings or applications pursuant to this Section 5.6(a).

(b) Each of Buyer, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with other parties in doing, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction (each, an “Antitrust Authority”) to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger (“Antitrust Prohibition”), or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the Outside Date. Except as expressly contemplated by this Agreement, neither Buyer nor Merger Sub shall, and Buyer shall cause its Affiliates not to, take any action (including any acquisition of businesses or assets) which would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement due to the actions of any Antitrust Authority; by Buyer, Merger Sub or the Company, as applicable. Buyer and Merger Sub acknowledge and agree that in the event that any Affiliate of Buyer or Merger Sub take any such action that it shall be deemed to be a breach of this Agreement by Buyer and Merger Sub. In the event that any action is threatened or instituted challenging the Merger as violative of any antitrust Law, the Buyer, Merger Sub and the Company shall use their reasonable best efforts to take and cause their Affiliates to take all action necessary to avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Buyer, Merger Sub and the Company shall use their reasonable best efforts to take promptly, and cause their Affiliates to take promptly, any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Outside Date.

(c) Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, Buyer and Merger Sub shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company, Buyer, Merger Sub or Sponsor, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. The Company, Buyer and Merger Sub shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Notwithstanding anything to the contrary in this Section 5.6(c), materials provided to the other party or its outside counsel may be redacted to remove any estimate of the valuation of the Company, its business or its shares, or identifying other potential acquirers. The Company shall cooperate with Buyer, Merger Sub and Sponsor, and shall use its reasonable best efforts to assist Buyer, Merger Sub and Sponsor, in resisting and reducing any action required by this Section 5.6. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

Section 5.7  Approvals and Consents.

The parties shall cooperate with each other and use their reasonable best efforts to obtain all necessary Consents, including, without limitation, (a) all Consents of any Governmental Entity including those described in Section 5.6 and (b) all Consents set forth in Section 3.5(b) of the Company Disclosure Schedule or described in Section 3.5(b), in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such Consents.

Section 5.8  Public Announcements.  The Company, Merger Sub and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written consent, which consent shall not be unreasonably withheld or delayed, except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange or Nasdaq rule or any listing agreement of any party hereto.

Section 5.9  Indemnification; Insurance.

(a) For a period of six years following the Effective Time, Buyer shall cause the Surviving Corporation to comply with all obligations of the Company that were in existence or in effect as of the date hereof, under Law, its certificate of incorporation, bylaws or by contract, and to indemnify, defend and hold harmless (and also advance expenses as incurred to the fullest extent permitted under applicable Law to) each Person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, expenses (including, without limitation, counsel fees and expenses), settlement payments or other Liabilities arising out of or in connection with any claim, demand, action, suit, investigation or other Legal Proceeding based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer or director of the Company or any of its Subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time. The parties hereto intend, to the extent not prohibited by applicable Law, that the indemnification provided for in this Section 5.9 shall apply without limitation to acts or omissions (other than illegal acts or acts of fraud), or alleged acts or omissions (other than illegal acts or acts of fraud), by the Indemnified Persons in their capacities as officers or directors, as the case may be. Buyer hereby guarantees the payment and performance of the Surviving Corporation’s obligations in this Section 5.9. Each Indemnified Person, and his or her heirs and legal representatives, is intended to be a third party beneficiary of this Section 5.9 and may specifically enforce its terms. This Section 5.9 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or any of its Subsidiaries or under the Company’s or any such Subsidiary’s certificate of incorporation, bylaws or other organization documents.

(b) For a period of six years following the Effective Time, Buyer shall cause the Surviving Corporation to maintain policies of directors’ and officers’ liability insurance covering each Person who was a director or officer of the Company or any of its Subsidiaries at any time prior to the Effective Time with respect to claims arising from facts or events that occurred on or prior to the Effective Time and providing at least the same coverage and amounts and containing terms that are not less advantageous to the insured parties than those contained in the policies of directors’ and officers’ liability insurance in effect as of the date hereof; provided that in no event shall the Surviving Corporation be required to maintain such current policies if it is required to pay aggregate annual premiums under this Section 5.9(b) in excess of 275% of the amount of the current annual premium paid by the Company. In the event that Buyer is required to pay in excess of such amount, it shall only be obligated to provide a policy with the best coverage Buyer is reasonably able to obtain for such 275% amount.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.

Section 5.10  Notification of Certain Matters.  The Company shall give prompt notice to Buyer and Merger Sub, and Buyer and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, causes any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect or would reasonably be expected to cause any condition set forth in Article VI not to be satisfied in any material respect as of the Closing, and (b) any material failure of the Company, Buyer or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to the parties.

Section 5.11  Obligations of Merger Sub; Voting of Shares.  Buyer shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Buyer shall vote any Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholders Meeting.

Section 5.12  Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) contesting any Legal Proceeding or Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (b) executing any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to cause the Effective Time to occur as soon as practicable after the Stockholder

Approval. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 5.13  Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14  Director Resignations.  At the Closing, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer of the resignation of all directors of the Company and all directors of any Subsidiary designated by Buyer to the Company in writing at least fifteen (15) days prior to the Closing.

Section 5.15  Employment and Employee Benefits Matters; Other Plans.

(a) During the one-year period commencing at the Effective Time, Buyer shall cause the Surviving Corporation to provide to employees of the Company and its Subsidiaries (the “Continuing Employees”) compensation (such term to include salary, bonus opportunities, commissions and severance) and benefits (including the costs thereof to Employee Plan participants) that are in the aggregate, no less favorable than (with such benefits measured in the aggregate, as opposed to on an employee-by-employee basis) the compensation and benefits being provided to Continuing Employees immediately prior to the Effective Time under the Company’s Employee Plans (excluding for purposes of calculating a Continuing Employee’s level of compensation and benefits immediately prior to the Effective Time, options, restricted stock units or other equity-based compensation, and any retention or other change in control related compensation); provided, however, that, nothing herein shall (i) prevent the amendment or termination of any Employee Plan in accordance with the terms of any such Employee Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform to or comply with applicable Law (ii) limit the right of the Buyer or the Surviving Corporation to terminate any Continuing Employee after the Closing Date.

(b) As of and after the Effective Time, Buyer shall cause the Surviving Corporation to recognize service with the Company and its Subsidiaries (and their predecessor entities) prior to the Effective Time (“Prior Service”) (to the extent the Company recognized such service for corresponding benefits) under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Continuing Employees as of and after the Effective Time by Buyer, its Subsidiaries or the Surviving Corporation (excluding in all cases benefit accruals under any qualified or non-qualified defined benefit pension plan). With respect to each “Buyer Plan” that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer and its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations (to the extent waived, satisfied or inapplicable under the Company’s corresponding Employee Plan) and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(c) This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto. Nothing in this Section 5.15 shall confer any rights or remedies of any kind or description upon any Continuing Employee, or their respective successors and assigns. Nothing contained herein shall constitute an amendment or modification of any Employee Plan.

Section 5.16  Financing Efforts.

(a) Each of Buyer and Merger Sub shall, and shall cause each of its Affiliates to, use its reasonable best efforts to obtain the Financing contemplated by the Commitment Letters, including using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) satisfy, on a timely basis taking into account the expected timing of the Marketing Period and the Outside Date, all conditions applicable to Buyer and Merger Sub that are within its control to obtaining the Financing set forth therein (including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing), (iii) enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Commitment Letters or on terms no less favorable to Buyer (as determined in the good faith judgment of Buyer), and (iv) consummate the Financing at or prior to the Closing Date, but in no event later than the Outside Date (including using its reasonable best efforts to cause the Lenders and other Persons providing Financing to provide such financing). Buyer shall not, without the prior written consent of the Company, amend, modify or supplement (including in the definitive documents) (x) any of the conditions or contingencies to funding contained in the Commitment Letters, or (y) any other provision of the Commitment Letters, in either case to the extent such amendment, modification or supplement could reasonably be expected to have the effect of (A) adversely affecting the ability of Buyer or Merger Sub to timely consummate the transactions contemplated hereby, or (B) amending, modifying or supplementing the conditions or contingencies to funding in a manner materially adverse to the Company or the holders of Shares (provided that Buyer agrees to use its commercially reasonable efforts to consult with the Company in good faith with respect to any amendments, modifications or supplements that would be adverse to the Company or the holders of Shares). In the event that any portion of the Financing contemplated by the Commitment Letters becomes unavailable other than due to the breach of representations and warranties or covenants of the Company or a failure of a condition to be satisfied by the Company after providing notice to the Company and a reasonable opportunity to cure, Buyer shall notify Company and use its reasonable best efforts to arrange alternative financing from the same or other sources on terms and conditions not materially less favorable in the aggregate to Buyer (as determined in the good faith judgment of Buyer) than those contained in the Commitment Letters as of the date hereof, and in amount sufficient to timely (taking into account the expected timing of the Marketing Period and the Outside Date) consummate the transactions contemplated hereby on the terms and conditions set forth herein and not materially less favorable in the aggregate to Buyer (as determined in the good faith judgment of Buyer) than those contained in the Commitment Letters as of the date hereof. In the event all conditions applicable to the Commitment Letters (other than in connection with the Debt Financing, the availability or funding of the Equity Financing) have been satisfied, Buyer shall use its reasonable best efforts to cause Lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date. Buyer shall use its reasonable best efforts to satisfy on or before the Closing all requirements of the definitive agreements pursuant to which the Financing will be obtained. Buyer shall give the Company prompt notice of any breach by any party to either of the Commitment Letters of which Buyer becomes aware or any termination of either of the Commitment Letters. Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of the Financing. For purposes of this Agreement, “Marketing Period” shall mean the first period of twenty (20) consecutive Business Days after the date hereof throughout which (i) Buyer shall have the Required Information that the Company is required to provide to Buyer pursuant to Section 5.16(b) and (ii) the conditions set forth in Section 6.1 and Section 6.3 shall have been satisfied (as if the first date of such 20 consecutive Business Day period were the Closing Date) and nothing shall have occurred and no condition shall exist that would cause any of the conditions set forth in Section 6.1 or Section 6.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, however, that (A) if the Marketing Period has not been completed on or prior to August 15, 2008, the Marketing Period shall commence no earlier than September 2, 2008, (B) if the Marketing Period has not been completed on or prior to December 19, 2008, the Marketing Period shall commence no earlier than January 5, 2009, (C) the Marketing Period shall not be deemed to have commenced if, (x) prior to the completion of the Marketing Period, Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any year end financial statements of the Company or (y) the financial statements included in the Required Information that is available to the Buyer on the first day of any such twenty (20) consecutive Business Day period would not be sufficiently current on any day during such (20) consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the (20) consecutive Business Day period and (D) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated.

(b) Prior to the Effective Time, the Company agrees to provide, and to cause its Subsidiaries to provide, and to use its reasonable best efforts to cause its Representatives, to provide, all reasonable cooperation in connection with the arrangement of the Financing as is customary and that may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including (i) assisting in the preparation for, and participating in a reasonable number of road shows, due diligence sessions, drafting sessions, meetings and marketing presentations, and similar presentations, to and with prospective lenders, investors and rating agencies, at times reasonably acceptable to the Company; (ii) assisting with the preparation of materials for rating agency presentations, offering memoranda, private placement memoranda, bank information memoranda (including the delivery of one or more customary representation letters as contemplated in the Debt Financing Letter), prospectuses and similar documents required in connection with the Financing; (iii) cooperating in the preparation of, and executing and delivering (for effectiveness at and after the Effective Time) any, pledge and security documents, other definitive financing documents, and other certificates, legal opinions or documents as may be reasonably requested by Buyer (including, subject to Buyer’s compliance with Section 4.10, a certificate of the chief financial officer of the Company and its Subsidiaries with respect to solvency matters) and obtaining consents of accountants for use of their reports in any materials relating to the Debt Financing and otherwise reasonably facilitating the pledging of collateral at and after the Effective Time; provided, however, that no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time; (iv) furnishing Buyer and its Financing sources as promptly as practicable (and in any event no later than 20 Business Days prior to February 13, 2009) with financial information regarding the Company and its Subsidiaries, as may be reasonably requested by Buyer reasonably in advance of such date, including (A) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2005, December 31, 2006, and December 31, 2007, and the related audited statements of income, stockholders’ equity and cash flows for the years then ended, and the notes and schedules thereto, (B) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2008 (and as of the end of any subsequent quarterly period ended no less than 40 days prior to the Closing Date), and the related unaudited statements of income, stockholders’ equity and cash flows for the three month period then ended (and for the period from the beginning of 2008 to the end of any quarterly period ended no less than 40 days prior to the Closing Date) (for which periods, the independent public accountants shall have performed an SAS 100 review) and for the comparable periods of 2007 (which, for the avoidance of doubt, an SAS 100 review by the independent public accountants for the quarter ended December 31, 2007 shall not be required), (C) all financial information related to the Company reasonably required by Buyer for Buyer to produce the pro forma financial statements required to be delivered pursuant to Exhibit E to the Debt Commitment Letter, (D) all other financial statements and financial data of the Company and its Subsidiaries that is of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 and other than “Compensation Discussion and Analysis” information required by Item 402 of Regulation S-K) and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of debt securities contemplated by the Debt Financing at the time during the Company’s fiscal year that such offerings will be made (the information required to be delivered pursuant to this clause (iv) being referred to as “Required Financial Information”); (v) furnishing Buyer and its Financing sources as promptly as practicable (and in any event no later than 20 Business Days prior to February 13, 2009) such other pertinent information as may be reasonably requested by Buyer reasonably in advance of such date, (vi) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys, appraisals, environmental reports and title insurance as may be reasonably requested by Buyer; (vii) permitting the prospective lenders or investors involved in the Financing to evaluate the Company’s accounts receivable, inventory, properties, current assets, cash management and accounting systems, policies and procedures relating thereto, and to assist the prospective lenders or investors with field audits and collateral and asset examinations, in each case for the purpose of establishing collateral eligibility and values; (viii) establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; (ix) using commercially reasonable efforts to obtain any necessary rating agencies’ confirmation or approvals for the Debt Financing; and (x) taking corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company, including any high yield debt financing, by the Company and its Subsidiaries immediately following the Effective Time or the entering into one or more credit agreements or other instruments on terms satisfactory to Buyer in connection with the Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrence by the Company is contemplated in the Debt Commitment Letter; provided further that none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time except for any liabilities that are conditioned on the Effective Time having occurred. The Company and its counsel shall be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any road shows conducted in connection with the Financing, and Buyer shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. If this Agreement is terminated prior to the Effective Time, Buyer and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing or any alternative financing and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries expressly for use in connection therewith). The Company hereby consents to the reasonable use of its and the Company Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and its or their marks.

Section 5.17  Certain Employment and Severance Agreements.

Prior to the Effective Time, the Company shall take all such actions as may be reasonably necessary to cause each employment agreement or severance agreement between the Company and any Company Employee to be amended such that in no event will the Company and/or Buyer (or their respective Affiliates) be required, as a result of the Merger or any transaction or event contemplated by this Agreement, to fund, through a grantor trust described in Section 671 of the Code or similar arrangement, the payment of any amounts that are or could become payable to the Company Employee pursuant to such agreement and/or any other Employee Plan.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party hereto to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a) this Agreement and the Merger shall have received the Stockholder Approval in accordance with the DGCL and the certificate of incorporation of the Company;

(b) no statute, rule, executive order or regulation shall have been enacted, issued, entered or promulgated by any Governmental Entity which prohibits the consummation of the Merger (which, for the avoidance of doubt, in any event, shall not include the failure to obtain or delay of any consents or approvals required from federal and state regulatory authorities and programs with respect to healthcare licenses and supplier numbers), and there shall be no order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, in effect preventing or prohibiting consummation of the Merger; and

(c) any waiting period applicable to the Merger under the HSR Act and any applicable foreign antitrust, competition, or merger control Laws shall have terminated or expired.

Section 6.2  Conditions to the Obligations of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following further conditions: (i) each of Buyer and Merger Sub shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Buyer and Merger Sub contained in this Agreement (disregarding all qualifications and exceptions regarding materiality or Buyer Material Adverse Effect) or in any other document delivered pursuant hereto shall be true and correct in all respects (except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Buyer Material Adverse Effect) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (iii) at the

Closing, the Company shall have received a certificate signed on behalf of Buyer and Merger Sub by an executive officer of each of Buyer and Merger Sub to the foregoing effect.

Section 6.3  Conditions to the Obligations of Buyer and Merger Sub.  The respective obligations of Buyer and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following further conditions: (i) the Company shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in Section 3.10(a) shall be true and correct in all respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time; the representations of the Company contained in Section 3.3, Section 3.4, and Section 3.24 (disregarding all qualifications and exceptions regarding materiality or Company Material Adverse Effect) shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and all other representations and warranties of the Company contained in this Agreement or in any other document delivered pursuant hereto (disregarding all qualifications and exceptions regarding materiality or Company Material Adverse Effect) shall be true and correct in all respects (except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Company Material Adverse Effect) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (iii) at the Closing, Buyer and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.

ARTICLE VII

TERMINATION

Section 7.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Buyer and the Company;

(b) by either Buyer or the Company if:

(i) the Merger has not been consummated by February 15, 2009 (the “Outside Date”); provided, that no party may terminate this Agreement pursuant to this Section 7.1(b)(i) if such party’s material breach of this Agreement shall have been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) (A) there shall be any applicable United States Law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited or (B) any Governmental Entity having competent jurisdiction shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action is or shall have become nonappealable (which, for the avoidance of doubt, in the case of either clause (A) or (B) herein, shall not include the failure to obtain or delay of any consents or approvals required from federal and state regulatory authorities and programs with respect to healthcare licenses and supplier numbers); provided, that the party seeking to terminate pursuant to this Section 7.1(b)(ii)(B) shall have used its reasonable best efforts to challenge such Order or other action; or

(iii) this Agreement and the Merger fails to receive the Stockholder Approval at the Company Stockholders Meeting (or any postponement or adjournment thereof) at which a vote on the adoption of this Agreement and approval of the Merger was taken.

(c) by the Company if:

(i) prior to obtaining the Stockholder Approval, the Board of Directors has determined to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 5.3(c) and prior to and concurrently with such termination, the Company pays the fee specified in Section 7.2(b)(ii) (subject to the proviso in Section 7.2(b));

(ii) the Company is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there shall have been a breach of any representation or warranty on the part of Buyer or Merger Sub set forth in this Agreement that would reasonably be expected to cause any condition set forth in Section 6.1 or Section 6.2 not to be satisfied (and any such breach or inaccuracy has not been cured within twenty (20) Business Days after the receipt of written notice thereof); or

(iii) the Company is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there shall have been a breach of any covenants on the part of Buyer or Merger Sub set forth in this Agreement that would reasonably be expected to cause any condition set forth in Section 6.1 or Section 6.2 not to be satisfied (and such breach or inaccuracy has not been cured within twenty (20) Business Days after the receipt of written notice thereof).

(d) by Buyer if:

(i) (A) the Board of Directors shall have made an Adverse Recommendation Change; (B) the Company enters into an Alternative Acquisition Agreement; or (C) the Company fails to include in the Proxy Statement a recommendation in favor of the approval and adoption of this Agreement and the Merger;

(ii) Buyer and Merger Sub are not in material breach of their representations, warranties, covenants and agreements under this Agreement and there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement that would reasonably be expected to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied (and such breach or inaccuracy has not been cured within twenty (20) Business Days after the receipt of written notice thereof); or

(iii) Buyer and Merger Sub are not in material breach of their representations, warranties, covenants and agreements under this Agreement and there shall have been a breach of any covenants or agreements on the part of the Company set forth in this Agreement that would reasonably be expected to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied (and such breach or inaccuracy has not been cured within twenty (20) Business Days after the receipt of written notice thereof).

(e) The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party pursuant to Section 8.2, specifying the provision or provisions thereof, pursuant to which such termination is effected.

Section 7.2  Effect of Termination.

(a) In the event of the termination of this Agreement and abandonment of the Merger pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party (or its Affiliates, directors, officers or stockholders) to the other parties hereto; except (i) as provided in Section 7.2(b) and (ii) subject to the limitation set forth in Section 7.2(d), each party will be fully liable for such party’s willful failure to perform in all material respects any of its covenants or willful breach of its representations and warranties. The provisions of this Section 7.2, Section 5.5(c) and Article VIII shall survive any termination hereof pursuant to Section 7.1.

(b) If, but only if, the Agreement is terminated by:

(i) (A) either party pursuant to Section 7.1(b)(iii) or by Buyer pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), and (B) the Company (x) receives or has received an Acquisition Proposal subsequent to the execution of this Agreement, and (y) within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates a transaction regarding any Acquisition Proposal (whether or not such Acquisition Proposal was the same as the Acquisition Proposal that was received, originally announced, or made known subsequent to the execution of this Agreement), then the Company shall pay, or cause to be paid to Buyer an amount equal to $28,400,000 (the “Termination Fee”), not later than the second Business Day following the date of the consummation of such transaction regarding an Acquisition Proposal (provided, that for purposes this Section 7.2(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%” and provided further that, in the case of a termination pursuant to Section 7.1(b)(iii), the amount of such Termination Fee shall be reduced by the amount of any expenses previously paid by the Company pursuant to Section 7.2(b)(iii) below);

(ii) the Company pursuant to Section 7.1(c)(i) or the Buyer pursuant to Section 7.1(d)(i), then the Company shall pay, or cause to be paid to Buyer the Termination Fee at the time of termination in the case of termination pursuant to Section 7.1(c)(i), or not later than the second Business Day following the date of such termination in the case of termination pursuant to Section 7.1(d)(i);

(iii) either party pursuant to Section 7.1(b)(iii) (or a termination by the Company pursuant to a different section at a time when the Agreement was terminable pursuant to Section 7.1(b)(iii)), then the Company shall promptly, but in no event later than three Business Days after being notified of such by Buyer, pay Buyer all reasonable and documented out-of-pocket expenses incurred by Buyer and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement (including the Financing), in an amount not to exceed $15,000,000; provided further, that in the event such termination occurs between January 1, 2009 and the Outside Date, the Company shall promptly, but in no event later than three Business Days after being notified of such by Buyer, pay Buyer an additional amount for expenses (net of interest earned on such escrow) incurred by Buyer and Merger Sub in connection with unwinding any escrow funded in connection with the Debt Financing in an amount not to exceed $20,000,000.00; or

(iv) by the Company pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), then in the circumstances specified in Section 7.2(a), Buyer shall pay the Company a termination fee of $37,900,000 (the “Reverse Termination Fee”) not later than the second Business Day following the date of such termination; or

provided, however, that in the event that this Agreement is terminated pursuant to Sections 7.1(c)(i) or 7.1(d)(i) and either (A) such termination occurs prior to the Solicitation Period End-Date, or (B) the Company enters into a definitive agreement with an Excluded Party with respect to a Superior Proposal in connection with Section 5.3 within 10 days following the Solicitation Period End-Date, then the Company shall pay the Buyer a Termination Fee equal to $18,900,000 instead of $28,400,000.

(c) Notwithstanding anything in this Agreement to the contrary:

(i) in the event the Termination Fee is due and payable, the payment of such Termination Fee shall be the sole and exclusive remedy of Buyer and Merger Sub with respect to a termination of this Agreement pursuant to Section 7.1(b)(iii), Section 7.1(c)(i) and Section 7.1(d)(i); and

(ii) the parties agree that in no event shall the Company or the Buyer be required to pay the Termination Fee or the Reverse Termination Fee, as the case may be, on more than one occasion.

(d) In the event of a termination of this Agreement, the Company agrees that to the extent Buyer and/or Merger Sub has any liability pursuant to Section 7.2(a)(ii) or otherwise under this Agreement, then (i) the maximum aggregate liability of Buyer and Merger Sub hereunder, in the aggregate for all such Company damages shall be limited to (A) $37,900,000 inclusive of amounts paid pursuant to Section 7.2(b)(iv) (the “Buyer Liability Limitation”), (ii) the maximum liability of the Sponsor, directly or indirectly, shall be limited to the express obligations of the Sponsor under the Limited Guarantee, and (iii) in no event shall the Company or its Affiliates or Representatives seek (and the Company shall cause its controlled Affiliates and Representatives not to seek) any (x) equitable relief or equitable remedies of any kind whatsoever or (y) money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages other than damages in an amount not in excess of the Buyer Liability Limitation, in each case against or from Buyer or Merger Sub or the former, current or future stockholders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Buyer, Merger Sub or Sponsor or any former, current or future stockholder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner or assignee of any of the foregoing.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Nonsurvival of Representations and Warranties.  The representations and warranties made herein and in any document delivered pursuant hereto shall not survive beyond the Effective Time or a termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 8.2  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given or made (a) when delivered personally, (b) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, (c) on the third Business Day after being mailed by certified mail (postage prepaid, return receipt requested) or (d) on the next Business Day after deposit with a recognized overnight courier guaranteeing next Business Day delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Buyer or Merger Sub to:	Sky Acquisition LLC c/o The Blackstone Group 345 Park Avenue New York, New York 10154 Attention: Neil P. Simpkins Facsimile: (212) 583-5712

with copies (which shall not constitute notice) to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: William R. Dougherty Facsimile: (212) 455-2502

if to the Company to:	Apria Healthcare Group Inc. 26220 Enterprise Court Lake Forest, California 92630 Attention: General Counsel Facsimile: (949) 639-4332

with a copy (which shall not constitute notice) to:	Gibson Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071 Attention: Jeffrey A. Le Sage, Esq. Facsimile: (213) 229-6504

Munger, Tolles & Olson LLP 355 South Grand Avenue Los Angeles, CA 90071-1560 Attention: Robert E. Denham, Esq. Facsimile: (213) 683-5104

Section 8.3  Expenses.  Except as otherwise provided herein, each of the parties hereto will bear all legal, accounting, investment banking and other fees, expenses and costs incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

Section 8.4  Disclosure Generally.  Except with respect to Section 5.1 of the Company Disclosure Schedule, any matter set forth in one item of the Company Disclosure Schedule need not be set forth in any other item of the Company Disclosure Schedule so long as its relevance to the other sections or subsections of the Company Disclosure Schedule or section of this Agreement is reasonably apparent on the face of the information disclosed in the Company Disclosure Schedule. The fact that any item of information is disclosed in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Buyer Material Adverse Effect” or “Company Material Adverse Effect” or other similar terms in this Agreement.

Section 8.5  Personal Liability.  This Agreement shall not create or be deemed to create or permit any personal Liability or obligation on the part of any direct or indirect stockholder of the Company or Buyer or any officer, director, employee, agent, representative or investor of any party hereto.

Section 8.6  Amendment.  This Agreement may be amended by action taken by the Company, Buyer and Merger Sub at any time before the Effective Time; provided, however, that after Stockholder Approval, no amendment shall be made which would reduce the amount or change the kind of consideration to be received in exchange for the Shares and the Stock Options upon consummation of the Merger or effect any other change not permitted by Section 251(d) of the DGCL. This Agreement may be amended only by an instrument in writing signed by the parties hereto.

Section 8.7  Extension; Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) subject to the proviso of Section 8.6, waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only against such party and only if set forth in an instrument, in writing, signed by such party. The failure or delay by any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights nor shall any single or partial assertion of a right preclude any other or further assertion thereof or the exercise of any other right. Except as provided in Section 7.2(d) and Section 8.11, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.8  Binding Effect; Assignment.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except for (a) the rights of the Company’s stockholders and option holders to receive the Per Common Share Amount and the Option Consideration, respectively, following the Effective Time, and (b) as provided in Sections 2.10(i) and 5.9, nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 8.8 shall be null and void and of no effect, provided that Buyer may assign this Agreement to any of its Affiliates without the consent of the Company; provided, further, that no such assignment will relieve Buyer of its obligations hereunder.

Section 8.9  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

Section 8.10  Jurisdiction.  The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought and determined in the Court of Chancery of the State of Delaware and any appeal taken therefrom shall be brought and determined in the Supreme Court of the State of Delaware (unless the Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, the Legal Proceeding shall be filed in any Delaware state or federal court within the State of Delaware and any appeals therefrom shall be brought and determined in the appropriate, respective, appellate court), and each of the parties consents to the jurisdiction of such courts and appellate courts in any such Legal Proceeding and hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any such Legal Proceeding in any such court or that any Legal Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court, and the parties are hereby deemed to consent to such service. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party. The parties separately agree that any Legal Proceeding contending that this Agreement is invalid, void ab initio, or voidable on any grounds, including fraud in the inducement, is subject to the jurisdictional and venue provisions set forth in this Section 8.10, and that this Section 8.10 is separable and fully enforceable without regard to the enforceability of this Agreement as a whole or any other portion of it.

Section 8.11  Specific Performance.  The parties hereby acknowledge and agree that the failure of the Company to perform its agreements and covenants hereunder in accordance with their specific terms, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to Buyer and Merger Sub, for which damages, even if available, will not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any valid termination of this Agreement pursuant to Section 7.1, Buyer and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at Law. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy available to the Company set forth in Section 7.2(d).

Section 8.12  Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13  Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.14  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 8.15  Entire Agreement.  This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement and the documents and agreements referred to herein that are entered into as of the date hereof or that are to be entered into as of the Closing constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof.

Section 8.16  Facsimile Signature.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 8.17  No Presumption Against Drafting Party.  Each of Buyer, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SKY ACQUISITION LLC

By:
Name:

Title:

SKY MERGER SUB CORPORATION

By:
Name:
Title:

APRIA HEALTHCARE GROUP INC.

By:
Name:

Title:

APPENDIX B

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

APPENDIX C

Goldman, Sachs & Co. 85 Broad Street New York, New York 10004
Tel: 212-902-1000 Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

June 18, 2008

The Board of Directors
Apria Healthcare Group Inc.
26220 Enterprise Court
Lake Forest, California 92630

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Apria Healthcare Group Inc. (the “Company”) of the $21.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of June 18, 2008 (the “Agreement”), by and among Sky Acquisition LLC (“Sky”), Sky Merger Sub Corporation, a wholly owned subsidiary of Sky (“Acquisition Sub”), and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Sky, The Blackstone Group L.P., an affiliate of Sky (“Blackstone”), and any of their respective affiliates or portfolio companies or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have provided certain investment banking and other financial services to the Company and its affiliates from time to time. We also have provided and are currently providing certain investment banking and other financial services to Blackstone and its affiliates and portfolio companies from time to time, including having acted as joint lead managing underwriter with respect to the public offering of 13,684,100 shares of common stock of New Skies Satellites NV, a portfolio company of Blackstone (“New Skies”), in May 2005; as joint lead managing underwriter with respect to the public offering of 33,350,000 shares of common stock of Nalco Holding Company, a portfolio company of Blackstone, in August 2005; as financial advisor to New Skies in connection with its sale in December 2005; as financial advisor to Freescale Semiconductor, Inc., a portfolio company of Blackstone, in December 2006; as financial advisor to Houghton Mifflin Company, a portfolio company of Blackstone, in December 2006; as co-manager with respect to the initial public offering of common units representing limited partnership interests of Blackstone in June 2007; as joint lead manager in the initial public offering of common stock of Orbitz LLC, a portfolio company of Blackstone, in July 2007; and as counterparty to certain interest rate and inflation swap transactions for TRW Automotive Inc., a portfolio company of Blackstone, in March 2008. We also may provide investment banking and other financial services to the Company, Sky, Blackstone and their respective affiliates and portfolio companies in the future. In connection with the above-described services we have received, and may receive, compensation. In addition,

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affiliates of Goldman, Sachs & Co. have co-invested with affiliates of Blackstone from time to time and may do so in the future. Affiliates of Goldman, Sachs & Co, also have invested in limited partnership units and managed private equity funds of affiliates of Blackstone and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management and approved for our use by the Company (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including their views on the risks and uncertainties of achieving the Forecasts. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $21.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the Short Term Liquidity Facility (as defined in the Agreement), the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company or Sky; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Sky, or class of such persons in connection with the Transaction, whether relative to the $21.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Sky or the ability of the Company or Sky to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $21.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

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